UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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AtriCure, Inc.

(Name of Registrant as Specified In Its Charter)

_________________________________________________________________________

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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i

ATRICURE, INC.

7555 Innovation Way

Mason, Ohio 45040

NOTICE OF 2018 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 22, 2018

To Our Stockholders:

You are cordially invited to attend the 2018 Annual Meeting of Stockholders (Annual Meeting) of AtriCure, Inc. (the Company or AtriCure). The Annual Meeting will be held at our principal executive offices located at 7555 Innovation Way, Mason, Ohio 45040 on Tuesday, May 22, 2018, for the following purposes, as more fully described in the accompanying proxy statement:

1.To elect eight directors to serve for a one-year term that expires at the 2019 Annual Meeting of Stockholders and until their successors have been duly elected and qualified;

2.To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2018;

3.To conduct an advisory vote on the compensation of our named executive officers as disclosed in this proxy statement;

4.To approve an amendment to the AtriCure, Inc. 2014 Stock Incentive Plan to increase the number of shares of common stock authorized for issuance thereunder by 850,000 and amend the provisions relating to equity awards payable to non-employee directors;

5.To approve the AtriCure, Inc. 2018 Employee Stock Purchase Plan; and

6.To transact such other business as may properly come before the Annual Meeting or any postponements or adjournments of the Annual Meeting.

The Annual Meeting will begin promptly at 9:00 a.m. EDT, and check-in will begin at 8:30 a.m. EDT. Only holders of record of shares of AtriCure common stock (Nasdaq: ATRC) at the close of business on March 23, 2018 will be entitled to notice of, and to vote at, the Annual Meeting and any postponements or adjournments of the Annual Meeting.

We continue to take advantage of U.S. Securities and Exchange Commission rules that allow companies to furnish their proxy materials over the Internet. As a result, we are mailing our stockholders a Notice of Internet Availability of Proxy Materials (Notice). The Notice contains instructions on how to access and review our proxy statement and 2017 Annual Report over the Internet. The Company believes that this process allows us to provide our stockholders with the information they need in a timely manner, while reducing the environmental impact and lowering the costs of printing and distributing our proxy materials.

A complete list of stockholders entitled to vote at the Annual Meeting will be available for examination by any stockholder for any purpose in connection with the Annual Meeting during normal business hours at our principal executive offices for a period of at least 10 days prior to the Annual Meeting.

By order of the Board of Directors,

/s/ M. Andrew Wade
M. Andrew Wade
Senior Vice President and Chief Financial Officer

Mason, Ohio
April 10, 2018

YOUR VOTE IS IMPORTANT!

EVEN IF YOU HAVE VOTED BY PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE ANNUAL MEETING. YOU MAY REVOKE YOUR PROXY AT ANY TIME BEFORE IT IS VOTED AT THE ANNUAL MEETING.

ATRICURE, INC.

***IMPORTANT NOTICE***

Regarding Internet Availability of Proxy Materials

for the Annual Meeting to be held on May 22, 2018

You are receiving this communication because you hold shares in the above company, and the materials you should review before you cast your vote are now available.

The proxy statement and annual report to security holders are available at:

http://ir.atricure.com/phoenix.zhtml?c=189981&p=proxy

ATRICURE, INC.

PROXY STATEMENT
FOR
2018 ANNUAL MEETING OF STOCKHOLDERS

The Board of Directors of AtriCure, Inc., a Delaware corporation, is soliciting the enclosed proxy from you. The proxy will be used at our 2018 Annual Meeting of Stockholders to be held on Tuesday, May 22, 2018, beginning at 9:00 a.m. EDT at our principal executive offices located at 7555 Innovation Way, Mason, Ohio 45040, and at any postponements or adjournments thereof. This proxy statement contains important information regarding the 2018 Annual Meeting of Stockholders. Specifically, it identifies the matters upon which you are being asked to vote, provides information that you may find useful in determining how to vote and describes the voting procedures.

In this proxy statement: the terms “we,” “our,” “us,” “AtriCure” and the “Company” each refer to AtriCure, Inc.; the term “Board” means our Board of Directors; the term “proxy materials” means this proxy statement, the enclosed proxy card and our Annual Report on Form 10-K for the year ended December 31, 2017, filed with the U.S. Securities and Exchange Commission (SEC); and the term “meeting” means our 2018 Annual Meeting of Stockholders, including any postponements or adjournments thereof.

QUESTIONS AND ANSWERS REGARDING THIS SOLICITATION

AND VOTING AT THE ANNUAL MEETING

How can I receive proxy materials?

Under rules adopted by the U.S. Securities and Exchange Commission (SEC), we are furnishing proxy materials to our stockholders primarily via the Internet, instead of mailing printed copies of proxy materials to each stockholder. On or about April 10, 2018, we began mailing to our stockholders a Notice of Internet Availability of Proxy Materials (Notice) containing instructions on how to access this proxy statement, the accompanying notice of annual meeting and our annual report for the fiscal year ended December 31, 2017 online. If you received the Notice by mail, you will not automatically receive a printed copy of proxy materials in the mail. Instead, the Notice instructs you on how to access and review all of the important information contained in the proxy materials. The Notice also instructs you on how you may submit your proxy via the Internet.

You can receive a printed copy of our proxy materials by following the instructions contained in the Notice regarding how you may request to receive your materials electronically or in printed form. Requests for printed copies of the proxy materials can be made by internet at http://www.proxyvote.com, by telephone at 1-800-579-1639 or by email at sendmaterial@proxyvote.com by sending a blank email with your control number in the subject line.

What information is contained in this proxy statement?

The information in this proxy statement relates to the proposals to be voted on at the meeting, the voting process, the compensation of our directors and most highly paid executive officers during 2017 and certain other required information.

Who is entitled to vote at the meeting?

Only stockholders who owned our common stock at the close of business on March 23, 2018 (the Record Date) are entitled to notice of and to vote at the meeting and at any postponements or adjournments thereof. If you are not a stockholder of record but hold shares in street name (that is, through a broker or nominee), you will need to provide proof of beneficial ownership as of March 23, 2018, such as your most recent brokerage account statement, a copy of the voting instruction card provided by your broker, trustee or nominee, or other similar evidence of ownership. All stockholders should be prepared to present photo identification for admittance.

What items of business will be voted on at the meeting?

The items of business scheduled to be voted on at the meeting are:

1.The election of eight nominees to serve as directors on our Board;

2.The ratification of the appointment of our independent registered public accounting firm for the 2018 year;

3.An advisory vote on the compensation of our named executive officers as disclosed in this proxy statement;

4.Amending the AtriCure, Inc. 2014 Stock Incentive Plan to (i) increase the number of shares of common stock authorized for issuance thereunder by 850,000 shares and (ii) amend the provisions relating to equity awards payable to non-employee directors; and

5.Approve the AtriCure, Inc. 2018 Employee Stock Purchase Plan.

These proposals are described more fully below. As of the date of this proxy statement, this is the only business that our Board intends to present or knows of that others will present at the meeting. If any other matter or matters are properly brought before the Annual Meeting, or any postponement or adjournment thereof, each properly executed proxy card will be voted in the discretion of the proxies named therein.

How does the Board of Directors recommend that I vote?

Our Board recommends that you vote your shares:

1.“FOR” each of the director nominees;

2.“FOR” the ratification of our independent registered public accounting firm for 2018;

3.“FOR” the approval of the compensation of our named executive officers;

4.“FOR” the amendment of the AtriCure, Inc. 2014 Stock Incentive Plan; and

5.“FOR” the approval of the AtriCure, Inc. 2018 Employee Stock Purchase Plan.

What are my voting rights?

On each matter to be voted upon, you have one vote for each share of common stock you own as of March 23, 2018. You may vote all shares owned by you as of March 23, 2018, including (1) shares held directly in your name as the stockholder of record and (2) shares held for you as the beneficial owner through a broker, trustee or other nominee such as a bank.

What constitutes a quorum?

A quorum is required to conduct business at the meeting. The presence at the meeting, in person or by proxy, of the holders of a majority of the shares of our common stock entitled to vote at the meeting will constitute a quorum. As of March 23, 2018,  35,076,680 shares of our common stock were outstanding. Both abstentions and broker non-votes are counted for the purpose of determining the presence of a quorum.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, you are considered, with respect to those shares, the stockholder of record, and these proxy materials are being sent directly to you by us. As the stockholder of record, you have the right to grant your voting proxy directly to the persons named as proxy holders or to vote in person at the meeting. We have enclosed a proxy card for your use.

If your shares are held in a brokerage account or by another nominee, you are considered the beneficial owner of shares held in street name, and these proxy materials are being forwarded to you together with a voting instruction card. As the beneficial owner, you have the right to direct your broker, trustee or nominee how to vote and are also invited to attend the meeting. Please note that since a beneficial owner is not the stockholder of record, you may not vote these shares in person at the meeting unless you obtain a “legal proxy” from the broker, trustee or nominee that holds your shares, which gives you the right to vote the shares at the meeting. Your broker, trustee or nominee has enclosed or provided voting instructions for your use in directing the broker, trustee or nominee as to how you would like them to vote your shares.

How can I vote my shares in person at the meeting?

Shares held in your name as the stockholder of record may be voted in person at the meeting. Shares held beneficially in street name may be voted in person only if you obtain a legal proxy from the broker, trustee or nominee that holds your shares, which gives you the right to vote the shares. Even if you plan to attend the meeting, we recommend that you also submit your proxy card or voting instructions as described below so that your vote will be counted if you later decide not to, or are unable to, attend the meeting.

Can I vote my shares without attending the meeting?

Whether you hold shares directly as the stockholder of record or beneficially in street name, you may direct how your shares are voted without attending the meeting. Stockholders of record may submit proxies by the internet by following the instructions in the Notice or by completing, signing and dating their proxy cards and mailing them in the accompanying pre-addressed envelope. Stockholders holding shares beneficially in street name may vote by following the instructions provided by the broker, trustee or nominee holding the shares.

What if I want to revoke and change my vote?

You may change your vote at any time prior to the vote at the meeting. If you are the stockholder of record, you may change your vote by granting a new proxy bearing a later date (which automatically revokes your earlier proxy), by providing a written notice of revocation to our Secretary prior to your shares being voted or by attending the meeting and voting in person. Please note that attending the meeting will not cause your previously granted proxy to be revoked unless you specifically so request. For shares you hold beneficially in street name, you may change your vote by submitting new voting instructions to your broker, trustee or nominee, or, if you have obtained a legal proxy from your broker, trustee or nominee which gives you the right to vote your shares, by attending the meeting and voting in person.

What vote is required to approve each item and how are votes counted?

The vote required to approve each item of business and the method for counting votes is set forth below:

•Election of Directors. AtriCure has adopted a majority voting standard for director elections which means that, subject to the provisions of Section 3.3 of our bylaws, in an uncontested election of directors (i.e., an election where the number of nominees does not exceed the number of directors to be elected at the meeting), each director shall be elected by the vote of the majority of the votes cast with respect to that director’s election at any meeting for the election of directors at which a quorum is present. In any election of directors that is not an uncontested election, directors shall be elected by a plurality of the votes cast. A “majority of the votes cast” means that the number of shares voted “for” a director must exceed the number of votes cast “against” that director’s election. “Abstentions” and “broker non-votes” shall not be counted as votes cast with respect to a director’s election. You may vote “FOR” all of the director nominees or “WITHHOLD” your vote for any or all director nominees. A properly executed proxy marked “WITHHOLD” with respect to the election of one or more director nominees will not be voted with respect to the director or directors indicated.

•Ratification of Independent Registered Public Accounting Firm. For the approval of the ratification of the independent registered public accounting firm, the affirmative “FOR” vote of a majority of the shares represented in person or by proxy and entitled to vote will be required. You may vote “FOR,” “AGAINST” or “ABSTAIN” for this item of business. If you “ABSTAIN,” your abstention has the same effect as a vote “AGAINST.”

•Advisory Vote on Compensation of Named Executive Officers.  For the approval, on an advisory basis, of the compensation of our named executive officers, the affirmative “FOR” vote of a majority of the shares represented in person or by proxy and entitled to vote will be required. You may vote “FOR,” “AGAINST” or “ABSTAIN” for this item of business. If you “ABSTAIN,” your abstention has the same effect as a vote “AGAINST.”

•Approval of Amendment to the AtriCure, Inc. 2014 Stock Incentive Plan.  For the amendment to the AtriCure, Inc. 2014 Stock Incentive Plan, the affirmative “FOR” vote of a majority of the shares represented in person or by proxy and entitled to vote will be required. You may vote “FOR,” “AGAINST” or “ABSTAIN” for this item of business. If you “ABSTAIN,” your abstention has the same effect as a vote “AGAINST.”

•Approval of the AtriCure, Inc. 2018 Employee Stock Purchase Plan.  For the approval of the AtriCure, Inc. 2018 Employee Stock Purchase Plan, the affirmative “FOR” vote of a majority of the shares represented in person or by proxy and entitled to vote will be required. You may vote “FOR,” “AGAINST” or “ABSTAIN” for this item of business. If you “ABSTAIN,” your abstention has the same effect as a vote “AGAINST.”

If you provide specific instructions with regard to certain items, your shares will be voted as you instruct on such items. If you sign your proxy card or voting instruction card without giving specific instructions, your shares will be voted in accordance with the recommendations of the Board (“FOR” all of the nominees to the Board, “FOR” ratification of the independent registered public accounting firm, “FOR” the approval of the compensation of our named executive officers, “FOR” the amendment to the AtriCure, Inc. 2014 Stock Incentive Plan, “FOR” the approval of the AtriCure, Inc. 2018 Employee Stock Purchase Plan and in the discretion of the proxy holders on any other matters that properly come before the meeting).

What is a “broker non-vote”?

Under the rules that govern brokers who have record ownership of shares that are held in street name for their clients who are the beneficial owners of the shares, brokers have the discretion to vote such shares on routine matters. The ratification of the appointment of an independent public accounting firm (Proposal 2) is considered a routine matter. Your broker, therefore, may vote your shares in its discretion on this routine matter if you do not instruct your broker how to vote on them. If a matter is not considered routine, then your broker is prohibited from voting your shares on the matter unless you have given voting instructions on that matter to your broker. Because Proposal 1 (election of directors), Proposal 3 (advisory vote on compensation of named executive officers), Proposal 4 (amendment to the AtriCure, Inc. 2014 Stock Incentive Plan)  and Proposal 5  (approval of the AtriCure, Inc. 2018 Employee Stock Purchase Plan)  are not considered routine, brokers holding shares for their customers will not have the ability to cast votes with respect to Proposals 1, 3, 4 and 5 unless they have received instructions from their customers. It is important, therefore, that you provide instructions to your broker if your shares are held by a broker so that your votes with respect to Proposals 1, 3, 4 and 5 are counted. Your broker, therefore, will need to return a proxy card without voting on Proposals 1, 3, 4 and 5 if you do not give voting instructions with respect to these matters. This is referred to as a “broker non-vote.”

How are “broker non-votes” counted?

Broker non-votes will be counted for the purpose of determining the presence of a quorum for the transaction of business, but they will not be counted in tabulating the voting result for any particular proposal.

How are abstentions counted?

If you return a proxy card that indicates an abstention from voting, the shares represented will be counted for the purpose of determining both the presence of a quorum and the total number of shares represented and entitled to vote with respect to a proposal (other than with respect to the election of directors), but they will not be voted on any matter at the meeting. Accordingly, abstentions will have the same effect as a vote “AGAINST” for Proposals 2, 3, 4 and 5.

What happens if additional matters are presented at the meeting?

Other than the five proposals described in this proxy statement, we are not aware of any other business to be acted upon at the meeting. If you grant a proxy, the persons named as proxy holders, Michael H. Carrel (our President and Chief Executive Officer) and M. Andrew Wade (our Senior Vice President and Chief Financial Officer), will have the discretion to vote your shares on any additional matters properly presented for a vote at the meeting. If, for any unforeseen reason, any of our nominees are not available as a candidate for director, the persons named as proxy holders will vote your proxy for such other candidate or candidates as may be nominated by our Board.

Who will serve as inspector of election?

The Secretary of the Company will tabulate the votes and act as inspector of election at the meeting.

What should I do in the event that I receive more than one set of proxy/voting materials?

You may receive more than one set of these proxy materials, including multiple copies of this proxy statement and multiple proxy cards or voting instruction cards. For instance, if you hold your shares in more than one brokerage account, you may receive a separate voting instruction card for each brokerage account in which you hold shares. In addition, if you are a stockholder of record and your shares are registered in more than one name, you may receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive to ensure that all of your shares are voted.

Who is soliciting my vote, and who will bear the costs of this solicitation?

Your vote is being solicited on behalf of the Board, and the Company will bear the entire cost of solicitation of proxies, including preparation, assembly, printing and mailing of this proxy statement. In addition to these mailed proxy materials, our directors and employees may also solicit proxies in person, by telephone, by e-mail or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners. We may also engage the services of a professional proxy solicitation firm to aid in the solicitation of proxies from certain brokers, bank nominees and other institutional owners. Our costs for such services, if retained, will not be material.

Where can I find the voting results of the meeting?

We intend to announce preliminary voting results at the meeting and publish final results in a Current Report on Form 8-K to be filed with the United States Securities and Exchange Commission within four business days after the meeting.

What is the deadline to propose actions for consideration at next year’s annual meeting of stockholders or to nominate individuals to serve as directors?

As a stockholder, you may be entitled to present proposals for action at a future meeting of stockholders, including director nominations.

•Stockholder Proposals: For a stockholder proposal to be considered for inclusion in our proxy statement for the annual meeting to be held in 2019 (2019 Annual Meeting), the written proposal must be received by the Secretary of AtriCure at our principal executive offices no earlier than November 11, 2018 and no later than December 11, 2018. However, if the date of our 2019 Annual Meeting changes by more than 30 days from the date of the meeting, then your notice must be received no later than the close of business on the later of (i) the 150th day prior to the date of the 2019 Annual Meeting or (ii) the 10th day following the date we make a public announcement of the date of the 2019 Annual Meeting. Any notices delivered outside of these dates shall be considered untimely. Such proposals must provide the information required by our Bylaws and also must comply with the requirements of Regulation 14A of the Securities Exchange Act of 1934 and any other applicable rules established by the SEC. Proposals should be addressed to:

AtriCure, Inc.

Attn: Secretary

7555 Innovation Way

Mason, Ohio 45040

•Nomination of Director Candidates: You may propose director candidates for consideration by our Board. Any such recommendations should include the nominee’s name and qualifications for Board membership and should be directed to our Secretary at the address set forth above. In addition, our Bylaws permit stockholders to nominate directors for election at an annual meeting of stockholders. To nominate a director, the stockholder must provide the information required by our Bylaws, as well as a statement by the nominee consenting to being named as a nominee and to serve as a director if elected. In addition, the stockholder must give timely notice to our Secretary in accordance with the provisions of our Bylaws, which require that the notice be received by our Secretary no earlier than November 11, 2018 and no later than December 11, 2018.

•Copy of Bylaw Provisions: You may contact our Secretary at our principal executive offices for a copy of the relevant Bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates.

PROPOSAL ONE—ELECTION OF DIRECTORS

The Board of Directors

Our Amended and Restated Certificate of Incorporation provides that each director shall be elected at each annual meeting of stockholders for a term of one year. Our Board currently consists of the following ten directors: Michael H. Carrel, Mark A. Collar, Scott W. Drake, Regina E. Groves, B. Kristine Johnson, Richard M. Johnston, Elizabeth D. Krell, Ph.D., Mark R. Lanning, Sven A. Wehrwein and Robert S. White, each of whose terms expire at this meeting.

Board Refreshment Initiative

Beginning in 2016, the Nominating and Corporate Governance Committee has considered the views of institutional investors and proxy advisory firms in engaging in a Board refreshment initiative. Recognizing that six members had served on the Board for ten or more years, the Nominating and Corporate Governance Committee used the Board and Committee evaluation processes to address the Board refreshment initiative. The Nominating and Corporate Governance Committee also considered the priority of diversity in the Board refreshment initiative.

As a result of the Board refreshment initiative, we announced that Sven A. Wehrwein joined the Board in November 2016 and that Regina E. Groves and B. Kristine Johnson were appointed to the Board of Directors in March 2017. In addition, we announced that Michael D. Hooven and Karen P. Robards, two existing members of the Board of Directors, would not stand for re-election at the 2017 Annual Meeting of Stockholders. In February 2018, we announced that Richard M. Johnston and Elizabeth D. Krell, Ph.D., two existing members of the Board of Directors, would not stand for re-election and that Scott W. Drake would assume the position of Chairman of the Board effective May 22, 2018. Effective May 22, 2018, we expect that the size of the Board will reduce to eight members as a result of the actions taken in connection with the refreshment initiative.

Director Nominees

The Nominating and Corporate Governance Committee recommended, and the Board nominated, the following people, all of whom are current directors, for re-election as directors: Michael H. Carrel, Mark A. Collar, Scott W. Drake, Regina E. Groves, B. Kristine Johnson, Mark R. Lanning, Sven A. Wehrwein and Robert S. White. If elected, these nominees will hold office as directors until our 2019 Annual Meeting and until their respective successors are elected and qualified or until their earlier death, resignation or removal.

Biographical Information of Directors and Director Nominees

The names of each member of the Board and nominee for director, where indicated, their ages as of March 23, 2018, length of service on the Board and certain biographical information is as follows:

Michael H. Carrel. Mr. Carrel, 47, has served as President, Chief Executive Officer and director since November 2012. Before joining AtriCure, Mr. Carrel served as President and Chief Executive Officer of Vital Images, a publicly-traded medical imaging software company.  During his tenure, he led Vital Images to a leading global position in the healthcare and medical software industry. Under his leadership, the company grew revenue and profitability, increased global market share and expanded its presence to over 90 countries. Prior to Vital Images, Inc., Mr. Carrel was President and CEO of Zamba Corporation, a publicly-traded technology company, and Chief Financial Officer of NextNet Wireless, a privately-held provider of non-line-of-sight plug and play broadband wireless access systems. Mr. Carrel is a member of the Board of Directors of Lombard Medical, Inc., a publicly-held medical device company focused on the treatment of abdominal aortic aneurysms, the Medical Device Manufacturers Association (MDMA) and the American Heart Association Chapter in Minneapolis. Mr. Carrel holds a B.S. in Accounting from The Pennsylvania State University and an M.B.A. from The Wharton School at the University of Pennsylvania.

Mark A. Collar. Mr. Collar, 65, has served as one of our directors since February 2008. Mr. Collar is the owner of Collar, Ltd, an investment and consulting business and is Chairman and Director of Marketing at TTRC, LLC (Invisible Ink Tattoo Removers), a national tattoo removal chain. Mr. Collar retired in 2008 as an officer within the Procter and Gamble Company where his roles included President of the Global Pharmaceuticals and Personal Health business. Mr. Collar joined Procter and Gamble in 1975 as a sales representative, then moved into advertising, and subsequently assumed roles of progressive responsibility within the Health and Personal Care, Beauty Care, New Business Development, Pharmaceuticals and Personal Health Care Products divisions over his 32-year career. Mr. Collar is a director of Enable Injections, a privately-held start-up company focusing on high volume injection devices for biologic drugs. Mr. Collar also serves in director and advisory roles in several philanthropic,  academic and economic development organizations. Mr. Collar received his B.S. from Northern Illinois University. Mr. Collar’s experience as a public company executive and board member provides him insight into high-level corporate governance and business management matters which the Board considers on a regular basis.

Scott W. Drake. Mr. Drake, 50, has served as one of our directors since September 2013. Most recently, Mr. Drake served as President and Chief Executive Officer of the Spectranetics Corporation. Spectranetics, which was acquired by Philips in August of 2017, was a publicly-held company that developed, manufactured and distributed single-use medical devices used in minimally invasive procedures within the cardiovascular system. Prior to joining Spectranetics, Mr. Drake served as Senior Vice President, Operations of DaVita, Inc., a leading U.S. provider of kidney care and dialysis, from 2009 to August 2011. Previously, Mr. Drake held several positions of increasing responsibility within various healthcare business units at Covidien, Plc over a period of seventeen years including: Global Business Unit President, Respiratory and Monitoring Solutions, President, Valleylab (re-named as the Surgical Solutions Group) and Vice President and General Manager, Critical Care. Mr. Drake was named an EY 2014 Entrepreneur Of The Year™. He is Chairman of the Board of Just Right Surgical and served on the Board of Directors of the Medical Device Manufacturers Association (MDMA). Mr. Drake holds a B.S. in Business Administration from Miami University of Ohio. Mr. Drake’s significant leadership experience in the medical device industry provides him insight into the high-level corporate governance, executive compensation, regulatory (including FDA) and business management matters that the Company and the Board consider on a regular basis and gives him skills which the Board considers as valuable for evaluating and improving the Company’s competitive position and serving as Chairman of the Board of Directors .

Regina E. Groves. Ms. Groves, 59, has served as one of our directors since March 2017. Ms. Groves has been the Chief Executive Officer at REVA Medical, Inc. since September 2015. In 2017 Prior to her current position, Ms. Groves served as Vice President and General Manager of the AF Solutions, Cardiac Rhythm and Heart Failure division of Medtronic, Inc., a leading global medical technology company. In this position, she successfully developed and executed strategies to re-enter the catheter-based Afib ablation market and achieved the goal to be market leader in paroxysmal, or intermittent, Afib ablation. The role also allowed her to successfully acquire and integrate companies, complete numerous clinical trials and launch novel products in the United States and worldwide. Prior to this, she was the Vice President of Quality and Regulatory for Medtronic’s Cardiac Rhythm Disease Management (CRDM) business from 2006 to 2008 and before that was Vice President and General Manager for Patient Management CRDM at Medtronic from 2002 to 2006. Ms. Groves holds a B.S. in Pharmacy from the University of Florida and an M.B.A. from Harvard Graduate School of Business Administration. As a seasoned executive in the medical device industry, Ms. Groves has significant leadership experience managing growing businesses, achieving sustainable revenue growth, driving operational improvements and managing quality and regulatory (including FDA)  matters which the Board considers as valuable skills for evaluating and improving the Company’s competitive position.

B. Kristine Johnson. Ms. Johnson, 66, has served as one of our directors since March 2017. Ms. Johnson is President of Affinity Capital Management, a venture capital firm that invests primarily in seed and early-stage health care companies in the United States. She has held this position since 2000. Prior to joining Affinity Capital Management in 1999, Ms. Johnson was Senior Vice President and Chief Administrative Officer of Medtronic, Inc. During her seventeen years at Medtronic, she also served as President and General Manager of its vascular business and President and General Manager of its tachyarrhythmia management business. Ms. Johnson received her B.A. from St. Olaf College. She currently serves on the Board of Directors of Piper Jaffray, a publicly-held middle market investment bank and asset management firm. She also serves as the Chair of the Investment Advisory Board of the University of Minnesota Foundation and on the boards of several private entities. Her previous public board experience includes service on the Boards of Directors of Spectranetics Corporation, which was acquired by Philips, ADC Telecommunications, which was acquired by Tyco Electronics, and Pentair. Ms. Johnson brings extensive knowledge of the health care and medical technology industries to the Board as well as broad experience in finance and corporate governance.

Mark R. Lanning, C.P.A. Mr. Lanning, 63, has served as one of our directors since February 2006. Mr. Lanning currently is a financial consultant and a principal of the Lanning CPA Group. Most recently Mr. Lanning served as Vice President-Finance and Chief Financial Officer of Frisch’s Restaurants for over five years. During his tenure with Frisch’s, Mr. Lanning led the process of transforming then publicly-traded Frisch’s to a privately-held Company which included the strategic disposition of major operations. Prior to joining Frisch’s, Mr. Lanning served in various roles, including Vice President, Investor Relations Officer and Treasurer of publicly-traded Hillenbrand, Inc., Hill-Rom, Inc. and Hillenbrand Industries, diversified leaders in the healthcare equipment, funeral services, and material handling industries. Prior to joining Hillenbrand in 1988, Mr. Lanning spent twelve years in increasing positions of responsibility with Ernst & Whinney (now EY). Mr. Lanning, a Certified Public Accountant, is presently a member of the American Institute of CPAs (AICPA), is past Chairman and Board member of the Indiana CPA Society and has served on the boards of several charitable and educational institutions over the years. Mr. Lanning received his B.S. in Accounting from Ball State University. As a Certified Public Accountant, Mr. Lanning developed significant experience in preparing, auditing and evaluating financial statements and dealt with broad strategic and complex financial, accounting and reporting issues comparable to those of the Company, which qualifies him as an “audit committee financial expert” under SEC rules.

Sven A. Wehrwein. Mr. Wehrwein,  67, has served as one of our directors since November 2016. Mr. Wehrwein has been an independent financial consultant to emerging companies since 1999. During his 35-plus years in accounting and finance, Mr. Wehrwein has experience as a certified public accountant (inactive), investment banker to emerging-growth companies, chief financial officer and audit committee chair. Mr. Wehrwein currently serves on the board of directors of Proto Labs, Inc., a custom prototype manufacturer, and SPS Commerce, Inc., a supply-chain management software company, both of which are publicly traded companies. Mr. Wehrwein has also served on the boards of directors for a number of other medical device and high growth companies including tenures on the boards of Cogentix Medical, Inc., Compellent Technologies, Inc., Synovis Life Technologies, Inc. and Vital Images,

Inc.  Mr. Wehrwein holds a B.S. in Business from Loyola University of Chicago and an M.S. in Management from the Sloan School, MIT. Mr. Wehrwein brings capabilities in financial understanding, strategic planning and auditing to the Board, given his experiences in investment banking and financial leadership positions. Mr. Wehrwein qualifies as an “audit committee financial expert” under SEC rules.

Robert S. White. Mr. White, 56, has served as one of our directors since March 2013. Most recently, Mr. White served as President and Chief Executive Officer of Entellus Medical, Inc. Entellus Medical, which was acquired by Stryker Corporation in February 2018, was a publicly traded company that delivered innovative, high quality, minimally invasive therapeutic solutions to healthcare providers and their patients who suffer from sinusitis. Prior to joining Entellus, Mr. White served as President and CEO of TYRX, a privately-held company acquired by Medtronic, Inc. TYRX commercialized innovative, implantable combination drug and device products focused on infection control. Prior to joining TYRX, Mr. White held several positions with Medtronic, Inc. Mr. White served as President of Medtronic Kyphon following its $3.9 billion acquisition of the spinal treatment business. During his time with Medtronic, Mr. White also served as President of Physio Control and was responsible for commercial operations of the Cardiac Rhythm Disease Management business as Vice President of U.S. Sales and Global Marketing. Earlier in his career, Mr. White held positions with General Electric Company and Eli Lilly and Company, among others. Mr. White serves on the Board of Directors of HyperBranch Medical Technology, a privately-held company that develops and markets products capable of adhering tissues, promoting healing, preventing fluid and air leaks, and reducing infections. Mr. White also served on the Board of Directors of Novadaq, a publicly traded provider of clinically relevant imaging solutions for use in surgical and diagnostic procedures, until it was acquired by Stryker Corporation in June 2018. Mr. White holds a B.S. in Aerospace Engineering from the University of Missouri-Rolla and an M.B.A. from Cornell University. The Board believes that Mr. White’s significant knowledge of the medical device industry and experience in growing companies commercially uniquely benefit AtriCure and enhance its capacities in business development initiatives.

Board of Directors’ Recommendation

THE BOARD RECOMMENDS THAT YOU VOTE FOR EACH OF THE NOMINEES FOR DIRECTOR LISTED ABOVE.

CORPORATE GOVERNANCE AND BOARD MATTERS

Independence of the Board

The Nasdaq Stock Market (Nasdaq) listing standards require that a majority of the members of a listed company’s board of directors qualify as “independent,” as affirmatively determined by the board of directors. Our Board consists of the following ten directors: Richard M. Johnston (Chairman), Michael H. Carrel, Mark A. Collar, Scott W. Drake, Regina E. Groves, B. Kristine Johnson, Elizabeth D. Krell, Ph.D., Mark R. Lanning, Sven A. Wehrwein and Robert S. White. Dr. Krell and Mr. Johnston are not standing for re-election in 2018. Our Board has affirmatively determined that each of the directors and nominees, other than Michael H. Carrel, our President and Chief Executive Officer, is independent under the listing standards established by Nasdaq.

As required under the Nasdaq listing standards, our non-management directors meet in regularly scheduled executive sessions at which only independent directors are present.

Committees of the Board

Our Board has four standing committees: the Audit Committee, the Compensation Committee, the Nominating and Corporate Governance Committee and the Compliance, Quality and Risk Management Committee. Each committee has a written charter which is available on our website at ir.atricure.com under “Corporate Governance.” From time to time, our Board may also appoint committees for special purposes. The table below provides the membership of each of the committees during 2017, with further discussion on each committee and its function below the table.

Name	Audit	Compensation	Compliance, Quality, and Risk	Nominating and Corporate Governance
Mr. Collar		X		C
Mr. Drake			C	X
Ms. Groves			X
Ms. Johnson	X
Mr. Johnston		X
Dr. Krell, Ph.D.			X
Mr. Lanning	X*	C
Mr. Wehrwein	C*
Mr. White				X

_________________________________

C = Chair

* = Board designated "audit committee financial expert" under SEC rules

Changes in membership of the committees usually occur effective as of the date of the annual meeting.

Audit Committee. Our Audit Committee is responsible for overseeing our financial controls, annual audit and financial reporting and reviews the effectiveness of our internal control over financial reporting and accounting and reporting practices and procedures with our management and our independent registered public accountants. In addition, this Committee reviews the qualifications of our independent registered public accountants, is responsible for their appointment, compensation, retention and oversight and reviews the scope, fees and results of activities related to audit and non-audit services. Our Board has determined that each member of the Audit Committee meets the independence and financial literacy requirements of the Nasdaq rules and the independence requirements of the SEC. Our Board has also determined that Mark R. Lanning and Sven A. Wehrwein each qualify as an “audit committee financial expert,” as defined in SEC rules.

Compensation Committee. The Compensation Committee’s principal responsibilities are to assist the Board in overseeing the Company’s management compensation policies and practices, including to determine and approve the compensation of our Chief Executive Officer, review and approve compensation levels for our other executive officers, review and approve management incentive compensation policies and programs, review and approve equity compensation programs for employees and exercise discretion in the administration of those programs, review with management our disclosures under “Compensation Discussion and Analysis,” or CD&A, and produce an annual report on executive compensation that contains a recommendation with respect to inclusion of the CD&A in our filings with the SEC. The composition of the Compensation Committee satisfies the independence requirements of Nasdaq.

Compliance, Quality and Risk Committee. The Compliance, Quality and Risk Committee is responsible for providing ongoing oversight over our Code of Business Conduct and Ethics, compliance with applicable U.S. Food and Drug Administration and related international requirements and other compliance activities which present significant regulatory risk to us, assisting the Board in evaluating the effectiveness of our compliance program and overseeing compliance and regulatory risk management and control activities.

Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee is responsible for reviewing and making recommendations on the composition of our Board and selection of directors, periodically assessing the functioning of our Board and its committees and making recommendations to our Board regarding corporate governance matters and practices. The composition of the Nominating and Corporate Governance Committee satisfies the independence requirements of Nasdaq.

Meetings of the Board and Committees of the Board

During 2017, the Board held five meetings. The Audit Committee held six meetings, the Compensation Committee held eight meetings, the Compliance, Quality and Risk Committee held four meetings and the Nominating and Corporate Governance Committee held six meetings.

Our directors are strongly encouraged to attend the Company’s annual meeting of stockholders. All of our directors except Robert S. White attended the 2017 Annual Meeting. All of our directors attended at least 75% of the aggregate of all Board meetings and all meetings of Committees on which such directors served during 2017.

Consideration of Director Nominees

Stockholder Nominations and Recommendations. As described above in the Question and Answer section under “What is the deadline to propose actions for consideration at next year’s meeting of stockholders or to nominate individuals to serve as directors?” our Bylaws set forth the procedure for the proper submission of stockholder nominations for membership on our Board. In addition, the Nominating and Corporate Governance Committee may consider properly submitted stockholder recommendations (as opposed to formal nominations) for candidates for membership on the Board. A stockholder may make such a recommendation by submitting the information required by our Bylaws and the following information to our Secretary at 7555 Innovation Way, Mason, Ohio 45040: the candidate’s name, age, home and business contact information, principal occupation or employment, the class and number of shares of AtriCure stock beneficially owned, information regarding any relationships, arrangements or understandings between the candidate and AtriCure, and any other information relating to the candidate that is required to be disclosed in the solicitation of proxies for election of directors or is otherwise required, including the candidate’s written consent to being named in the proxy statement, if any, as a nominee and to serving as a director if elected.

Director Qualifications. Members of our Board should have the highest professional and personal ethics and values, and conduct themselves consistent with our Code of Business Conduct and Ethics. In accordance with our Corporate Governance Guidelines, the Nominating and Corporate Governance Committee formally reviews each director’s continuation on the Board at the expiration of the director’s term. The Board also has set an age limit of 75 for directors, provided that directors turning 75 shall be permitted to serve the remainder of their term. The Board, through recommendation by the Nominating and Corporate Governance Committee or otherwise, may waive the application of this age limit on a case by case basis. The Committee believes that candidates and nominees must reflect a Board that is comprised of directors who (i) are predominantly independent, (ii) are of high integrity, (iii) have qualifications that will increase overall Board effectiveness and (iv) meet other requirements as may be required by applicable rules, such as financial literacy or financial expertise with respect to audit committee members.

Identifying and Evaluating Director Nominees. Typically new candidates for nomination to our Board are suggested by existing directors or by our executive officers. However, candidates may also come to the attention of our Board through professional search firms, stockholders or other persons. The Nominating and Corporate Governance Committee will carefully review the qualifications of any candidates who have been properly brought to its attention. Such review may, in the Committee’s discretion, include a review solely of information provided to the Committee or may also include discussions with persons familiar with the candidate, an interview with the candidate or other actions that the Committee deems proper. The Committee will consider the suitability of each candidate, including the current members of our Board, in light of the current size and composition of the Board. In evaluating the qualifications of the candidates, the Committee considers many factors including issues of character, judgment, independence, age, expertise, diversity of experience, length of service, other commitments and the like. The Committee evaluates such factors, among others, and does not assign any particular weighting or priority to any of these factors nor does the Committee have a formal policy with respect to diversity. Candidates properly recommended by stockholders are evaluated by the independent directors using the same criteria as other candidates.

Director Compensation

During 2017  we  paid an annual retainer, quarterly in advance, to our non-employee directors of $50,000. We also paid additional retainers of $50,000 to the Chairman of the Board, $20,000 to the Chairperson of the Audit Committee, $15,000 to the Chairperson of the Compensation Committee, $15,000 to the Chairperson of the Compliance, Quality and Risk Committee and $10,000 to the Chairperson of the Nominating and Corporate Governance Committee. Audit Committee members are paid an annual retainer of $10,000, Compensation Committee members are paid an annual retainer of $7,500, Compliance, Quality and Risk Committee members are paid an annual retainer of $7,500 and Nominating and Corporate Governance Committee members are paid an annual retainer of $5,000.

Upon appointment to the Board, non-employee directors are granted $175,000 of restricted stock, valued on the date of grant.  Annual grants to non-employee directors are $125,000 of restricted stock immediately after each annual meeting of stockholders if such person is serving as a non-employee director at such time either by virtue of being re-elected or serving a term in excess of six months. As described in Proposal Four, we are asking stockholders to remove this six-month service requirement so that we can provide the 2017 annual grant to our two newest Board members, Ms. Groves and Ms. Johnson. The annual grants are valued at the closing price on the date of the annual meeting of stockholders. The annual grants generally will vest in full on the one year anniversary of the date of grant, and the initial grants will generally vest annually over a three-year period.

Director Compensation Table

The following table summarizes compensation earned by our non-employee directors for the year ended December 31, 2017.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Total ($)
Richard M. Johnston	$115,412	$124,982	$—	$240,394
Mark A. Collar	70,467	124,982	—	195,449
Scott W. Drake	70,000	124,982	—	194,982
Regina E. Groves	43,561	174,987	—	218,548
B. Kristine Johnson	45,072	174,987	—	220,059
Elizabeth D. Krell, Ph.D.	62,445	124,982	—	187,427
Mark R. Lanning	75,989	124,982	—	200,971
Sven A. Wehrwein	66,044	124,982	—	191,026
Robert S. White	56,978	124,982	—	181,960

_________________________________

(1)Amounts in the stock awards column represent the aggregate grant date fair value of restricted stock awards computed, as of each award date, in accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification Topic 718, “Compensation—Stock Compensation” (ASC 718). No stock options were granted during 2017.

Corporate Governance Guidelines

The Board has adopted Corporate Governance Guidelines to promote the effective functioning of the Board and its Committees, to promote the interests of stockholders and to create a common set of expectations as to how the Board, its Committees, individual directors and management should perform their respective functions. The Board believes that ethics and integrity cannot be legislated or mandated by directive or policy and that the ethics, character, integrity and values of our directors and management remain a critical safeguard in quality corporate governance. The Corporate Governance Guidelines establish the practices the Board will follow with respect to, among other practices, board composition and selection of board nominees, director responsibilities, chief executive officer evaluation, management development and succession planning, director compensation, board committees and annual board and committee performance evaluations. A copy of the Corporate Governance Guidelines is available on our website at ir.atricure.com under “Corporate Governance.”

Code of Business Conduct and Ethics

AtriCure is committed to maintaining the highest standards of business conduct and ethics. Our Code of Business Conduct and Ethics reflects our values and the business practices and principles of behavior that support this commitment. Our Code of Business Conduct and Ethics is an integral part of our business conduct compliance program and embodies our commitment to conduct operations in accordance with the highest legal and ethical standards. The Code of Business Conduct and Ethics applies to all of our officers, directors and employees and is supplemented by an additional Code of Ethics which is applicable to our Chief Executive Officer, Chief Financial Officer and other senior financial officers. Each officer, director and employee is responsible for understanding and complying with the Code of Business Conduct and Ethics. Each code is available on our website at ir.atricure.com under “Corporate Governance.” We will post any amendments to either code, as well as any waivers that are required to be disclosed by the rules of the SEC or Nasdaq, on our website.

We have also adopted and implemented voluntary standards established by the Advanced Medical Technology Association (AdvaMed), a United States trade association for medical device manufacturers, governing interactions between medical device manufacturers and healthcare professionals known as the AdvaMed Code of Ethics on Interactions with Health Care Professionals (AdvaMed Code). These standards are intended to ensure that such interactions are transparent and comply with applicable laws, regulations and government guidance. The standards address interactions related to sales and marketing practices, research and development, product training and education, grants and charitable contributions, support of third-party educational conferences and consulting arrangements.

Compensation Committee Interlocks and Insider Participation

During 2017 and through the date of this proxy statement, none of the members of our Compensation Committee were or are an officer or employee of the Company, had or have any relationship with the Company requiring disclosure under Item 404 of Regulation S-K and no executive officer of the Company served or serves on the compensation committee or board of any company that employed or employs any member of the Company’s Compensation Committee or Board of Directors.

Certain Relationships and Related Party Transactions

Our Audit Committee charter provides that the Audit Committee will review and discuss with management potential transactions with related parties. Related party transactions requiring Audit Committee approval include transactions that are significant in size and transactions that involve terms or aspects that differ from those which would be entered into between independent parties.

Communications with the Board of Directors

Stockholders are invited to communicate to the Board or its committees by writing to: AtriCure, Inc., Chairman of the Board of Directors or the Chair of a Board committee, 7555 Innovation Way, Mason, Ohio 45040. All such stockholder communications (except for spam, junk mail, mass mailings, resumes, job inquiries, surveys, business solicitations or advertisements, or patently offensive, hostile, threatening or otherwise unsuitable or inappropriate material) will be forwarded to the specific director or directors to whom the communications are addressed.

Board Leadership Structure

The Company has separate Chief Executive Officer and Board Chairman positions. Mr. Johnston serves as our Chairman of the Board and presides over Board meetings and provides the Company with the benefit of his strategic and creative vision, an appreciation for and understanding of the risks associated with the Company’s business and an intimate knowledge of the Company’s technologies and the medical device industry. In February 2018, we announced that Mr. Drake would assume the position of Chairman of the Board effective May 22, 2018. Mr. Carrel serves as our President and Chief Executive Officer and provides the Company with the benefit of his extensive knowledge of the Company’s operations, an understanding of the day-to-day challenges faced by companies in the medical device industry and his business and financial know-how.

The Board currently believes that, at this time, based on the skills and responsibilities of the various members of the Board and management, and in light of the general economic, business and competitive environment facing the Company, the separation of the Chairman and Chief Executive Officer roles enhances appropriate oversight of management by the Board, Board independence, the accountability to our stockholders by the Board and our overall leadership structure. Furthermore, the Board believes that maintaining separation of the Chairman function from that of the Chief Executive Officer allows the Chief Executive Officer to properly focus on managing the business, rather than requiring a significant portion of his efforts to be spent on also overseeing Board matters.

Board’s Role in Risk Oversight

The Board has two primary methods of overseeing risk. The first method is through our Enterprise Risk Management (“ERM”) program which provides a process which allows for full Board oversight of the most significant risks facing us. The second is through the functioning of the Board committees.

The goal of ERM is to provide an ongoing process, effected at all levels across each business unit and corporate function, to identify, assess and monitor risk, and to implement mitigating actions, if possible. Where the ERM process identifies a material risk, it will be elevated through the CEO to the Board for its consideration. The Board established the Compliance, Quality and Risk Committee in 2016 to oversee management’s processes to manage our enterprise-wide risk.

Both the full Board and the Compliance, Quality and Risk Committee periodically receives and reviews presentations from management regarding the ERM process to assess whether it is functioning effectively.

Management is responsible for the day-to-day management of risks we face, while the Board, as a whole and through its committees, has the responsibility for the oversight of our risk management processes. Senior management attends regular meetings of the Board, provides presentations on operations, including significant risks, and is available to address any questions raised by the Board. Specific examples of risks primarily overseen by the full Board include, but are not limited to, legal risks, litigation risks, competition risks, industry risks, economic risks, business operations risks, commercial and regulatory compliance risks, quality risks, cybersecurity risks, reputational risks and risks related to acquisitions and dispositions.

 Our Board committees assist the Board in fulfilling its oversight responsibilities in the ERM process.

•The Audit Committee regularly reviews with management and the independent auditors significant financial risk exposures and the processes management has implemented to monitor, control and report such exposures. Specific examples of risks primarily overseen by the Audit Committee include, but are not limited to, risks related to preparing our financial statements, disclosure controls and procedures, internal controls over financial reporting, accounting, financial, auditing, treasury, and cybersecurity risks.

•The Compensation Committee assists the Board in fulfilling its oversight responsibilities regarding the management of risks arising from our compensation policies and programs.

•The Nominating and Corporate Governance Committee assists the Board in fulfilling its oversight responsibilities regarding the management of risks associated with Board organization, membership and structure, succession planning and corporate governance.

•The Compliance, Quality and Risk Committee assists the Board in fulfilling its oversight responsibilities regarding the management of risks related to the Company’s Code of Business Conduct and Ethics, compliance with applicable U.S. Food and Drug Administration requirements and international law, compliance program and enterprise risk management and control activities.

Our Board is apprised by the chairperson of each Board committee of significant risks and management’s responses via periodic updates at regularly scheduled Board meetings. The leadership structure of our Board supports the Board’s effective oversight of our risk management.

Board Evaluations

The Board of Directors and committees conduct self-evaluations to assess the qualifications, attributes, skills and experience represented on the Board and to determine whether the Board and its committees are functioning effectively. The Nominating and Corporate Governance Committee receives input on the Board’s performance from directors and, through its Chairman, discusses the input with the full Board and oversees the full Board’s review of its performance. The self-assessments focus on the Board’s and committees’ contribution to the Company and on areas in which the Board or management believes that the Board or any of its committees could improve. The Board and the Nominating and Corporate Governance Committee use the self-evaluations in making determinations regarding which directors will be nominated for election at the Annual Meeting.

PROPOSAL TWO—RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board has selected Deloitte & Touche LLP as the independent registered public accounting firm to perform the audit of the Company’s financial statements for the year ending December 31, 2018. Deloitte & Touche LLP has audited the Company’s financial statements since 2002.

The Board is asking the stockholders to ratify the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2018. Although not required by law, the rules of Nasdaq or the Company’s Bylaws, the Board is submitting the selection of Deloitte & Touche LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee may reconsider whether it should appoint another independent registered public accounting firm. Even if the selection is ratified, the Audit Committee, in its discretion, may select a different registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.

Representatives of Deloitte & Touche LLP are expected to be present at the meeting. They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from the Company’s stockholders.

Board of Directors’ Recommendation

THE BOARD RECOMMENDS THAT YOU VOTE FOR THE RATIFICATION OF THE SELECTION OF DELOITTE & TOUCHE LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2018.

Audit and Non-Audit Services

The Audit Committee is directly responsible for the appointment, compensation and oversight of the Company’s independent registered public accounting firm. In addition to retaining Deloitte & Touche LLP to audit the Company’s financial statements for 2017, the Audit Committee retained Deloitte & Touche LLP to provide audit-related services in 2017. The Audit Committee understands the need for Deloitte & Touche LLP to maintain objectivity and independence in its audits of the Company’s financial statements.

The aggregate fees billed or to be billed by Deloitte & Touche LLP for audit services provided to the Company for 2017 and 2016 and billed related to other services provided during 2017 and 2016 were as follows:

Service Category	2017	2016
Audit Fees	$648,500	$653,500
Audit-Related Fees	2,877	2,776
Tax Fees	—	—
All Other Fees	—	—
Total	$651,377	$656,276

In the above table, in accordance with the SEC’s definitions and rules, “audit fees” are fees for professional services and reimbursement for out of pocket expenses for the audit of a company’s financial statements, and for services that are normally provided by the accountant in connection with statutory and regulatory filings or engagements; “audit-related fees” are fees for assurance and related services that are reasonably related to the performance of the audit or review of a company’s financial statements; “tax fees” are fees for tax compliance, tax advice and tax planning; and “all other fees” are fees for any services not included in the first three categories.

Pre-Approval Policies and Procedures

To help ensure the independence of our independent registered public accounting firm, all audit and permitted non-audit services, including the fees and terms thereof, to be performed by our independent registered public accounting firm must be approved in advance by the Audit Committee as a Committee, or the Committee may delegate to one or more of its members the authority to grant the required approvals.

PROPOSAL THREE—ADVISORY VOTE ON COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

The Dodd-Frank Wall Street Reform and Consumer Protection Act (Dodd Act), enacted in July 2010, requires that we provide our stockholders with the opportunity to vote to approve, on a non-binding, advisory basis, the compensation of our named executive officers (NEOs) as disclosed in this proxy statement in accordance with the compensation disclosure rules of the Securities and Exchange Commission (Say on Pay).

As described in detail below under the heading “Compensation Discussion and Analysis” beginning on page 33 of this proxy statement, we seek to closely align the interests of our named executive officers with the interests of our stockholders. We structure our programs to discourage excessive risk-taking through a balanced use of compensation vehicles and metrics with an overall goal of delivering sustained long-term stockholder value while aligning our executives’ interests with those of our stockholders. Further, our programs require that a substantial portion of each named executive officer’s compensation be contingent on delivering performance results that benefit our stockholders. Our compensation programs are designed to reward our named executive officers for the achievement of short-term and long-term strategic and operational goals and the achievement of increased total stockholder return. Stockholders should note that, because the advisory vote on executive compensation occurs well after the beginning of the compensation year and because the different elements of our executive compensation programs are designed to operate in an integrated manner and to complement one another, in many cases it may not be appropriate or feasible to change our executive compensation programs in consideration of any one year’s advisory vote on executive compensation by the time of the following year’s annual meeting of stockholders.

Stockholder Outreach and Say On Pay Response

AtriCure annually offers stockholders the opportunity to cast an advisory vote on our executive compensation program. This annual vote is known as the “say-on-pay” proposal. At our annual meeting in May 2017, 69.9% of the votes were in favor of the say-on-pay proposal covering our executive compensation program for 2016. Although a majority of stockholders expressed support for the compensation of the Company’s named executive officers, the Compensation Committee values any additional stockholder feedback and endeavors to respond to stockholders’ concerns. We regularly communicate with our stockholders to better understand their opinions on our business strategy and objectives and to obtain feedback regarding other matters of investor interest, such as executive compensation. Throughout 2017 and in early 2018, in addition to our regular communications with stockholders during which the Company receives feedback in the normal course, we engaged in a focused outreach effort to many of our institutional stockholders to solicit their feedback on our executive pay program as well as potential changes for fiscal year 2018. Additionally, the Compensation Committee obtained feedback, advice, and recommendations on compensation best practices from its independent external compensation consultant, Willis Towers Watson, and assesses the reports and publications of Institutional Shareholder Services and other proxy advisory firms. The Compensation Committee also reviewed the Company's performance, the compensation practices of its peers and compensation surveys and other materials regarding general and executive compensation.

In January and February 2018, with the assistance of Alliance Advisors, the Company’s stockholder engagement consultant, the Company proactively reached out to stockholders to discuss the Company’s executive compensation philosophy, goals and plans and to obtain an understanding of our stockholders’ concerns. Noting that the Company’s outstanding shares of common stock are owned approximately 4% by management, 1% by retail investors and 95% by institutional stockholders, the Company focused its outreach on institutional stockholders. The Company contacted 25 institutional stockholders representing approximately 74% of the Company’s outstanding common stock as of December 31, 2017, including the top five stockholders who represent approximately 41% of the Company’s outstanding common stock, to better understand their votes on the 2017 “say-on-pay” proposal and obtain feedback on executive compensation. During meetings with the Company’s Chief Financial Officer, Chairman of the Board (who is also a member of the Compensation Committee) and outside general counsel, many of those stockholders expressed positive views regarding the Company’s strong and stable management team and the encouraging financial and operational results enjoyed by stockholders. Based on feedback from both 2017 and 2018 stockholder outreach efforts, the Compensation Committee took away from conversations with certain stockholders their concerns on the Company’s equity compensation practices in connection with their votes against the “say-on-pay” proposal. Stockholders also expressed a desire for changes in the compensation plans, including: 1) addition of a multi-year performance program for equity awards; 2) elimination, or limitation on use, of overlapping metrics as goals for different executive compensation plan components; 3) the adoption of certain best practices with respect to the Company’s Stock Incentive Plan; and 4) implementation of more robust governance policies.

The Compensation Committee carefully considered this feedback as part of its annual review of our executive compensation program and has responded to the stockholder concerns communicated to the committee. The Compensation Committee approved several changes to the Company’s executive compensation program and corporate governance practices, as follows:

Stockholder Concern / Reason for Change	Compensation Program / Governance Change
Stockholders’ concern that executives’ annual restricted stock grants vest ratably over time, rather than vesting based on achievement of performance goals.

Revised equity incentive grant practices to increase performance focus. The Compensation Committee adjusted the mix of equity grants to 75% time-based restricted stock and 25% long-term performance share awards. Implementation of these practices began with March 2018 executive equity grants.

Stockholder feedback that the performance period for the long-term incentive performance metric should be longer than one year.	Engaged Willis Towers Watson as a compensation consultant to design and implement a performance share award plan to provide for a three-year performance metric for long-term performance shares.
Improved stockholder alignment.

In order to even more closely align long-term incentives with stockholder results, the restructured equity incentive plan provides for adjustment of the long-term performance shares issued to executives based on the Company’s revenue.

Stockholder feedback that performance metrics should differ in annual and long-term incentive plans.

Adopted distinct performance metrics as follows:

•     Annual incentive plan –  objectives for innovation, clinical science, education, worldwide revenue growth and worldwide adjusted EBITDA. EBITDA is a non-GAAP financial measure. See Annex A for a discussion of management’s use of EBITDA and its reconciliation to GAAP measures.

•     Performance shares – 3-year cumulative revenue goal.

Stockholder feedback to adopt best practices in equity compensation plan.	Engaged a leading provider of compensation and governance tools and advisory services to advise on the Stock Incentive Plan. Amended Stock Incentive Plan to include minimum vesting provisions.
Improved corporate governance.	In response to discussions with stockholders regarding best practices in corporate governance, we adopted majority voting.

The vote on this matter is not intended to address any specific element of compensation; rather, the vote relates to the compensation of our named executive officers, as described in this proxy statement in accordance with the compensation disclosure rules of the Securities and Exchange Commission. This vote is advisory, which means that the vote is not binding on the Company, our Board of Directors or the Compensation Committee. The Board and the Compensation Committee will review and consider the voting results when making future decisions regarding our executive compensation program.

Accordingly, we ask our stockholders to approve, on an advisory basis, the compensation of the named executive officers, as disclosed in this proxy statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosure.

Board of Directors’ Recommendation

THE BOARD RECOMMENDS THAT YOU VOTE FOR THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT.

PROPOSAL fOUR—AMENDMENT OF 2014 Stock Incentive Plan

Based on the recommendation of the Compensation Committee, the Board voted to approve and recommend to stockholders that they approve the amendment of the AtriCure, Inc. 2014 Stock Incentive Plan (2014 Plan). The amendments consist of an increase in the number of shares of common stock available for issuance under the 2014 Plan from 2,600,000 to 3,450,000 (which includes an increase in the total number of common shares available for issuance with respect to incentive stock options from 2,600,000 to 3,450,000 in accordance with the Internal Revenue Code (Code)). Stockholders are being asked to approve these amendments as well as amendments in the equity awards payable to non-employee directors as described below. The 2014 Plan includes other amendments that stockholders are not being asked to approve which were effective upon the Board’s approval on December 7, 2017. This 2014 Amended and Restated Stock Incentive Plan (Amended 2014 Plan) document is attached as Annex B and is marked to show all of these amendments.

Set forth below are: (i) a summary of the principal features of the Amended 2014 Plan; and (ii) a description of the U.S. federal income tax consequences under the Amended 2014 Plan. The summary of the principal features of the Amended 2014 Plan does not purport to be complete and is qualified in its entirety by reference to Annex B.

1.Summary of the 2014 Stock Incentive Plan, as amended

Objectives of the Amended 2014 Plan

The Board believes that stock-based awards are an important element of the Company’s compensation programs. The Amended 2014 Plan promotes the Company’s compensation philosophy and objectives by:  (i) providing long-term incentives to those persons with responsibility for the success and growth of the Company, (ii) motivating participants to achieve the long-term success and growth of the Company, (iii) providing a vehicle to tie a significant portion of compensation to the long-term performance of the Company’s shares, (iv) enabling the Company to attract and retain skilled and qualified officers, other employees, directors, and consultants who are expected to contribute to the Company’s success in a competitive market for such individuals, (v) facilitating ownership of the Company’s shares, and (vi) aligning the personal interests of officers, employees, and others in the Company’s long-term growth and profitability with the interests of the Company’s stockholders.

In May 2014, stockholders approved the 2014 Plan which authorized the issuance of 1,300,000 shares. In May 2016, stockholders approved an amendment to the 2014 Plan that increased the number of shares authorized for issuance by 450,000. In May 2017, stockholders approved another amendment to the 2014 Plan that increased the number of shares authorized for issuance by 850,000. As of March 31, 2018, approximately 559,000 shares remained available for grant under the 2014 Plan. The Board approved the Amended 2014 Plan to provide for an additional 850,000 shares of stock-based awards to be granted under it. Information on the total number of shares available under the Company’s existing equity compensation plans and subject to outstanding options and rights is presented in the Equity Compensation Plan Information table on page 21.

We engaged stockholders in discussion regarding the Amended 2014 Plan and received the advice of a leading provider of compensation and governance tools and advisory services with respect to the Amended 2014 Plan. In particular, we solicited comment on the number of shares of common stock to be authorized for issuance under the Amended 2014 Plan and discussed with stockholders our anticipated needs around long-term incentives for those persons with responsibility for the success and growth of the Company. Stockholders provided feedback regarding dilution and our burn rate.

All stock incentive awards to the Company’s most highly compensated executives that may be made over the next few years are expected to be granted under the Amended 2014 Plan. The Amended 2014 Plan allows the Company the flexibility to grant a variety of stock and stock-based awards, including stock options and stock appreciation rights, granted separately or in tandem with each other, restricted shares and restricted share units, both time vested or conditioned on the attainment of performance goals and unrestricted shares.

Shares Subject to the Amended 2014 Plan

The aggregate number of common shares that may be issued under the Amended 2014 Plan, assuming approval by stockholders, is 3,450,000. The Amended 2014 Plan provides for appropriate adjustments in the number of shares subject to the Amended 2014 Plan (and other share limitations contained therein and described below) and to grants previously made if there is a share split, dividend, reorganization, or other relevant change affecting the Company’s corporate structure or its shares. If shares under an award are not issued prior to the expiration, termination, cancellation or forfeiture of the award, then those shares would again be available for inclusion in future grants.

Other Share Limitations

The maximum number of shares subject to full-value awards that may be granted under the Amended 2014 Plan is 3,450,000. The maximum number of shares subject to incentive stock options (ISOs) that may be granted under the Amended 2014 Plan is 3,450,000. The maximum number of shares subject to full-value awards that may be granted to an individual (other than a non-employee director)

in a calendar year is 3,450,000 shares, and the maximum number of shares subject to stock options or stock appreciation rights that may be granted to an individual (other than a non-employee director) in a calendar year is 3,450,000.

Eligible Participants

Officers and key employees of the Company, any consultant to the Company, and the Company’s non-employee directors are eligible to receive awards under the Amended 2014 Plan. Awards are granted to those persons with significant responsibility for the Company’s success and growth.

Administration

The Amended 2014 Plan shall be administered by a committee (Committee) consisting of at least three directors appointed by the Board, all of whom meet the definitions of the terms “outside director” set forth in the regulations under Section 162(m) of the Internal Revenue Code, “independent director” set forth in Nasdaq rules and “non-employee director” set forth in Rule 16b-3 under the Exchange Act. Unless determined otherwise by the Board, the Compensation Committee will administer the Amended 2014 Plan and has the authority under the Amended 2014 Plan to: (i) select the employees, consultants, and directors to whom awards are granted; (ii) determine the type and timing of awards and the appropriate award agreement evidencing each award; (iii) determine the number of shares covered by each award and all other terms and conditions of awards, not inconsistent with the terms of the Amended 2014 Plan; (iv) determine whether an award is, or is intended to be, performance based compensation within the meaning of Section 162(m); (v) with respect to any performance based compensation, certify that any performance goals have been achieved; (vi) determine whether terms, conditions, and objectives have been met or, if permissible, should be modified or waived, not inconsistent with the terms of the Amended 2014 Plan; (vii) cancel or suspend an award, or determine whether an amount or payment of an award should be reduced or eliminated; (viii) determine administrative rules, guidelines, and practices governing the Amended 2014 Plan; and (ix) interpret the provisions of and otherwise supervise the administration of the Amended 2014 Plan. The Committee does not have discretion to accelerate the vesting of any award upon a Participant’s retirement. The Amended 2014 Plan contemplates that the Committee may delegate its authority to certain officers of the Company.

Stock Options

Stock options granted under the Amended 2014 Plan must be in the form of either incentive stock options (ISOs), which meet the requirements of Section 422 of the Internal Revenue Code, or nonqualified stock options (NQSOs), which do not meet those requirements. The term of a stock option is fixed by the Committee, but may not exceed ten years, and stock options are exercisable at such time or times as determined by the Committee. The exercise price of a stock option cannot be less than the fair market value of the shares on the date of grant, which generally means the last closing price of a share as reported on Nasdaq on the date of the grant. The grantee may pay the stock option exercise price either in cash or such other manner authorized in the Amended 2014 Plan or the applicable award agreement, including the tender of shares. Shares tendered by participants as full or partial payment of the exercise price will not become available for issuance under the Amended 2014 Plan. The Amended 2014 Plan prohibits stock option repricing.

Code Limitations on Incentive Stock Options

The Internal Revenue Code currently places certain limitations on ISO awards. In addition to the other limitations described in the Amended 2014 Plan, an ISO may only be granted to full or part-time employees (including officers and Directors who are also employees) of the Company. The total fair market value of shares subject to ISOs which are exercisable for the first time by any participant in any given calendar year cannot exceed $100,000 (valued as of the date of grant). No ISO may be exercisable more than three months following termination of employment for any reason other than death or disability, nor more than one year with respect to disability terminations. ISOs will also be non-transferable in accordance with the provisions of the Internal Revenue Code. Additional restrictions apply to the grant of ISOs to holders of in excess of 10% of the Company’s outstanding common stock.

Stock Appreciation Rights

The Committee may grant stock appreciation rights (SAR) separately or in connection with a stock option granted under the Amended 2014 Plan. If a grantee exercises a SAR, the grantee will receive an amount equal to the excess of the then-fair market value of the shares with respect to which the SAR is being exercised over the stock option exercise price of the shares, in the case of a SAR in connection with a stock option, or the exercise price of the SAR, in the case of an independent SAR. The SAR exercise price must be at least 100% of the fair market value of the underlying shares on the date of grant, and the term of such SAR may not exceed ten years. Payment may be made in cash, in shares, or in a combination of cash and shares, as the Committee determines. If a SAR granted in connection with a stock option is exercised in whole or in part, the right under the related stock option to purchase shares with respect to which the SAR has been exercised will terminate to the same extent. If a stock option is exercised, any SAR related to the shares purchased upon exercise of the stock option will terminate. To the extent that the number of shares reserved for issuance upon the grant of a SAR exceeds the number actually issued upon exercise of a SAR, such shares will not become available for issuance under the Amended 2014 Plan. The Amended 2014 Plan prohibits SAR repricing.

Restricted Share and Restricted Share Unit Awards

The Committee may grant restricted share awards which consist of shares issued by the Company to a participant for no consideration, or for a purchase price which may be below their fair market value, and are subject to forfeiture in the event of termination of the participant’s employment prior to vesting and subject to restrictions on sale or other transfer by the participant. Participants who hold restricted shares have the right to receive dividend distributions, in cash or shares, payable to the extent the restrictions on the applicable restricted shares lapse (and in no event shall be distributed unless and until the restrictions lapse), but shall not have voting rights with respect to the shares. The Committee may also grant restricted share unit awards which are substantially similar to restricted share awards but which generally do not give the participant-holder any rights of a stockholder prior to lapse of the restrictions and, upon such lapse, may be settled in cash, shares, or a combination of both. The Committee may provide for the payment in cash or shares equal to the amount of dividends paid from time to time on the number of shares that would become payable upon vesting of the restricted share unit award. The Committee may provide that restrictions lapse after the passage of time (time-vested), upon certain events (such as death or disability) or upon the attainment of specified performance objectives (performance-vested). The Committee may waive any restrictions or accelerate the date or dates on which restrictions lapse (except in the case of a participant’s retirement) except no waiver may apply to a term that is not within the Committee’s discretion to waive under the Amended 2014 Plan.

Performance Based Exception

The Committee may grant awards conditioned upon the achievement of performance goals as the Committee shall determine, in its sole discretion. The performance goals shall be based on one or more performance measures, and the Committee shall specify the time period or periods during which the performance goals must be met. The performance measure(s) may be described in terms of objectives that are related to the individual participant, the Company, or a subsidiary, division, department, region, function, or business unit of the Company, and shall consist of one or more or any combination of the following criteria: cash flow, profit, revenue, stock price, market share, sales, net income, operating income, return ratios, earnings per share, earnings (which may include an add back for taxes, interest, and/or depreciation and amortization), operating earnings, profit margins, earnings per common share, favorable comparison to established budgets, return on stockholders’ equity, return on assets, attainment of strategic and operational initiatives, comparisons with various stock market indices, reduction in costs or a combination of such factors, personal performance measures, working capital, total assets, net assets, return on sales, return on invested capital, gross margin, costs, stockholders’ equity, stockholder return and/or productivity or productivity improvement. Performance goals may be expressed in absolute terms or relative to the performance of other entities or the Company’s prior performance.

Unrestricted Share Awards

The Committee may grant unrestricted shares on a bonus or other basis for no cash consideration.

Restricted Share Awards for Non-Employee Directors

Although stockholder approval is not required for the changes in the terms of equity awards to non-employee directors described below, we are asking stockholders to approve them.

Under the 2014 Plan each non-employee director is granted a value of $175,000 of restricted shares upon appointment by the Board (or election at an annual meeting if not appointed beforehand) (the “New Director Restricted Share Grant”). The New Director Restricted Share Grant is valued as of the closing price on the date of appointment (or election at the annual meeting if not appointed beforehand).  The restricted shares vest annually over a three-year period.

Each non-employee director also is granted a value of $125,000 of shares of restricted stock immediately after each annual meeting if such person is serving as a non-employee director at such time either by virtue of being re-elected and having served a term in excess of six months (the “Annual Meeting Restricted Share Grant”). The Annual Meeting Director Restricted Share Grant is valued as of the closing price on the date of the annual meeting. The restricted shares generally vest in full on the one year anniversary of the date of grant.

Based on the recommendation of the Compensation Committee, the Board has amended the 2014 Plan to eliminate the six-month service requirement related to the Annual Meeting Restricted Share Grant. The application of the six-month service requirement limited our ability to provide to B. Kristine Johnson and Regina E. Groves the Annual Meeting Restricted Share Grant in 2017. After stockholders approve the amendments to the 2014 Plan described herein, we expect to award Ms. Johnson and Ms. Groves each $125,000 of shares of restricted stock which shall be in addition to the 2018 Annual Meeting Restricted Share Grant to which they also shall be entitled.

Minimum Vesting Requirement

Under the Amended 2014 Plan the Committee is limited in its ability to grant awards that vest in less than one year. The Amended 2014 Plan provides that the Committee shall not grant awards that are exercisable earlier than one (1) year from the Date of Grant (the

“Minimum Vesting Requirement”); provided, however, the Committee shall have discretion to award not more than five percent (5%) of the total number of shares that may be granted pursuant to the Amended 2014 Plan with vesting terms that do not satisfy this Minimum Vesting Requirement.

Transferability of Awards

No award is transferable other than by will or the laws of descent and distribution, except the Committee may, in its discretion, provide that an award (other than an ISO) is transferable without consideration to a participant’s family member (as defined in the Amended 2014 Plan) or trusts established by the participant, subject to such terms and conditions as the Committee may impose. All awards shall be exercisable, during the participant’s lifetime, only by the participant or a permitted transferee.

Termination of Employment

Generally, the vesting of awards is accelerated upon a participant’s termination of employment by death, disability or retirement (for any reason other than for cause), with a participant being allowed to exercise vested stock options or SARs for a period of time after termination; provided that, for awards intended to be performance-based compensation within the meaning of Section 162(m), no vesting may occur or no distribution may be made prior to the attainment of the performance goals, unless otherwise provided by Section 162(m). In the case of a participant’s termination of employment for cause, unless otherwise provided in an award agreement, all awards, whether vested or not, are immediately forfeited.

Change in Control

Unless the award is assumed by an acquiring entity and except as otherwise provided in an award agreement, upon a “change in control” as defined in the Amended 2014 Plan: (i) all outstanding stock options and SARs automatically become fully exercisable; and (ii) all restricted share and restricted share unit awards automatically become fully vested.

Recoupment Policy

Awards are subject to forfeiture or repayment pursuant to the terms of any applicable compensation recoupment or recovery policy adopted by the Company, Committee, or Board, including any policy adopted to comply with the rules of any stock exchange on which the shares are traded or the SEC.

Discontinuation of Amended 2014 Plan, Amendments, and Award Substitutions

The Board may amend, alter, or discontinue the Amended 2014 Plan at any time, provided that any such amendment, alteration, or discontinuance has been approved by the Company’s stockholders, if stockholder approval is required under applicable laws, regulations, or exchange requirements (including for the purpose of qualification under Section 162(m) as “performance-based compensation”), and does not materially and adversely impair the rights of any grantee, without his or her consent, under any award previously granted. The Amended 2014 Plan could be amended without stockholder approval in certain nonmaterial ways that could result in an increased cost to the Company. No awards shall be made under the Amended 2014 Plan after the tenth anniversary of the effective date.

Plan Benefits

Below is a table that discloses awards granted to the Company’s executives and directors in the last twelve months under the 2014 Plan.

Name and Position	Restricted Stock	Performance Awards	Restricted Stock Units
Michael H. Carrel President and Chief Executive Officer	95,285	31,761	—
Justin J. Noznesky Senior Vice President, Marketing and Business Development	25,726	8,575	—
Salvatore Privitera Chief Technology Officer	81,174	7,058	—
Douglas J. Seith Chief Operating Officer	35,996	11,998	—
M. Andrew Wade Senior Vice President and Chief Financial Officer	35,996	11,998	—
Executive Group	55,052	18,350	—
Non-Executive Director Group	40,635	—	—
Non-Executive Officer Employee Group	146,749	—	28,050

The following table presents information about the Company’s equity compensation plans as of December 31, 2017.

	Number of securities to be issued upon exercise of outstanding options, warrants and rights (1)	Weighted average exercise price of outstanding options, warrants and rights (2)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Plan category	(a)	(b)	(c)
Equity compensation plans approved by security holders (3)	4,320,704	$13.32	1,127,972
Equity compensation plans not approved by security holders	—	—	—
Total	4,320,704	$13.32	1,127,972

_________________________________

(1)Represents outstanding stock options and restricted stock as of December 31, 2017.

(2)The weighted average exercise price is calculated without taking into account restricted stock and performance shares that will become issuable, without any cash consideration or other payment, as vesting requirements and/or performance goals are achieved.

(3)Amounts include awards under our 2005 Equity Incentive Plan and 2014 Stock Incentive Plan but exclude shares purchased under our 2008 Employee Stock Purchase Plan.

Current Awards Outstanding

Set forth below is information regarding shares currently outstanding under the 2014 Plan and prior plans. The Company made its annual award grant to employees in March 2018. Those awards are included in the information below.

Plan category	Number of shares as of March 31, 2018
Shares available for future awards	559,125
Outstanding stock options - time based (remaining term: 5.4 years, weighted exercise price of $12.91)	1,845,373
Outstanding stock options - performance based (remaining term: 5.2 years, weighted exercise price of $13.48)	450,000
Outstanding restricted stock awards/units	1,833,634
Outstanding shares of common stock	35,038,746

For additional information regarding stock-based awards previously granted, please see Note 14 to the Company’s consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017.

2.Certain Federal Tax Consequences with Respect to Awards

The following information is not intended to be a complete discussion of the U.S. federal income tax consequences of participation in the Amended 2014 Plan and is qualified in its entirety by references to the Code and the regulations adopted under the Code. The provisions of the Code described in this section include current tax law only and do not reflect any proposals to revise current tax law. The federal income tax consequences applicable to officers, directors, and other persons who are subject to potential liability under Section 16(b) of the Exchange Act may be different than the federal income tax consequences applicable to persons who are not subject to Section 16(b). The federal income tax consequences applicable to all persons, whether or not subject to Section 16(b), are described below.

Incentive Stock Options

Generally, under the Code, an optionee will not realize taxable income by reason of the grant or exercise of an ISO granted pursuant to the Amended 2014 Plan (see, however, discussion of the alternative minimum tax below). If an optionee exercises an ISO and does not dispose of the shares until the later of (i) two years from the date the option was granted and (ii) one year from the date of exercise, the entire gain, if any, realized upon disposition of such shares will be taxable to the optionee as long-term capital gain, and AtriCure will not be entitled to any deduction. If an optionee disposes of the shares within the period of two years from the date of grant or one year from the date of exercise (a  disqualifying disposition), the optionee generally will realize ordinary income in the year of disposition and  AtriCure will receive a corresponding deduction in an amount equal to the excess of (i) the lesser of (a) the amount, if any, realized on the disposition and (b) the fair market value of the shares on the date the option was exercised over (ii) the option price. Any additional gain realized on the disposition will be short-term or long-term capital gain and any loss will be long-term or short-term capital loss. The optionee will be considered to have disposed of a share if he or she sells, exchanges, makes a gift of or transfers legal title to the shares (except transfers, among others, by pledge, on death or to a spouse). If the disposition is by sale or exchange, the optionee’s tax basis will equal the amount paid for the shares plus any ordinary income realized as a result of the disqualifying disposition.

The exercise of an ISO may subject the optionee to the so-called “alternative minimum tax” (AMT). The amount by which the fair market value of the shares purchased at the time of the exercise exceeds the option exercise price is an adjustment for purposes of computing the AMT. In the event of a disqualifying disposition of the shares in the same taxable year as exercise of the ISO, no adjustment is then required for purposes of the AMT, but regular income tax, as described above, may result from such disqualifying disposition.

An optionee who surrenders shares as payment of the exercise price of his or her ISO generally will not recognize gain or loss on his or her surrender of such shares. The surrender of shares previously acquired upon exercise of an ISO in payment of the exercise price of another ISO, is, however, a “disposition” of such stock.  If the ISO holding period requirements described above have not been satisfied with respect to such surrendered stock, such disposition will be a disqualifying disposition that may cause the optionee to recognize ordinary income as discussed above.

Under the Code, all of the shares received by an optionee upon exercise of an ISO by surrendering shares will be subject to the ISO holding period requirements. Of those shares, a number of shares (Exchange Shares) equal to the number of shares surrendered by the optionee will have the same tax basis for capital gains purposes (increased by any ordinary income recognized as a result of a disqualifying disposition of the surrendered shares if they were ISO shares) and the same capital gains holding period as the shares surrendered. For purposes of determining ordinary income upon a subsequent disqualifying disposition of the Exchange Shares, the amount paid for such shares will be deemed to be the fair market value of the shares surrendered. The balance of the shares received by the optionee will have a tax basis (and a deemed purchase price) of zero and a capital gains holding period beginning on the date of exercise. The ISO holding period for all shares will be the same as if the option had been exercised for cash.

Non-Qualified Stock Options

Generally, there will be no federal income tax consequences to either the optionee or AtriCure on the grant of a NQSO pursuant to the Amended 2014 Plan. On the exercise of a NQSO, the optionee has taxable ordinary income equal to the excess of the fair market value of the shares acquired on the exercise date over the option price of the shares. AtriCure will be entitled to a federal income tax deduction in an amount equal to such excess subject to the application of Section 162(m), provided that AtriCure complies with applicable reporting rules.

Upon the sale of stock acquired by exercise of a NQSO, optionees will realize long-term or short-term capital gain or loss depending upon their holding period for such stock. For individuals, capital losses are deductible only to the extent of capital gains for the year plus $3,000. An optionee who surrenders shares in payment of the exercise price of a NQSO will not recognize gain or loss with respect to the shares so delivered unless such shares were acquired pursuant to the exercise of an ISO and the delivery of such shares is a disqualifying disposition. See “Incentive Stock Options” above. The optionee will recognize ordinary income on the exercise of the NQSO as described above. Of the shares received in such an exchange, that number of shares equal to the number of shares surrendered have the same tax basis and capital gains holding period as the shares surrendered. The balance of shares received will have a tax basis equal to their fair market value on the date of exercise and the capital gains holding period will begin on the date of exercise.

Stock Appreciation Rights

A participant who is awarded a SAR will not have taxable income upon the grant of such SAR and AtriCure will not be entitled to a tax deduction by reason of such grant. Upon the exercise of a SAR, a participant will recognize taxable ordinary income equal to the amount of cash and the fair market value of any shares of common stock received. AtriCure may generally claim a deduction at that time equal to the amount recognized as ordinary income by the participant, subject to the application of Section 162(m).

Restricted Share Awards

The taxability of restricted share awards to a participant is dependent upon the extent to which the award is restricted on the date of grant. If the award is either transferable or not subject to a substantial risk of forfeiture, a participant will recognize taxable ordinary income on the date of grant. If the award is both non-transferable and subject to a substantial risk of forfeiture on the date of grant, then unless an election is made as described below, a participant will not recognize taxable ordinary income on the date of grant, but will recognize taxable ordinary income at such time or times as an award becomes either transferable or not subject to a substantial risk of forfeiture in an amount equal to the fair market value of such shares at that time. Within thirty days of receipt of an award that is not transferable and subject to a substantial risk of forfeiture, a participant may file an election with the Internal Revenue Service to include as taxable ordinary income in the year of receipt an amount equal to the fair market value of the shares subject to the award at the time of receipt. In such event, any subsequent appreciation in the value of such shares will not be taxable as compensation to a participant upon the vesting of shares subject to the award. However, if shares subject to the award are forfeited subsequent to such election, a participant will not be entitled to a tax deduction. For purposes of determining the amount of taxable gain or loss upon a subsequent disposition of shares issued pursuant to such an award, the amount of ordinary income to a participant will be treated as the cost basis for such shares. Shares which are held for more than one year after vesting (or in the event of an election as described above, the date of receipt) generally will qualify for long-term capital gain treatment. AtriCure will be entitled to a deduction in such amount and at such time as ordinary income becomes taxable to the participant, however, such deduction is subject to the limitations in Section 162(m).

Restricted Share Unit Awards

A participant who is awarded restricted share units generally will not recognize taxable income at the time of the grant. When vested restricted share units are paid or settled and distributed, the participant will generally recognize ordinary income equal to the amount of cash and/or the fair market value of the shares received less the amount paid for such share units (if any) at such time, and AtriCure will receive a corresponding deduction.

Application of Section 409A to Deferred Compensation Arrangements

The Amended 2014 Plan provides that the Committee may permit recipients of awards to defer the distribution of all or part of any award in accordance with such terms and conditions as the Committee shall establish. To the extent that a participant makes such a deferral election, Section 409A of the Code, which was enacted as part of the American Jobs Creation Act of 2004, subjects the deferral arrangement to certain substantive requirements including (among other items) deferral election and payment timing requirements. In the event that a deferral arrangement fails to comply with Code Section 409A in form or operation, a participant may become subject to: (i) the imposition of Federal income tax on all amounts deferred in the tax year in which the amounts are deferred (or, if later, in the tax year when the receipt of the benefits are no longer subject to a substantial risk of forfeiture); (ii) a penalty tax of 20 percent of the includable amount (in addition to the regular income tax at ordinary income rates); and (iii) interest at the underpayment rate plus one percent from the time the amount was first deferred (or, if later, the tax year when the benefits are no longer subject to a substantial risk of forfeiture) until the time the amount is included in income.

Conclusion

The foregoing summarizes the U.S. federal income tax consequences, and does not include a discussion of state and local income tax or foreign tax consequences of participation in the Amended 2014 Plan. Participants are encouraged to consult their own tax advisors regarding the federal, state and local tax consequences in their particular circumstances and with respect to their particular awards.

Board of Directors’ Recommendation

THE BOARD RECOMMENDS THAT YOU VOTE FOR THE APPROVAL OF THE AMENDMENTS TO THE 2014 PLAN.

PROPOSAL FIVE—ATRICURE, INC. 2018 EMPLOYEE STOCK PURCHASE PLAN

On December 7, 2017, the Board of Directors adopted, subject to the approval of shareholders, the AtriCure, Inc. 2018 Employee Stock Purchase Plan (the “ESPP” or the “Plan”), under which an aggregate of 500,000 shares of the Company’s common stock has been reserved for issuance. The Board of Directors believes that the Plan promotes the interests of the Company and its stockholders by encouraging employees of the Company to become stockholders, and therefore promote the Company’s growth and success. The Board of Directors also believes that the opportunity to acquire a proprietary interest in the success of the Company through the acquisition of shares of common stock pursuant to the Plan is an important aspect of the Company’s ability to attract and retain highly qualified and motivated employees.  The ESPP is intended to qualify as an “employee stock purchase plan” meeting the requirements of Section 423 of the Internal Revenue Code. If approved, the ESPP would replace the AtriCure, Inc. 2008 Employee Stock Purchase Plan, which terminates on July 10, 2018.

Set forth below are: (i) a summary of the principal features of the ESPP; and (ii) a description of the U.S. federal income tax consequences under the ESPP. The following description is a summary of the ESPP and is qualified in its entirety by reference to the applicable provisions of the Plan, which is attached hereto as Annex C and may be accessed from the SEC’s home page at www.sec.gov. Any stockholder who wishes to obtain a copy of the actual plan document may do so by written request to: Chief Financial Officer, AtriCure, Inc., 7555 Innovation Way, Mason, Ohio 45040.

1.Summary of the ESPP

Overview and Purpose

The purpose of the ESPP is to provide eligible employees (as defined in the Plan) an opportunity to acquire stock ownership in the Company in order to grow with the Company, to help employees provide for their future security, to encourage them to remain employed by the Company and to help align the interests of the employees with those of the Company’s stockholders.

Eligibility

Participation will be limited to employees of the Company or a Participating Subsidiary (as defined in the Plan). Employees are generally eligible to participate in the Plan after twelve months of employment, provided they customarily are employed at least 20 hours per week and more than five months a year and satisfy the enrollment procedures and other requirements set forth in the Plan. No employee shall be granted any options under the Plan if, after giving effect to such grant, the employee would own (or be deemed to own) 5% or more of the Company’s voting power or value of classes of stock of the Company or any of it subsidiaries. No employee will be able to purchase shares to the extent that such employee would purchase $25,000 of market value of the shares in any calendar year. The Committee may exclude employees who are considered “highly compensated employees” within the meaning of Section 414(q) of the Internal Revenue Code or a subset of such highly compensated employees. In addition, employees who are citizens or residents of a foreign jurisdiction will not be eligible to participate in the Plan if the grant of an option under the Plan is prohibited under the laws of the foreign jurisdiction or compliance with the laws of the foreign jurisdiction will cause the Plan to violate the terms of Section 423 of the Internal Revenue Code. As of December 31, 2017, approximately 520 employees are eligible to participate in the Plan.

Offerings

The Plan allows eligible employees to purchase shares of our common stock during certain offering periods, which generally consist of a series of separate consecutive six-month offerings with each offering period beginning on January 1 and July 1, subject to the right of the Committee in its sole discretion to sooner terminate the Plan or to change the commencement date or term of any offering period. The Committee may change the duration of future offerings and/or the start and end dates of future offering periods, subject to a maximum of 27 months and to the extent permitted under Section 423 of the Internal Revenue Code.

Shares Available under the Plan

A total of 500,000 shares of common stock are initially authorized and reserved for issuance under the Plan. In addition, any unused shares reserved under the 2008 Employee Stock Purchase Plan shall be available for issuance under the Plan.

Participation

Participation in the Plan is entirely voluntary. Eligible employees wishing to participate in the Plan will be required to submit enrollment materials to the Company prior to the commencement of an offering that authorizes the Company to deduct from such employee’s payroll.

Payroll Deductions

Participating employees may elect to have an amount between 1% and 10% of his or her Compensation (as defined in the Plan) on each pay day occurring during an Offering Period (as defined in the Plan) deducted from each paycheck. During the Offering Period, participating employees may increase or decrease the amount of his payroll deductions. The Company may limit the number of election changes made by the Participant.  However, participating employees may decrease his payroll deductions to zero percent at any time during the Offering Period.

Withdrawal

Employees may receive a refund of all withholdings during an Offering Period by providing the Company with notice of their withdrawal at least five days before the last Trading Day (as defined in the Plan) of the Offering Period.

Re-Enrollment

Participating employees will be automatically re-enrolled in the next Offering Period unless they advise the Company otherwise.

Purchase of Shares

On the last Trading Day of each Offering Period, each participant shall be granted an option to purchase a number of whole shares of common stock determined by dividing such participant’s accumulated payroll deductions by the applicable purchase price. The purchase price shall be equal to 85% (or such greater percentage as designated by the Company) of the market price of the Company’s common stock on the Purchase Date (as defined in the Plan) or the first Trading Day of the Offering Period, whichever is lower. No participating employee shall purchase more than 2,500 shares of common stock during an Offering Period.

Shareholder Rights

Participating employees will have no rights as shareholders, including dividends or voting rights, with respect to any shares until such shares are actually purchased.

Transferability

Purchase rights granted to participating employees under the Plan are not assignable or transferable (other than by will or laws of descent and distribution) and may be exercised only by the participating employee (or beneficiary) during his lifetime.

Termination of Employment

Upon an employee’s termination of employment for any reason or if an employee is no longer an eligible employee, the employee will be deemed to have withdrawn from the Plan and such employee’s balance shall be paid to the employee or the employee’s estate, if applicable.

Termination and Amendment

The Committee shall have the right to amend the Plan at any time. Any amendment that increases the aggregate number of shares of the Company’s common stock to be issued under the Plan, as adopted by the Board of Directors, must be approved by a vote of the stockholders of the Company within twelve (12) months before or after the adoption of such amendment by the Board of Directors. All other amendments to the Plan will be subject to stockholder approval only to the extent required by applicable law or regulation. The Committee has the authority to make technical and administrative amendments to the Plan for the sole purpose of carrying out its administrative responsibilities under the Plan if such amendment does not require approval by the Company’s stockholders or the Board of Directors.

The Committee has the right at any time to suspend or terminate the Plan for any reasons. If the Plan is terminated, the Committee may provide, in its discretion, either that the outstanding purchase rights will expire in accordance with the applicable Offering Period (or such earlier date as the Committee may specify), or that each participating employee’s payroll deductions will be returned to the participant without interest.

Effective Date and Term

If the Plan is approved by the shareholders at the Annual Meeting, the Plan will be effective on the date of May 22, 2018. The Plan will expire on the tenth anniversary of its effective date.

Administration of the Plan

The Plan is administered by the Board of Directors which has delegated the authority to administer the Plan to the Committee, who may further delegate its authority to administer the Plan.

Corporate Transactions

In the event of a merger or Change in Control (as defined in the Plan), the Offering Period will be shortened and end before the consummation of the merger or the Change in Control.

Resale Limitations

The purpose of the Plan is to provide common stock to employees for investment purposes and not for resale. However, employees may sell any common stock purchased under the Plan, subject to any holding periods imposed by the Plan, the Committee, or by applicable federal, state or foreign tax or securities laws.

New Plan Benefits

Participation in the Plan is voluntary and we cannot presently determine the benefits or amounts that will be received pursuant to the Plan in the future, as such amounts will depend on the amount of contributions eligible employees choose to make, the actual purchase price of shares in future offering periods, and the market value of the common stock on various future dates. Non-employee directors are not eligible to participate in the Plan. No rights have been granted and no shares of our common stock have been issued with respect to the 500,000 shares for which stockholder approval is being sought.

2.Certain Federal Tax Consequences with Respect to Awards

The following brief summary of the effect of U.S. federal income taxation upon the participating employee and the Company with respect to the shares purchased under the Plan does not propose to be complete, and does not discuss the tax consequences of a participant’s death or the income tax laws of any state, locality or foreign country in which the participant may reside.

The Plan is intended to be an “employee stock plan” within the meaning of Section 423 of the Internal Revenue Code. The amounts deducted from the salary of a participating employee will constitute ordinary income taxable to the employee. The right to purchase shares of common stock under the Plan will not have any U.S. federal income tax consequences to either the participating employee or the Company or any of its affiliates. The purchase of common stock under the Plan will not have any immediate U.S. federal income tax consequences to the participating employee. The determination of U.S. federal income tax consequences depends on whether the shares purchased are disposed of after the expiration of one year after the date those shares are purchased by the participating employee and two years after first day of the Offering Period (referred to below as the “holding periods”). If the holding periods are met, 15% of the fair market value of the shares of common stock on the first day of the Offering Period (or such other percentage equal to the applicable purchase price discount), or, if less, the excess, if any, of the sale price of the shares at the time of such disposition or death over the total purchase price of the shares, will be treated as ordinary income and any additional gain will be treated as long-term capital gain. Neither the Company nor any of its affiliates employing the participating employee will be entitled to any U.S. federal income tax deduction with respect to the amount treated as long-term capital gain or as ordinary income as a result of the rules described above for shares disposed of after expiration of the holding periods.

If the shares are disposed of prior to the expiration of the holding periods (a “disqualifying disposition”), generally the excess of the fair market value of those shares on the Purchase Date over the aggregate purchase price will be ordinary income at the time of such disqualifying disposition, and the Company will be entitled to a U.S. federal tax deduction in a like amount. Any disposition proceeds in excess of (or below) the value of the shares at the exercise date will result in capital gain (or loss) to the participant and will not be deductible to us.

To the extent any (i) grant of an option to purchase shares, (ii) purchase of shares, or (iii) disposition of shares purchased under the Plan gives rise to any tax withholding obligation, the Committee or its delegate may implement appropriate procedures to ensure that such tax withholding obligations are met. Those procedures may include, without limitation, increased withholding from an employee’s current compensation, cash payments to the Company by an employee, or a sale of a portion of the stock purchased under the Plan, which sale may be required and initiated by the Company. Each participating employer shall give the Company prompt written notice of any disposition or other transfer of shares acquired pursuant to the exercise of an option acquired under the Plan, if such disposition or transfer is made within two years after the date of grant or within one year after the exercise date.

The foregoing is a general summary of the material U.S. federal income tax consequences of the Plan and is intended to reflect the current provisions of the Internal Revenue Code and the regulations thereunder. This summary is not intended to be a complete statement of applicable law, nor does it address foreign, state, local and payroll tax considerations. Moreover, the U.S. federal income tax consequences to any particular participant may differ from those described herein by reason of, among other things, the particular circumstances of such participant. Each eligible employee who is outside the United States or is otherwise not a U.S. taxpayer should seek, and must depend upon, the advice of his or her own independent legal and tax advisor or advisors in all non-U.S. jurisdictions relevant to such employee. The foregoing should not to be considered as tax advice and each eligible employee is advised to consult his or her own independent tax advisor.

Board of Directors’ Recommendation

THE BOARD RECOMMENDS THAT YOU VOTE FOR THE APPROVAL OF THE ATRICURE, INC. 2018 EMPLOYEE STOCK PURCHASE PLAN.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information relating to the beneficial ownership, calculated in accordance with SEC rules, of AtriCure common stock as of March 23, 2018 by each of our executive officers named in the Summary Compensation Table set forth below, each of our directors, all of our directors and executive officers as a group and each stockholder known by us to own beneficially more than 5% of our common stock.

	Beneficial Ownership
Beneficial Owner	Shares	Options Exercisable Within 60 Days	Percent of Class
Holders of More Than 5%
BlackRock, Inc. (1) 55 East 52nd Street New York, NY 10055	2,731,558	—	7.5%
FMR LLC (2) 245 Summer Street Boston, MA 02210	5,169,895	—	14.2%
Hudson Executive Capital LP (3) 1185 Avenue of the Americas, 32nd Floor New York, NY 10036	2,374,119	—	6.5%
Wellington Management Group LLP (4) 280 Congress Street Boston, MA 02210	4,507,903	—	12.4%
Named Executive Officers
Michael H. Carrel	712,221	500,000	3.3%
M. Andrew Wade	179,757	162,000	*
Justin J. Noznesky	135,920	60,000	*
Salvatore Privitera	87,174	—	*
Douglas J. Seith	257,239	125,000	1.0
Directors and Nominees
Mark A. Collar	69,067	73,334	*
Scott W. Drake	16,805	73,334	*
Regina E. Groves	10,469	—	*
B. Kristine Johnson	10,969	—	*
Richard M. Johnston	5,805	23,333	*
Elizabeth D. Krell, Ph.D.	19,967	43,334	*
Mark R. Lanning	100,805	73,334	*
Sven A. Wehrwein	5,805	12,500	*
Robert S. White	8,605	73,334	*
All executive officers and directors as a group (17 persons)	1,822,192	1,332,003	8.7

_________________________________

*       Indicates ownership of less than 1%.

(1)This information is based on the Schedule 13G filed with the SEC on January 29, 2018.

(2)This information is based on the Schedule 13G filed with the SEC on February 13, 2018.

(3)This information is based on the Schedule 13G filed with the SEC on February 12, 2018.

(4)This information is based on the Schedule 13D filed with the SEC on February 8, 2018.

Ownership Guidelines

Consistent with its compensation philosophy and the principle of aligning the interests of management and directors of the Company with the interests of its stockholders, the Board of Directors has implemented stock ownership guidelines for “Specified Officers” (defined in the guidelines as those officers required to file beneficial ownership reports with the SEC) and non-employee directors. Under the guidelines, the Company’s Chief Executive Officer is required to own an amount of our common stock which is equal to or exceeds three times such Chief Executive Officer’s annual base salary, and Specified Officers other than the Chief Executive

Officer are required to own an amount of our common stock which is equal to or exceeds such officer’s annual base salary. Also under the guidelines, within three (3) years of the later of the date of adoption of these guidelines or the appointment to the Board of Directors, each of the Company’s non-employee directors is required to have a stock ownership position in the Company in an amount no less than three times their annual cash retainer for their director service, exclusive of any retainers for committee membership or committee chair service.

Holding Period Requirements

Our mandatory holding period policy for long-term incentive awards requires “Specified Officers” (defined in the policy as those officers required to file beneficial ownership reports with the SEC) to retain 50% of the net after-tax shares that are earned pursuant to long-term incentive awards, including stock option and restricted stock awards, until the earlier of (i) the end of a two-year period commencing on the date any shares earned under the award are issued and (ii) the executive’s termination of employment. The mandatory holding period applies to long-term incentive awards granted on or after January 1, 2012.

Pledging and Hedging

Our Insider Trading Policy provides that without pre-clearance from the Company’s Chief Financial Officer, covered persons are prohibited from, directly or indirectly, pledging and hedging any of the Company’s securities. For these purposes, “pledging” includes the intentional creation of any form of pledge, security interest, deposit, lien or other hypothecation, including the holding of shares in a margin account, that entitles a third-party to foreclose against, or otherwise sell, any equity securities, whether with or without notice, consent, default or otherwise, but does not include either the involuntary imposition of liens, such as tax liens or liens arising from legal proceedings, or customary purchase and sale agreements, such as Rule 10b5-1 plans. Also for these purposes, “hedging” includes any instrument or transaction, including put options and forward-sale contracts, through which the covered person offsets or reduces exposure to the risk of the price fluctuations in a corresponding equity security.

MANAGEMENT

Our directors, nominees for director and executive officers are set forth below. Information regarding our directors and director nominees is set forth above under “Proposal One—Election of Directors—Biographical Information of Directors and Director Nominees.”

Name	Age	Position
Richard M. Johnston	83	Chairman of the Board
Michael H. Carrel	47	President, Chief Executive Officer and Director
Mark A. Collar	65	Director
Scott W. Drake	50	Director
Regina E. Groves	59	Director
B. Kristine Johnson	66	Director
Elizabeth D. Krell, Ph.D.	69	Director
Mark R. Lanning, C.P.A.	63	Director
Sven A. Wehrwein	67	Director
Robert S. White	56	Director
M. Andrew Wade, C.P.A.	43	Senior Vice President and Chief Financial Officer
Justin J. Noznesky	40	Senior Vice President, Marketing and Business Development
Salvatore Privitera	51	Chief Technology Officer
Douglas J. Seith	52	Chief Operating Officer

M. Andrew Wade, C.P.A. has served as our Senior Vice President and Chief Financial Officer since January 2015, having previously served as our Vice President and Chief Financial Officer since January 2013. From 2007 to 2013, Mr. Wade worked in various financial positions at AtriCure including Manager of Financial Planning & Analysis and Director of Finance. Prior to joining AtriCure, Mr. Wade held various financial positions with Macy’s Inc. and Saks Inc. Mr. Wade started his career with Arthur Andersen LLP in the audit practice, serving clients in various industries. Mr. Wade serves on the Boards of Directors of the Cincinnati Chapter of the American Heart Association and the Mason, Ohio Port Authority. Mr. Wade received his B.S.B.A. in Accounting from Xavier University and his M.B.A from the Owen School at Vanderbilt University and is a Certified Public Accountant.

Justin J. Noznesky has served as our Senior Vice President, Marketing and Business Development since March 2016, having previously served as our Vice President, Marketing and Business Development since May 2014 and as our Vice President, Corporate Development from January 2014 to May 2014.  From 2004 to 2013, Mr. Noznesky held progressive financial and business development positions at Vital Images, Inc., a subsidiary of Toshiba Medical Systems Corporation, including Vice President, Marketing and Business Development. Prior to working for Vital Images, Mr. Noznesky worked at UnitedHealth Group in Corporate Finance and at Arthur Andersen LLP as a senior auditor. Mr. Noznesky received his B.A. from Bethel University.

Salvatore Privitera, J.D. has served as our Chief Technology Officer since July 2017. Prior to joining AtriCure, Mr. Privitera served as Vice President of Research and Development at Bard Medical (“BMD”), a division of C.R. Bard, where he helped grow BMD approximately 40% in 5 years to over $1 billion in global revenue. He was responsible for a broad range of clinical platforms including Therapeutic Hypothermia, Urologic Drainage, Endourology, Brachytherapy, and Home Care where they impacted over 150 million patients on an annual basis. Prior to his role at BMD,  Mr. Privitera worked for AtriCure as the Vice President of Engineering and Product Development for ten years. During his tenure at AtriCure, the company grew from a small startup into a public company, and he led development of many platform technologies including the AtriClip product line and the PMA approved Isolator® Synergy™ Ablation System. Prior to AtriCure, Mr. Privitera worked at Ethicon Endo-Surgery, a Johnson and Johnson company, in a variety of research, development and operations roles for over thirteen years. Mr. Privitera received his B.S. from the University of Buffalo, his M.B.A. from Xavier University and his J.D. from Northern Kentucky University.

Douglas J. Seith has served as our Chief Operating Officer since January 2015, having previously served as our Senior Vice President, Sales and Marketing from 2013 to 2014 and as our Vice President, United States Sales from 2011 to 2013. Since joining AtriCure in 2004 as a Regional Sales Leader, Mr. Seith has held a variety of progressive sales and sales leadership positions, including Area Director roles. Mr. Seith has over 25 years of cardiology and general surgery sales and sales leadership experience. Prior to joining AtriCure, Mr. Seith held sales leadership and/or sales positions with A-Med/EmoblX, Inc., where he was the Vice President of Sales, Heartport, Inc., Scimed Life Systems, a division of Boston Scientific, Inc. and Automated Instruments (a division of Unites States Surgical Corporation). Mr. Seith received his B.A. from Ohio Wesleyan University.

COMPLIANCE WITH SECTION 16(a) FILING REQUIREMENTS

Section 16(a) of the Exchange Act requires our directors, executive officers and beneficial owners of more than 10% of our common stock to file with the SEC reports regarding their ownership and changes in ownership of our common stock. Such persons are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.

Based solely on our examination of the copies of such forms received by us, or written representations from reporting persons that no Forms 3, 4 or 5 were required of such persons, we believe that during our fiscal year ended December 31, 2017, our directors, executive officers and 10% stockholders complied with all Section 16(a) filing requirements, with the following exception:  Michael D. Hooven, one of our former directors, filed one late ownership report with respect to one transaction.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

Management has the primary responsibility for maintaining effective internal control over financial reporting and for preparing AtriCure’s financial statements. AtriCure’s independent registered public accounting firm is responsible for performing independent audits of AtriCure’s financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). The Audit Committee’s responsibilities include monitoring and oversight of corporate accounting and financial reporting processes on behalf of the Board of Directors. In fulfilling its responsibilities, the Audit Committee reviewed with management the audited financial statements included in AtriCure’s Annual Report on Form 10-K, including a discussion of significant accounting principles, the reasonableness of significant estimates and judgments made in preparing the financial statements and the clarity of disclosures in the financial statements. In addition, the Audit Committee discussed with the Chief Executive Officer and the Chief Financial Officer of AtriCure the certifications required to be given by such officers in connection with AtriCure’s Annual Report on Form 10-K pursuant to the Sarbanes-Oxley Act of 2002 and the Securities and Exchange Commission rules adopted thereunder, including the subject matter of such certifications and the procedures followed by such officers and other management in connection with giving such certifications. The Audit Committee’s responsibilities are set forth in a written charter, a copy of which is available on our website at www.atricure.com under “Investors—Corporate Governance.”

The Audit Committee is responsible for reviewing, approving and managing the engagement of AtriCure’s independent registered public accounting firm, including the scope, extent and procedures of the annual audit and compensation to be paid therefore, and all other matters the Audit Committee deems appropriate, including the independent registered public accounting firm’s accountability to the Board of Directors and the Audit Committee. The Audit Committee reviewed and discussed with AtriCure’s independent registered public accounting firm, which is responsible for expressing an opinion on the conformity, in all material respects, of AtriCure’s financial statements with accounting principles generally accepted in the United States of America, its judgments as to the acceptability as well as the appropriateness of AtriCure’s application of accounting principles and such other matters as are required to be discussed with the independent registered public accounting firm by the Public Company Accounting Oversight Board and relevant listing standards. In addition, the Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, has discussed with AtriCure’s independent registered public accounting firm its independence from management and AtriCure and has considered the compatibility of non-audit services with the independence of AtriCure’s independent registered public accounting firm.

The Audit Committee discussed with AtriCure’s independent registered public accounting firm the overall scope and plans for its audit. The Audit Committee meets with the independent registered public accounting firm to discuss the results of its examinations, its evaluation of the effectiveness of AtriCure’s internal control over financial reporting and the overall quality of AtriCure’s financial reporting. The Audit Committee held six meetings during the year ended December 31, 2017.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in AtriCure’s Annual Report on Form 10-K for the year ended December 31, 2017 for filing with the Securities and Exchange Commission. The Audit Committee has also selected, subject to stockholder ratification, Deloitte & Touche LLP as AtriCure’s independent registered public accounting firm for the year ending December 31, 2018.

Submitted by the following members of the Audit Committee:

AUDIT COMMITTEE

Sven A. Wehrwein, Chair
B. Kristine Johnson

Mark R. Lanning

EXECUTIVE COMPENSATION

Report of the Compensation Committee of the Board of Directors

The Compensation Committee has reviewed and discussed the following Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and based on such review and discussions, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Submitted by the following members of the Compensation Committee:

COMPENSATION COMMITTEE

Mark R. Lanning, Chair

Mark A. Collar
Richard M. Johnston

Compensation Discussion and Analysis

Please also refer to Proposal Three for additional information about our engagement with stockholders regarding executive compensation.

Executive Summary

Most of our compensation decisions are made in the first three months of the year, after review of our performance and the performance of our Chief Executive Officer and the other named executive officers. We believe the compensation of all of our named executive officers for 2017 aligned well with both our performance in 2017 and the objectives of our executive compensation policies:

•Our revenue for 2017 was $174.7 million, an increase of $19.6 million or 12.6%, compared to 2016 revenue. Included in this are revenue increases of 13.1% of U.S. sales and 11.0% of international sales. Our gross profit for 2017 was $126.2 million compared to $111.1 million for 2016.  Our gross margin for 2017 increased to 72.2% compared to 71.6% for 2016. Adjusted EBITDA, a non-GAAP measure, was a loss of $5.3 million for 2017, compared to a $9.2 million loss for 2016.  See Annex A for a discussion of management’s use of EBITDA and its GAAP reconciliation.

•Actual results compared to 2017 performance goals resulted in below target annual incentive award payouts to our named executive officers for 2017.  Even though our revenue, gross margin and adjusted EBITDA improved, our performance goals required a level of achievement higher than we delivered.

•Based on 2016 results and the 2017 individual evaluations of the named executive officers by the Compensation Committee with respect to Mr. Carrel, and the Compensation Committee and Mr. Carrel with respect to the other named executive officers, our named executive officers received increases in their base salary. The Compensation Committee and Mr. Carrel also utilized available market data and assistance from compensation consultants to determine required salaries. These increases ranged from 4% to 9% of 2016 base salary.

Compensation Philosophy and Objectives

Our compensation philosophy is rooted in a pay for performance approach that is designed to strongly link executive officer compensation to our performance. Executive incentive compensation is tied to measurable results intended to create long-term value for our stockholders. Our executive compensation program is designed to promote the following objectives:

•To align the interests of our executives with those of our stockholders who intend to stay invested over a multi-year period;

•To attract, motivate and retain talented executives; and

•To compensate executives based upon the value of their individual and collective contributions to achieving corporate goals and objectives.

Our executive compensation program provides for base salaries that reflect the following primary factors: level of responsibility, individual performance, internal fairness and external competitiveness. Additionally, the program provides for both annual incentive awards that are payable upon our achievement of annual financial and management objectives, as well as long-term equity incentives that are intended to align and strengthen the mutuality of interest between management, other key employees and our stockholders. With respect to Chief Executive Officer compensation, initial base salary, target annual incentive compensation and equity incentive award compensation were set forth in his employment agreement. We believe the compensation provisions contained in the employment agreement entered into with our Chief Executive Officer at the time he joined AtriCure in 2012 are consistent with our market-driven and performance-driven compensation policies and objectives.

Below we summarize certain executive compensation program and governance practices – both the practices we have implemented to drive performance and the practices we avoid because we do not believe they would serve our shareholders’ long-term interests.

What AtriCure Does

Pays for performance. A significant portion of executive pay is not guaranteed, but rather is at-risk and tied to the achievement of various performance metrics that are disclosed to shareholders. In addition, a significant portion of CEO and NEO compensation consists of equity incentive awards. The value of equity from these awards is related to the Company’s stock price, which aligns with the interests of all shareholders.

Sets NEO salary guidelines on an annual basis. The Company generally considers NEO salaries as part of its annual performance review process in an effort to be responsive to industry trends.

Balances short-term and long-term incentives. The incentive programs provide an appropriate balance of annual and longer-term incentives, with long-term incentive compensation comprising a substantial percentage of target total compensation.

Uses multiple performance metrics. These mitigate the risk of the undue influence of a single metric by utilizing multiple performance measures for annual incentive awards and multi-year vesting for long-term incentive awards.

Caps award payouts. Amounts or shares that can be earned under the Amended and Restated 2014 Stock Incentive Plan are capped, both for stock options and for full value awards.
Uses market-based approach for determining NEO target pay. Target compensation for NEOs is set after consideration of market data on compensation at other medical device and life science companies.

Maintains double-trigger change in control agreements. The Company maintains change in control agreements with certain of its NEOs, which require termination during a change in control period for severance payments to occur.

Maintains stock ownership guidelines for all NEOs. The Company has the following minimum stock ownership requirements: CEO – three times base salary; Other NEOs – one time base salary. All NEOs meet these requirements.

Evaluates risk related to executive compensation. The Committee regularly evaluates the Company’s compensation policies and practices, or components thereof, for risks that are reasonably likely to have a material adverse effect on the Company.

Acts through an independent Compensation Committee. The Committee consists entirely of independent directors.
Seeks investor feedback. The Company considers the say-on-pay vote and discusses its compensation practices with investors.

What AtriCure Does Not Do
Provide excise tax gross-up payments. The Company has not entered into any new contractual agreements that include excise tax gross-up payments.

Reprice options. The Company has never repriced or otherwise reduced the per-share exercise price of any outstanding stock options. Repricing of stock options is not permitted under the Amended and Restated 2014 Stock Incentive Plan without first obtaining approval from the stockholders of the Company. The Company and the Compensation Committee will not reprice underwater options without the consent of the Company’s stockholders.

Allow pledging or hedging of shares. The Company’s insider trading policy places restrictions on the Company’s directors and executive officers regarding entering into hedging transactions with respect to the Company’s securities and from holding the Company’s securities in margin accounts or otherwise pledging such securities as collateral for loans. Pledging or hedging transactions are permitted only in very limited circumstances. No directors or executive officers have in place any pledges or hedging transactions.

Provide special perquisites to executives. The Company does not provide executives with programs that are not made available to all Company employees, except in extremely limited circumstances.

Executive Compensation Program and Process

Role of the Compensation Committee

The Compensation Committee oversees and administers our executive compensation policies and plans. The Compensation Committee makes determinations and reports to the Board regarding general recommendations on compensation policies and plans for employees, setting salaries and incentive compensation and approving equity incentive awards for executives. In determining executive compensation,  we evaluate a variety of factors relating to the Company’s performance as a whole during the year, including financial performance, product development and regulatory and clinical progress. We also review market data and the individual performance of all key executives. Our management team supports and makes recommendations to the Compensation Committee in fulfilling its responsibilities and gathers information and performs administrative tasks delegated to it by the Compensation Committee. The Compensation Committee performs the same analysis in connection with determining the compensation of Mr. Carrel, our President and Chief Executive Officer, as it does in determining the compensation of other executive officers. We believe that Mr. Carrel’s compensation is fair, competitive and consistent with the Company’s corporate results and compensation philosophy.

During 2017, the Compensation Committee engaged Willis Towers Watson as an independent compensation consultant and also secured the approval of Mr. Carrel’s compensation by all non-employee directors as recommended by the Compensation Committee

Compensation Consultants

The Compensation Committee has the authority to engage the services of outside advisors as necessary to meet its responsibilities.

In 2017 the Compensation Committee engaged Willis Towers Watson to conduct a competitive pay assessment with respect to the compensation of the Company’s executive officers. Before the Compensation Committee engaged Willis Towers Watson, it considered the factors identified in Nasdaq Listing Rule 5650(d)(3)(D) in connection with its determination that Willis Towers Watson is independent.  As part of the executive competitive pay assessment, Willis Towers Watson conducted a review of our peer group based on industry, revenue, business life cycle and other pertinent criteria to verify current peers and identify new peers. As a result of the peer group review, Willis Towers Watson presented proposed changes to the peer group which the Compensation Committee reviewed, discussed and approved. The approved peer group for 2017 consisted of the following companies:

AngioDynamics, Inc.	Cardiovascular Systems, Inc.	Tandem Diabetes Care, Inc.
ABIOMED, Inc.	Endologix Inc.	LeMaitre Vascular, Inc.
Penumbra, Inc.	CryoLife Inc.	Entellus Medical, Inc.
K2M Group Holdings, Inc.	Nevro Corp.	Insulet Corp.
Atrion, Corp.	The Spectranetics Corp.	Exactech, Inc.
iRhythm Technologies, Inc.

Willis Towers Watson’s review of executive compensation covered base salary, target short-term incentives, total target cash compensation, long-term incentives and total target direct compensation. Based on Willis Towers Watson’s review and analysis, as well as other factors, the Compensation Committee implemented the compensation adjustments described in this Compensation Discussion and Analysis section and the other compensation related discussion included in this Proxy Statement.

In addition to peer compensation data, we review life sciences and general industry survey data for assessing pay competitiveness relative to market. Market data is used as a reference point for understanding the external market. The goal in using market survey data is to strike a balance between external competitiveness and internal equity.

Stockholder Engagement on Executive Compensation

The Company seeks to continuously engage with stockholders regarding the Company’s business, corporate governance and executive compensation. During 2017 and 2018 to date, representatives of the Company and the Board of Directors actively engaged with stockholders on a variety of topics related to executive compensation, including, without limitation, the Company’s equity grant practices and executive compensation performance measures. In all instances, the Company values stockholder engagement and views on the Company’s executive compensation philosophy, programs and processes. The Company takes seriously such engagement and views and considers them in its executive compensation decision-making.

Elements of Executive Compensation

Compensation to our executive officers generally consists of the following elements: base salary, annual incentive bonuses, annual grants of equity awards and generally the same health and welfare benefits package available to all of our employees. We believe this mix of cash and equity compensation and short and long-term compensation afforded to all of our executives is consistent with our compensation philosophy and furthers our overall compensation objectives by encouraging short and long-term performance and creating an effective management team which can lead our growth and expansion and maximize stockholder value.

The Compensation Committee has reviewed the risk profile of the various elements of our executive compensation program, including the performance objectives and target levels used in connection with incentive awards, and has considered the risks our executive officers might be incentivized to take with respect to such elements. When establishing the mix among these elements, the Compensation Committee is careful not to encourage excessive risk taking and, as a result, the Compensation Committee believes that our executive compensation program does not incentivize the executive officers to engage in business activities or other behavior that would threaten the value of the Company or the investments of its stockholders.

1.  Base Salary. We pay a base salary to attract talented executives and provide a secure base level of compensation. In determining base salaries, we consider a variety of factors, including the officer’s job scope and level of responsibility, as well as individual factors such as experience, skills and performance. We also consider market data relating to compensation for similar positions at other medical device and life science companies and competitive factors in the industry. In addition, we consider relative levels of pay among our officers and recommendations from the Chief Executive Officer.

Salary levels are generally considered annually as part of our annual performance review process, as well as upon a promotion or other change in job responsibility. Salary guidelines are set each year to reflect our industry’s competitive environment, balanced by the desire to control the overall cost of salaries and wages.

2.  Annual Incentive Plan. We pay annual incentives to management which vary in size depending on the level of achievement of specific operational, financial and strategic goals considered by the Board to be critical in building long-term value for stockholders. Annual incentives earned during 2017 were paid in cash. In future years, annual incentives may be paid in cash, through equity awards or through a combination of both.

For executive officers, annual incentive targets and objectives are designed to advance key strategic initiatives and build stockholder value and, therefore, primarily relate to the achievement of company-wide revenue and functional goals. We believe that company-wide goals help to foster effective cross-functional performance and a culture of collaboration. Annual objectives and targets are developed with guidance from management and approved by the Compensation Committee. Levels of performance are measured and communicated by management to the Compensation Committee and Board of Directors on a regular basis.

The Compensation Committee generally sets target objectives that the Committee believes will be difficult to attain. For 2017, the determination of the annual incentive targets was based on the financial and functional measures described in detail below:

Objectives	Maximum	Target	Threshold	Weight	Actual Results
Target Payout	175%	100%	50%
Revenue (in millions)	$183.0	$178.4	$173.7	50%	$174.7
Worldwide Gross Margin	74%	73%	72.5%	10%	72.2%
Worldwide Adjusted EBITDA-S(1)	($3.0)	($5.0)	($6.5)	10%	($5.3)
Other Bonus Objectives
Vitality/Innovation Index	20%	17.5%	15%	10%	29.7%
Percentage of revenue from products introduced in past 36 months
Clinical Science	Achieve 4+	Achieve 3	Achieve 2	10%	3 goals
CONVERGE - 100 patients enrolled	goals	goals	goals
CONVERGE - 125 patients enrolled
CONVERGE - 153 patients enrolled
DEEP - Resume enrollment
ATLAS - 300 patients enrolled
Training and Education	Achieve 5+	Achieve 4	Achieve 3	10%	5 goals
MV Conclave participation	goals	goals	goals
Help re-establish AATS course
150 physicians attend an advance ablation course
Minimum of twelve non-atriotomy ablation training events
Training at least 100 physicians in Convergent approach
Support four CME courses

_________________________________

(1)See Annex A for a discussion of management’s use of EBITDA and its GAAP reconciliation.

For the named executive officers, the base salary and target annual incentive were determined in accordance with the Company’s executive compensation philosophy and objectives described above, and as part of the Chief Executive Officer’s annual compensation and performance review. For non-strategic metrics, performance between goals is linearly interpolated. These amounts for 2017 are as follows:

Executive Officer	Base Salary ($)	Target Annual Incentive of Base Salary (%)	Target Incentive ($)
Michael H. Carrel	$675,000	76%	$513,000
M. Andrew Wade	354,198	50	177,099
Justin J. Noznesky	315,793	50	157,897
Salvatore Privitera	335,000	50	167,500
Douglas J. Seith	425,363	75	319,022

For 2017, the Compensation Committee approved an incentive program that would have enabled these executive officers to earn the target and maximum incentives set forth below as a percentage of their base salaries.

Executive Officer	Percentage of 2017 Base Salary at Threshold Goals (%)	Percentage of 2017 Base Salary at Target Goals (%)	Percentage of 2017 Base Salary at Maximum Goals (%)
Michael H. Carrel	38%	76%	133%
M. Andrew Wade	25	50	88
Justin J. Noznesky	25	50	88
Salvatore Privitera	25	50	88
Douglas J. Seith	38	75	131

Total revenue used to calculate the incentives for 2017 was $174.7 million, resulting in a 60.8% payout related to the revenue goal. Gross margin was 72.2%, resulting in no payout related to the gross margin goal. Adjusted EBITDA-S was $(5.3) million, resulting in an 88.8% payout related to the adjusted EBITDA-S goal. See Annex A for a discussion of management’s use of EBITDA and its GAAP reconciliation. The functional goals were achieved in varying degrees, resulting in a 150% payout. In the aggregate, the participants earned their incentives at 84.3% of their targets.

Executive Officer	Percentage of Base Salary Earned (%)	Amount of Award ($)
Michael H. Carrel	64%	$432,459
M. Andrew Wade	42	149,294
Justin J. Noznesky	42	133,107
Salvatore Privitera	42	62,284
Douglas J. Seith	63	268,936

3.  Equity Incentive Awards. We issue equity awards to our executive officers and employees under our Amended and Restated 2014 Stock Incentive Plan to create an opportunity for our executive officers and employees to acquire an equity ownership interest in the Company and thereby motivate and retain executive talent and align employees and executives with the long-term interests of stockholders. The Compensation Committee continually reviews the value and mix of equity awards granted to executive officers in light of equity awards at peer group companies but does not target any specific position with respect to these peer group companies. The Compensation Committee also considers wealth accumulation for executive officers as a factor in making additional equity awards both as to type of award and number of underlying shares.

Share-based incentives are reviewed and approved by the Compensation Committee at committee meetings. Grants of restricted stock vest in 25% increments over four years or in 33% increments over three years. Stock option grants typically vest 25% on the first anniversary of the grant, and the remaining 75% thereafter vests and is exercisable in equal monthly installments on the same day of the month over the following three years or in 33% increments over three years.  In 2018, after receiving and considering the input of investors and institutional advisory firms, the Compensation Committee adjusted the mix of equity grants to NEOs to 25% long-term performance share awards and 75% time-based restricted stock. Share-based awards are intended to reflect the participant’s position, responsibility, contributions and performance and to consider market data and each individual’s current equity position. We believe that share-based awards will stimulate pride in ownership and motivate employees and executives to commit themselves to our performance and increasing stockholder value.

Each year, the Compensation Committee considers grants for executive officers and employees based on recommendations from the CEO, as well as the factors described above. With respect to newly hired executives, the size of the initial equity grants are determined based on the individual’s position, experience and competitive market information. New hire grants are generally made at the date of hire. The exercise price for options equals the fair market value of our common stock on the date of the grant.

Recovery of Prior Incentive Compensation

Our Clawback Policy provides that in the event the Company is required to prepare an accounting restatement due to the material noncompliance of the Company with any financial reporting requirement under the securities laws, the Board of Directors shall require reimbursement to the Company of any performance-based award made to any officer of the Company where: (i) the payment was predicated upon achieving certain financial results that were subsequently the subject of a substantial restatement of Company financial statements filed with the SEC; (ii) the members of the Board of Directors who are considered “independent” for purposes of the listing standards of Nasdaq determine the officer engaged in intentional misconduct that caused or substantially caused the need for the accounting restatement; and (iii) a lower payment would have been made to such officer based upon the restated financial results. In each such instance, the Company will, to the extent practicable, seek to recover from the officer the amount by which any performance-based awards paid to such officer for the relevant period exceeded the lower payment that would have been made based on the restated financial results.

AtriCure’s Amended and Restated 2014 Stock Incentive Plan provides that any award issued under it shall be subject to forfeiture or repayment pursuant to the terms of any applicable compensation recoupment or recovery policy adopted by the Company, Compensation Committee or Board, as thereafter amended, including any policy adopted to comply with the rules of Nasdaq or the SEC. As a result, awards issued pursuant to the Amended and Restated 2014 Stock Incentive Plan are subject to the Clawback Policy.

The Company reserves the right to include these and other additional compensation recovery provisions in equity award agreements for executive officers.

The Company expects to revisit its compensation recovery policies after the SEC adopts final rules relating to clawbacks pursuant to the Dodd-Frank Act.

Perquisites

We do not generally provide executives with perquisites other than programs made available to all Company employees. Mr. Carrel’s employment agreement provides for reimbursement of certain out-of-pocket expenses, including temporary housing and for reimbursement for incremental term life insurance.  Mr. Seith receives an annual car allowance of $7,200, consistent with other field-based personnel.

The Compensation Committee adopted a policy that states that NEOs of the Company will not be reimbursed by the Company for personal taxes owed by them resulting from their receipt of perquisites, other than for relocation expenses. The Committee has made an exception to this policy for Mr. Carrel’s life insurance premium payments, which was part of the incentive package offered to Mr. Carrel when he joined the Company.

Summary Compensation Table

The following table sets forth summary compensation information for 2017, 2016 and 2015 for our Chief Executive Officer, Chief Financial Officer and each of our three other most highly compensated executive officers who were serving in such capacities as of December 31, 2017. Except as provided below, none of our named executive officers received any other compensation required to be disclosed by law or in excess of 10% of their total annual compensation.

		Salary	Commissions	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	All Other Compensation		Total
Name and Position	Year	($)	($)	($) (1)	($) (1)	($) (2)	($) (3)		($)
Michael H. Carrel	2017	$670,650	$—	$3,032,000	$—	$432,459	$21,240	(4)	$4,156,349
President and Chief	2016	645,750	—	3,667,500	—	183,720	21,090	(4)	4,518,060
Executive Officer	2015	610,833	—	3,108,000	—	744,188	21,090	(4)	4,484,111

M. Andrew Wade	2017	349,825	—	568,500	—	149,294	8,100		1,075,719
Senior Vice President	2016	322,992	—	815,000	—	61,903	7,950		1,207,845
and Chief Financial	2015	290,524	—	888,000	—	234,790	7,950		1,421,264
Officer

Justin J. Noznesky	2017	313,290	—	568,500	—	133,107	8,100		1,022,997
Senior Vice President,	2016	294,813	—	815,000	—	56,771	7,950		1,174,534
Marketing and Business	2015	262,500	—	888,000	—	208,688	7,950		1,367,138
Development

Salvatore Privitera	2017	147,197	—	1,414,800	—	62,284	—		1,624,281
Chief Technology Officer	2016	—	—	—	—	—	—		—
	2015	—	—	—	—	—	—		—

Douglas J. Seith	2017	419,810	—	1,137,000	—	268,936	15,300	(5)	1,841,046
Chief Operating Officer	2016	386,100	—	1,222,500	—	110,996	15,150	(5)	1,734,746
	2015	351,000	—	1,154,400	—	420,998	15,150	(5)	1,941,548

_________________________________

(1)Amounts in the stock awards and option awards columns represent the aggregate grant date fair value of restricted stock awards and option awards computed as of each grant date in accordance with FASB ASC Topic 718. Additional information about the assumptions that we used when valuing equity awards is set forth in our Annual Report on Form 10-K in Notes 1 and 14 of the Notes to Consolidated Financial Statements. Restricted stock awards for 2016 performance were granted in 2017 and so these awards are reflected in 2017 compensation. Restricted stock awards for 2015 performance were granted in 2016 and so these awards are reflected in 2016 compensation. Restricted stock and option awards for 2014 performance were granted in 2015 and so these awards are reflected in 2015 compensation.

(2)Amounts shown represent incentive-based awards earned in 2017, 2016 and 2015 pursuant to annual incentive-based award programs.

(3)Amounts shown include the matching contributions made under our 401(k) Plan.

(4)Amounts shown include $13,140 in incremental life insurance premiums paid on behalf of Mr. Carrel in 2017, 2016 and 2015.

(5)The amounts shown include $7,200 for a car allowance paid to Mr. Seith in 2017, 2016 and 2015.

Grants of Plan-Based Awards

The following table sets forth information concerning the annual performance bonuses for 2017 performance and stock option and restricted stock grants made during 2017 (for 2016 performance) to the executive officers named in the Summary Compensation Table.

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Stock Awards: Number of Shares of Stock or	Option Awards: Number of Securities Underlying	Exercise or Base Price of Option	Grant Date Fair Market Value of Stock and Option
Executive Officer	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Units (#)	Options (#)	Awards ($/sh)	Awards ($)
Michael H. Carrel		$256,500	$513,000	$897,750	—	—	$—	$—
	3/1/2017	—	—	—	160,000	—	—	3,032,000
M. Andrew Wade		88,550	177,099	309,923	—	—	—	—
	3/1/2017	—	—	—	30,000	—	—	568,500
Justin J. Noznesky		78,948	157,897	276,319	—	—	—	—
	3/1/2017	—	—	—	30,000	—	—	568,500
Salvatore Privitera(2)		83,750	167,500	293,125	—	—	—	—
	7/24/2017	—	—	—	60,000	—	—	1,414,800
Douglas J. Seith		159,511	319,022	558,289	—	—	—	—
	3/1/2017	—	—	—	60,000	—	—	1,137,000

_________________________________

(1)Represents estimated incentives eligible to be earned under our annual cash incentive plan for 2017. Any actual awards earned and paid to the named executive officers under these plans is reported in the Non-Equity Incentive Plan Compensation column in the Summary Compensation Table and are discussed earlier under the heading “Compensation Discussion and Analysis.”

(2)Mr. Privitera started working at AtriCure on July 24, 2017. His non-equity incentive plan payout was prorated based on his start date.

Outstanding Equity Awards at Year-End

The table below sets forth information concerning the number and value of the unexercised stock options and restricted stock awards outstanding at December 31, 2017 for the executive officers named in the Summary Compensation Table. Under the Company’s equity award plans, stock option awards have a ten-year term. Stock option awards generally vest 25% on the first anniversary of the grant date and in equal monthly installments on the same day of the month over the remaining three years. Performance stock option awards granted to Mr. Carrel vest when option trigger events are achieved. Restricted shares generally vest in 25% increments on the first four anniversaries of the grant date and vest in full upon a change of control. Restricted shares granted to Mr. Carrel between 2012 and 2016 vest four years from the date of grant.

Outstanding Equity Awards at Fiscal Year-End

	Option Awards				Stock Awards		Performance Shares Awards
Executive Officer	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Price ($)	Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Michael H. Carrel	122,395	2,605	$21.04	1/24/2024	—	—	—	—
	125,000	100,000	21.04	1/24/2024	—	—	—	—
	125,000	—	5.91	11/1/2022	—	—	—	—
	125,000	100,000	5.91	11/1/2022	—	—	—	—
	—	—	—	—	626,667	$11,430,406	—	—

M. Andrew Wade	48,958	1,042	21.04	1/24/2024	—	—	—	—
	75,000	—	6.73	12/27/2022	—	—	—	—
	35,000	—	6.27	10/25/2022	—	—	—	—
	1,000	—	11.20	2/9/2021	—	—	—	—
	1,000	—	1.50	2/10/2019	—	—	—	—
	—	—	—	—	100,000	1,824,000	—	—

Justin J. Noznesky	58,750	1,250	18.30	1/6/2024	—	—	—	—
	—	—	—	—	98,750	1,801,200	—	—

Salvatore Privitera	—	—	—	—	60,000	1,094,400	—	—

Douglas J. Seith	48,958	1,042	21.04	1/24/2024	—	—	—	—
	75,000	—	6.73	12/27/2022	—	—	—	—
	—	—	—	—	156,250	2,850,000	—	—

_________________________________

(1)Based on the December 29, 2017 closing price of our common stock of $18.24 per share.

Option Exercises and Stock Vested

	Option Awards		Stock Awards
Executive Officer	Number of Shares Acquired on Exercise (#)	Value Realized on Exercises ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Michael H. Carrel	—	$—	—	$—
M. Andrew Wade	2,000	36,825	32,500	591,500
Justin J. Noznesky	—	—	31,250	592,063
Salvatore Privitera	—	—	—	—
Douglas J. Seith	58,112	1,243,084	42,500	781,000

_________________________________

(1)Calculated by multiplying the number of shares acquired on exercise by the closing price of AtriCure common stock on the date of exercise.

(2)Calculated by multiplying the number of shares acquired on vesting/release by the closing price of AtriCure common stock on the date of vesting/release.

Severance and Change in Control Arrangements

We have an employment agreement with Michael H. Carrel, our President and Chief Executive Officer. We also have Change in Control Agreements with Mr. Wade, our Senior Vice President and Chief Financial Officer, Mr. Noznesky, our Senior Vice President, Marketing and Business Development, Mr. Privitera, our Chief Technology Officer, and Mr. Seith, our Chief Operating Officer.

Carrel Employment Agreement

If the Company terminates Mr. Carrel’s employment “without cause” or if he terminates his employment for “good reason,” each as defined in the employment agreement, Mr. Carrel is entitled to a severance payment equal to twelve months of his then-current base salary plus a pro-rata portion of his target bonus for the year in which such termination occurred through the date of termination. If the termination occurs during a change in control period, he is entitled to a severance payment equal to up to twenty-four months of his then-current base salary plus his target bonus for the severance period. In the case of termination by Mr. Carrel for “good reason” or by the Company “without cause” or in the case of any change of control, any unvested restricted shares or time-based stock options shall fully vest on the date of termination.

Wade Change in Control Agreement

Mr. Wade’s change in control agreement provides that if his employment terminates during a change in control period other than in connection with death, disability, “cause” or “good reason,” (each as defined in such agreement), he is entitled to a severance payment equal to twelve months of his then-current base salary plus his target bonus for the severance period.

Noznesky Change in Control Agreement

Mr. Noznesky’s change in control agreement provides that if his employment terminates during a change in control period other than in connection with death, disability, “cause” or “good reason,” (each as defined in such agreement), he is entitled to a severance payment equal to six months of his then-current base salary plus his target bonus and commission for the severance period.

Privitera Change in Control Agreement

Mr. Privitera’s change in control agreement provides that if his employment terminates during a change in control period other than in connection with death, disability, “cause” or “good reason,” (each as defined in such agreement), he is entitled to a severance payment equal to six months of his then-current base salary plus his target bonus and commission for the severance period.

Seith Change in Control Agreement

Mr. Seith’s change in control agreement provides that if his employment terminates during a change in control period other than in connection with death, disability, “cause” or “good reason,” (each as defined in such agreement), he is entitled to a severance payment equal to twelve months of his then-current base salary plus his target bonus and commission for the severance period.

Treatment of Equity Awards

After termination of an executive officer or director following a change in control, he or she may exercise his or her vested options pursuant to the terms of our 2005 Equity Incentive Plan or our Amended and Restated 2014 Stock Incentive Plan and/or the related stock option agreements. Generally, if termination is due to death or disability, the options will remain exercisable for twelve months. In all other cases or termination, including retirement, the options will generally remain exercisable for 90 days.

The table below shows the potential payments, other than those generally available to all salaried employees, that would be payable to each named executive officer assuming a qualifying change in control or other triggering event had occurred on December 31, 2017.

Name	Payments Under Employment Agreement/ Change In Control Agreement ($)	Aggregate Value of Vested Equity Awards ($)	Aggregate Value of Unvested Equity Awards ($)	Other ($)
Michael H. Carrel	$2,376,000	$3,082,500	$12,663,406	$34,625
M. Andrew Wade	544,920	1,305,980	1,824,000	—
Justin J. Noznesky	327,939	—	1,801,200	—
Salvatore Privitera	347,885	—	1,094,400	—
Douglas J. Seith	760,745	863,250	2,850,000	—

Pay Ratio Disclosure

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(u) of Regulation S-K, we are providing disclosure of the ratio of the median employee’s annual total compensation to that of the principal executive officer (“PEO”). The Company’s PEO is Mr. Carrel, our President and Chief Executive Officer. Mr. Carrel’s annual total compensation for 2017, as noted in the Summary Compensation Table above, was $4,156,349. The median employee’s (excluding the PEO) annual total compensation for 2017 was $104,549. Therefore, we reasonably estimate that the ratio of our PEO’s annual total compensation to the annual total compensation of our median employee was 40:1.

Under the SEC’s rules and guidance, there are numerous ways to determine the compensation of a company’s median employee, including the employee population sampled, the elements of pay and benefits used, any assumptions made and the use of statistical sampling. In addition, no two companies have identical employee populations or compensation programs, and pay, benefits and retirement plans may differ by country even within the same company. As such, our pay ratio may not be comparable to the pay ratio reported by other companies.

As of December 31, 2017, our employee population consisted of 574 individuals – 524 in the United States and 50 outside of the United States. We did not exclude any employees from our determination of the median employee. The median employee was identified by preparing a listing of employees as of December 31, 2017 with their corresponding annual total cash compensation (base salary or hourly wages, overtime wages, bonuses and commissions) and equity grants, based on the Company’s payroll and other compensation records. For those employees that were not employed for the full fiscal year, their annual salary was used to compute their annual total compensation. Wages paid in foreign currencies were converted into U.S. dollars using the applicable year-to-date average exchange rates as of December 31, 2017.

OTHER MATTERS

We are not aware of any other business to be presented at the Annual Meeting. As of the date of this proxy statement, no stockholder had advised us of the intent to present any business at the Annual Meeting. Accordingly, the only business that our Board intends to present is as set forth in this proxy statement.

If any other matter or matters are properly brought before the Annual Meeting or any postponement or adjournment thereof, each properly executed proxy card will be voted in the discretion of the proxies named therein. The proxies will use their discretion to vote on such matters in accordance with their best judgment.

The proxy card used by AtriCure for the Annual Meeting typically grants authority to management to vote in its discretion on any matters that come before the meeting as to which adequate notice has not been received. In order for a notice to be deemed adequate for the 2019 Annual Meeting, it must be received by February 25, 2019.

By order of the Board of Directors,

/s/ M. Andrew Wade
M. Andrew Wade
Senior Vice President and Chief Financial Officer

Mason, Ohio

April 10, 2018

ANNEX A

Use of Non-GAAP Financial Measures

To supplement AtriCure’s condensed consolidated financial statements prepared in accordance with accounting principles generally accepted in the United States of America, or GAAP, AtriCure uses certain non-GAAP financial measures in this proxy statement as supplemental financial metrics.

Revenue reported on a constant currency basis is a non-GAAP measure and is calculated by applying previous period foreign currency exchange rates to each of the comparable periods. Management analyzes revenue on a constant currency basis to better measure the comparability of results between periods. Because changes in foreign currency exchange rates have a non-operating impact on revenue, the Company believes that evaluating growth in revenue on a constant currency basis provides an additional and meaningful assessment of revenue to both management and the company’s investors.

Adjusted EBITDA provides an indication of performance excluding certain items. Management believes that in order to properly understand short-term and long-term financial trends, investors may wish to consider the impact of these excluded items in addition to GAAP measures. The excluded items vary in frequency and/or impact on our continuing operations and management believes that the excluded items are typically not reflective of our ongoing core business operations. Further, management uses adjusted EBITDA for its strategic planning. A reconciliation of adjusted EBITDA reported in this release to the most comparable GAAP measure for the respective periods can be found in a table later in this release.

The non-GAAP financial measures used by AtriCure may not be the same or calculated the same as those used by other companies. Non-GAAP financial measures have limitations as analytical tools and should not be considered in isolation or as a substitute for AtriCure’s financial results prepared and reported in accordance with GAAP.

ATRICURE, INC. AND SUBSIDIARIES
RECONCILIATION OF GAAP RESULTS TO NON-GAAP RESULTS
(In Thousands)
(Unaudited)

Reconciliation of Non-GAAP Adjusted Loss (Adjusted EBITDA)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2017	2016	2017	2016
Net loss, as reported	$(2,580)	$(8,625)	$(26,892)	$(33,338)
Income tax (benefit) expense	(52)	16	14	40
Other expense, net (a)	497	914	1,899	2,160
Depreciation and amortization expense	2,271	2,441	9,128	9,299
Share-based compensation expense	3,668	2,901	14,615	11,697
Change in fair value of contingent consideration	(4,078)	969	(4,078)	969
Non-GAAP adjusted loss (adjusted EBITDA)	$(274)	$(1,384)	$(5,314)	$(9,173)

A-1

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2017	2016	2017	2016
(a) Other includes:
Net interest expense	$503	$474	$2,037	$1,574
(Gain) loss due to exchange rate fluctuation	(6)	440	(138)	586
Other expense, net	$497	$914	$1,899	$2,160

A-2

ANNEX B

ATRICURE, INC.

2014 STOCK INCENTIVE PLAN

(AMENDED AND RESTATED AS OF MAY ~~24~~22, ~~2017~~ 2018)

TABLE OF CONTENTS

1.	Purposes		1

2.	Definitions		1

3.	Administration of the Plan		5
	(a)	Authority of Committee	5
	(b)	Binding Authority	6
	(c)	Delegation of Authority	6

4.	Eligibility		6

5.	Common Shares Subject to the Plan		7
	(a)	Authorized Number of Common Shares	7
	(b)	Share Counting	7
	(c)	Award Limitations.	8
	(d)	Shares to be Delivered	8
	(e)	Minimum Vesting	8

6.	Awards to Participants		8
	(a)	Stock Options.	8
	(b)	Stock Appreciation Rights	10
	(c)	Restricted Shares and Restricted Share Units	11
	(d)	Performance-Based Exception	13
	(e)	Unrestricted Share Awards	~~14~~13
	(f)	Restricted Share Grants to Non-Employee Directors	14

7.	Deferred Payment		14

8.	Dilution and Other Adjustments		~~15~~14

9.	Change in Control		15

10.	Termination		15
	(a)	Termination by Death, Disability, or Retirement	15
	(b)	Termination for Cause	~~16~~15
	(c)	Other Terminations	~~16~~15
	(d)	Limitation for ISOs	16
	(e)	Transfers and Leaves of Absence	16

11.	Recoupment or Recovery Policy		~~16~~17

12.	Miscellaneous Provisions		~~16~~17
	(a)	Rights as a Shareholder	~~16~~17
	(b)	No Loans	~~16~~17
	(c)	Assignment or Transfer	~~16~~17
	(d)	Withholding Taxes	~~16~~17
	(e)	No Rights to Awards	~~16~~18
	(f)	Beneficiary Designation	~~16~~18
	(g)	Fractional Shares	~~16~~18
	(h)	Unfunded Plan	~~16~~18
	(i)	Severability	~~16~~18
	(j)	Limitation of Liability	~~16~~18

1

	(k)	Successors	~~16~~19
	(l)	Code Section 409A Compliance	~~16~~19

13.	Effective Date, Amendments, Governing Law and Plan Termination		~~16~~19
	(a)	Effective Date	~~16~~19
	(b)	Amendments	~~16~~19
	(c)	Governing Law	~~16~~20
	(d)	Plan Termination	~~16~~20

2

ATRICURE, INC.
2014 STOCK INCENTIVE PLAN
(AMENDED AND RESTATED AS OF MAY ~~24~~22, ~~2017~~ 2018)

1.Purposes

The purposes of the Plan are to provide long-term incentives to those persons with significant responsibility for the success and growth of the Company, to align the interests of such persons with those of the Company’s shareholders, to assist the Company in recruiting, retaining and motivating employees, directors and consultants on a competitive basis and to link compensation to performance.

2.Definitions

For purposes of the Plan, the following capitalized terms shall have the meanings specified below:

(a)“Affiliate” has the meaning set forth in Rule 12b-2 under the Exchange Act.

(b)“Award” means a grant of Stock Options, Stock Appreciation Rights, Restricted Shares, Restricted Share Units, or unrestricted Common Shares or any or all of them, to a Participant.

(c) “Award Agreement” means an agreement, either in written or electronic format, between the Company and a Participant setting forth the terms and conditions of an Award granted to the Participant.

(e)“Beneficial Owner” has the meaning given in Rule 13d-3 under the Exchange Act.

(f)“Board” means the Board of Directors of the Company.

(h)“Cause” means with respect to any Participant, unless otherwise provided in the applicable Award Agreement (i) indictment for, conviction of, or plea of guilty or no contest by the Participant to a felony, or of any criminal act, that has an adverse effect on the Participant’s qualifications or ability to perform his duties; (ii) the unreasonable deliberate and material failure or refusal by the Participant to perform his employment duties (other than as a result of PTO, sickness, disability, illness or injury), and the failure to rectify the same within thirty (30) days after the Company shall have given notice to the Participant identifying such failure or refusal and demanding that it be rectified; (iii) the Participant’s commission of any act of fraud, embezzlement, dishonesty or other misconduct that has caused, or would reasonably be expected to cause, material injury or economic harm to the Company; (iv) an act of gross negligence on the part of the Participant that has caused, or would reasonably be expected to cause, material injury or economic harm to the Company; (v) a deliberate and material violation of a written material Company policy; or (vi) a material breach of the Plan or any change-in control or non-disclosure agreement to which Participant and the Company may be parties (or, in each case, any successor thereto or amendment thereof) which (and only if the same shall be curable) Participant fails to cure within thirty (30) days after the Company shall have given notice to the Participant identifying such breach and demanding that it be cured.  Any purported termination by the Company for Cause which does not satisfy the applicable requirements of this Section (2)(f) shall be conclusively deemed to be a termination by the Company without Cause for purposes of the Plan.

(i)“Change in Control” means the occurrence of any of the following events:

(i)Any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company’s then outstanding voting securities;

(ii)The consummation of the sale or disposition by the Company of all or substantially all of the Company’s assets;

(iii)A change in the composition of the Board occurring within a two-year period, as a result of which fewer than a majority of the directors are Incumbent Directors. “Incumbent Directors” means directors who either (A) are directors as of the effective date of the Plan, or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but will not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Company); or

(iv)The consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation.

Notwithstanding anything herein to the contrary, and only to the extent that an Award is subject to Code Section 409A and payment of the Award pursuant to the application of the definition of “Change in Control” above would cause such Award not to otherwise comply with Code Section 409A, payment of an Award may occur upon a Change in Control only to the extent that the event constitutes a “change in the ownership or effective control” of the Company or a “change in the ownership of a substantial portion of the assets” of the Company under Code Section 409A.

(j)“Code” means the Internal Revenue Code of 1986, as amended, and any rules, regulations or guidance promulgated thereunder.  Any reference to the Code or a section thereof shall also refer to any successor Code or section.

(k)“Committee” means a committee appointed by the Board consisting of at least three members of the Board, all meeting the definitions of “outside director” set forth in Code Section 162(m), “independent director” set forth in The Nasdaq Stock Market rules, and “non-employee director” set forth in Rule 16b-3 of the Exchange Act, or any successor definitions adopted for a similar purpose by the Internal Revenue Service, any national securities exchange on which the Common Shares are listed or the Securities and Exchange Commission.

(l) “Common Share” or “Common Shares” means one or more of the shares of common stock, par value $.001, of the Company.

(m)“Company” means AtriCure, Inc., a corporation organized under the laws of the State of Delaware, its subsidiaries, divisions and affiliated businesses.

(n)“Date of Grant” means the date on which the Committee authorizes the grant of an Award or such later date as may be specified by the Committee in such authorization.

(o)“Disability” means total and permanent disability as defined in Section 22(e)(3) of the Code, provided that in the case of Awards other than ISOs, the Committee in its discretion may determine whether a permanent and total disability exists in accordance with uniform and non-discriminatory standards adopted by the Committee from time to time.

(p)“Effective Date” has the meaning set forth in Section 13(a).

(q)“Exchange Act” means the Securities Exchange Act of 1934, as amended, and any rules, regulations, schedules or guidance promulgated thereunder.  Any reference to the Exchange Act or a section thereof shall also refer to any successor Exchange Act or section.

(s)“Exercise Price” means the purchase price of a Common Share covered by a Stock Option or SAR, as applicable.

(t)“Fair Market Value” on any date means the closing price of the Common Shares as reported on The Nasdaq Stock Market or, if applicable, any other national securities exchange on which the Common Shares are principally traded, or, if there were no sales of Common Shares on such date, then on the immediately preceding date on which there were any sales of Common Shares.  If the Common Shares cease to be traded on a national securities exchange, the Fair Market Value shall be determined pursuant to a reasonable valuation method prescribed by the Committee.  In the case of an ISO (or Tandem SAR), Fair Market Value shall be determined by the Committee in accordance with Code Section 422.  For Awards intended to be exempt from Code Section 409A, Fair Market Value shall be determined by the Committee in accordance with Code Section 409A.

(u)“Full-Value Award” means Restricted Shares, Restricted Share Units or unrestricted Common Shares.

(v)“ISO” means an Incentive Stock Option satisfying the requirements of Code Section 422 and designated as an ISO by the Committee.

(w)“Non-Employee Director” means a member of the Board who is not an employee of the Company.

(x)“NQSO” means a non-qualified Stock Option that does not satisfy the requirements of Code Section 422 or that is not designated as an ISO by the Committee.

(y)“Participant” means a person eligible to receive an Award under the Plan, as set forth in Section 4, and designated by the Committee to receive an Award subject to the conditions set forth in the Plan and any Award Agreement.

(z)“Performance-Based Exception” means the performance-based exception to the deductibility limitations of Code Section 162(m), as set forth in Code Section 162(m)(4)(C) and applicable Treasury Department regulations thereunder.

(aa)“Performance Goals” means the goals established by the Committee, as described in Section 6(d)(ii).

(bb)“Performance Measures” means the criteria set out in Section 6(d)(iii) that may be used by the Committee as the basis for a Performance Goal.

(cc)“Performance Period” means the period established by the Committee during which the achievement of Performance Goals is assessed in order to determine whether and to what extent an Award that is conditioned on attaining Performance Goals has been earned.

(dd)“Person” shall have the meaning given in Section 3(a)(9) of the Exchange Act, except that such term shall not include (i)  the Company or any of its Affiliates, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of  the Company or any of its subsidiaries, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities or (iv) a corporation owned, directly or indirectly, by the shareholders of  the Company in substantially the same proportions as their ownership of  Company securities.

(ee)“Plan” means the AtriCure, Inc. 2014 Stock Incentive Plan, as amended and restated from time to time.

(ff)“Prior Plan” means the AtriCure, Inc. 2005 Equity Incentive Plan, as it may have been amended and restated.

(gg)“Restricted Shares” means Common Shares that are subject to restrictions, as described in Section 6(c).

(hh)“Restricted Share Units” means a right, as described in Section 6(c), denominated in Common Shares to receive an amount, payable in either cash, Common Shares, Restricted Shares, or a combination thereof, equal to the value of a specified number of Common Shares.

(ii)“Restriction Period” means, with respect to any Full-Value Award, the period during which any risk of forfeiture or other restrictions set by the Committee, including performance restrictions, remain in effect until such time as they have lapsed under the terms and conditions of the Full-Value Award or as otherwise determined by the Committee, including the Performance Period for Full-Value Awards intended to qualify for the Performance-Based Exception.

(jj)“Retirement” means retirement with the Company at or after age 65 or at or after the later of age 55 and ten years of service.

(kk)“Securities Act” means the Securities Act of 1933, as amended, and any rules, regulations, schedules or guidance promulgated thereunder.  Any reference to the Securities Act or a section thereof shall also refer to any successor Securities Act or section.

(ll)“Stock Appreciation Right” or “SAR” means the right, as described in Section 6(b), to receive a payment equal to the excess of the Fair Market Value of a Common Share on the date the SAR is exercised over the Exercise Price established for that SAR at the time of grant, multiplied by the number of Common Shares with respect to which the SAR is exercised.

(mm)“Stock Option” means the right, as described in Section 6(a), to purchase Common Shares at a specified price for a specified period of time.  Stock Options include ISOs and NQSOs.

(nn)“Tandem SAR” means a SAR granted in tandem with a Stock Option.

3.Administration of the Plan

(a)Authority of Committee.    The Plan shall be administered by the Committee.  Unless otherwise determined by the Board, the Compensation Committee of the Board shall serve as the Committee.  The Committee shall have all the powers vested in it by the terms of the Plan, such powers to include the sole and exclusive authority to (within the limitations described in the Plan):

(i)select Participants to be granted Awards under the Plan and grant Awards pursuant to the terms of the Plan;

(ii)determine the type, size and terms of the Awards to be granted to each Participant;

(iii)determine the time when Awards are to be granted and any conditions that must be satisfied before an Award is granted;

(iv)establish objectives and conditions for earning an Award;

(v)determine all other terms and conditions, not inconsistent with the terms of the Plan and any operative employment or other agreement, of any Award granted under the Plan, and determine the appropriate Award Agreement evidencing the Award;

(vi)determine whether the terms, conditions, and objectives for earning an Award have been met, including, without limitation, any such determination or certification, as the case may be, required for compliance with Code Section 162(m);

(vii)modify or waive the terms and conditions of Awards granted under the Plan, not inconsistent with the terms of the Plan and any operative employment or other agreement, accelerate the vesting, exercise or payment of an Award or cancel or suspend an Award; provided, however, that the Committee shall have the ability to accelerate the vesting of an Award only upon a Change in Control or the death or Disability of a Participant;

(viii)determine whether the amount or payment of an Award should be reduced or eliminated, and determine if, when and under what conditions payment of all or any part of any Award may be deferred;

(ix)determine the guidelines and/or procedures for the payment or exercise of Awards;

(x)determine whether any Awards granted to an employee should qualify for the Performance-Based Exception;

(xi)adopt, alter and repeal such administrative rules, guidelines and practices governing the Plan and establish and administer any sub-plans that may be governed by the Plan;

(xii)construe, interpret, administer and implement the Plan, any Award Agreements or related documents and correct any defect, supply an omission or reconcile any inconsistency in or between the Plan, any Award Agreement or related documents; and

(xiii)make factual determinations with respect to the Plan and any Awards and otherwise supervise the administration of the Plan.

(b)Binding Authority.    The Committee’s interpretations of the Plan, and all actions taken and determinations made by the Committee pursuant to the powers vested in it under the Plan, shall be conclusive and binding on all parties, including the Company, its shareholders and all Participants.

(c)Delegation of Authority.    To the extent not prohibited by law or the rules of the national securities exchange on which the Company’s Common Shares are listed, the Committee may allocate its authority hereunder to one or more of its members or delegate its authority hereunder to one or more Non-Employee Directors, except that no such allocation or delegation shall be permitted with respect to Awards intended to qualify for the Performance-Based Exception, and may grant authority to employees of the Company to execute documents on behalf of the Committee or to otherwise assist in the administration and operation of the Plan. The Committee may delegate to the Company’s Chief Executive Officer, with the required approval of the Company’s Chief Financial Officer or Vice President, Human Resources, the authority to grant ~~new hire and recognition~~ Awards to Service Providers (other than to the Chief Executive Officer, members of the Board of Directors and officers who report directly to the Chief Executive Officer )  representing up to an annual aggregate amount of ~~250,000 Shares~~275,000 Shares in connection with merit-based grants and an additional 100,000 Shares for new hire, mid-year promotion or retention purposes. When the Committee otherwise delegates its authority hereunder to one or more officers of the Company, it shall specify the total number of Awards that the officer or officers may award and the terms on which any Awards may be issued, offered or sold. In no event shall the Committee authorize any officer to designate an officer delegated authority under the Plan as a recipient of any Awards.

4.Eligibility

Subject to the terms and conditions of the Plan, the Committee may select, from all eligible persons, Participants to whom Awards shall be granted under the Plan and shall determine the nature and amount of each Award.  Eligible persons include any of the following individuals: (i) any officer or key employee of the Company, (ii) any consultant (as defined in the General Instructions to the Form S-8 registration statement under the Securities Act) to the Company, and (iii) any Non-Employee Director.  All Awards shall be evidenced by an Award Agreement, and Awards may be conditioned upon the Participant’s execution of an Award Agreement.

5.Common Shares Subject to the Plan

(a)Authorized Number of Common Shares.    Unless otherwise authorized by the Company’s shareholders and subject to this Section 5 and Section 8, the maximum aggregate number of Common Shares available for issuance under the Plan is ~~2,600,000~~3,450,000, plus (i) the number of Common Shares that, on the Effective Date, are available to be granted under the Prior Plan but which are not then subject to outstanding awards under the Prior Plan, and (ii) the number of Common Shares subject to outstanding awards under the Prior Plan as of the Effective Date which thereafter are forfeited, settled in cash or cancelled or expire.  Upon the Effective Date, the Prior Plan will terminate; provided that all outstanding awards under the Prior Plan as of the Effective Date shall remain outstanding and shall be administered and settled in accordance with the provisions of the Prior Plan, as applicable. The maximum number of Common Shares available for issuance with respect to ISOs is ~~2,600,000~~3,450,000.

(b)Share Counting.  The following rules shall apply in determining the number of Common Shares available for grant under the Plan:

(i)Common Shares subject to any Award shall be counted against the maximum share limitation as one Common Share for every Common Share subject thereto.

(ii)To the extent that any Award is forfeited, cancelled, settled in cash, returned to the Company for failure to satisfy vesting requirements or other conditions of the Award or otherwise terminates without an issuance of Common Shares being made, the maximum share limitation shall be credited with one Common Share for each Common Share subject to such Award, and such number of credited Common Shares may again be made subject to Awards under the Plan.

(iii)Any Common Shares tendered by a Participant or withheld as full or partial payment of withholding or other taxes or as payment for the exercise or conversion price of an Award or repurchased by the Company with Stock Option proceeds shall not be added back to the number of Common Shares available for issuance under the Plan.  Upon exercise of a SAR, the number of Common Shares subject to the Award that are being exercised shall be counted against the maximum aggregate number of Common Shares that may be issued under the Plan on the basis of one Common Share for every Common Share subject thereto, regardless of the actual number of Common Shares used to settle the SAR upon exercise.

(iv)Any Common Shares underlying Awards granted through the assumption of, or in substitution for, outstanding awards previously granted to individuals who become employees of the Company as a result of a merger, consolidation, acquisition or other corporate transaction shall not, unless required by law or regulation, count against the reserve of available Common Shares under the Plan.

(c)Award Limitations.    Subject to the adjustment provisions of Section 8:

(i)The maximum aggregate number of Common Shares that may be subject to Stock Options or SARs granted in any calendar year to any one Participant (other than a Non-Employee Director) shall be ~~2,600,000~~ 3,450,000 Common Shares.

(ii)The maximum aggregate number of Common Shares that may be subject to Full-Value Awards granted in any calendar year to any one Participant (other than a Non-Employee Director) shall be ~~2,600,000~~ 3,450,000 Common Shares.

(iii)Grants to Non-Employee Directors shall be limited to the grants described in Section 6(f).

(d)Shares to be Delivered.   Common Shares to be delivered by the Company under the Plan may consist in whole or in part of authorized but unissued shares or treasury shares.

(e)Minimum Vesting.  Except with respect to five percent (5%) of the maximum aggregate number of Shares that may be issued under the Plan, as provided herein, no Award shall vest earlier than one year following the date of grant of such Award; provided, however, that such limitation shall not preclude the acceleration of vesting of such Award upon the death or disability of the Participant or in connection with a Change in Control, as determined by the Committee in its discretion.

6.Awards to Participants

(a)Stock Options.

(i)Grants.  Subject to the terms and conditions of the Plan, Stock Options may be granted to Participants, in such number and upon such terms and conditions as the Committee determines, and may consist of ISOs or NQSOs.  Stock options may be granted alone or with Tandem SARs.  With respect to Stock Options granted with Tandem SARs, the exercise of either such Stock Options or Tandem SARs will result in the simultaneous cancellation of the same number of Stock Options or Tandem SARs, as the case may be.

(ii)Exercise Price.  The Exercise Price shall be equal to or, at the Committee’s discretion, greater than the Fair Market Value on the date the Stock Option is granted, unless the Stock Option was granted through the assumption of, or in substitution for, outstanding awards previously granted to individuals who became employees of the Company as a result of a merger, consolidation, acquisition or other corporate transaction, in which case the assumption or substitution shall be accomplished in a manner that permits the Stock Option to be exempt from Code Section 409A.

(iii)Term.  The term of Stock Options shall be determined by the Committee in its sole discretion, but in no event shall the term exceed ten years from the Date of Grant.

(iv)ISO Limits.  ISOs may be granted only to Participants who are employees of the Company (or of any parent or subsidiary corporation within the meaning of Code Section 424) on the Date of Grant, and may only be granted to an employee who, at the time the Stock

Option is granted, does not own more than ten percent of the total combined voting power of all classes of stock of the Company (or of any parent or subsidiary corporation within the meaning of Code Section 424), unless (A) the Exercise Price is at least 110% percent of the Fair Market Value on the Date of Grant, and (B) the ISO is not exercisable after five years from the Date of Grant.  The aggregate Fair Market Value of all Common Shares, determined at the time the ISOs are granted, with respect to which ISOs are exercisable by a Participant for the first time during any calendar year (under all plans of the Company) shall not exceed $100,000 or such other amount as may subsequently be specified by the Code.  If such Fair Market Value exceeds the $100,000 limit, the ISOs exceeding the limit shall be treated as NQSOs, taking the Stock Options in the order each was granted.  The terms of all ISOs shall be consistent with and contain or be deemed to contain all provisions required to qualify as an “incentive stock option” under Code Section 422.

(v)No Repricing.  Subject to the adjustment provisions of Section 8, without the approval of the Company’s shareholders, (A) the Exercise Price for any outstanding Stock Option may not be decreased after the Date of Grant, (B) no outstanding Stock Option may be surrendered to the Company as consideration for the grant of a new Stock Option with a lower Exercise Price, and (C) no other modifications to any outstanding Stock Option may be made that would be treated as a “repricing” under the then applicable rules, regulations or listing requirements adopted by the national securities exchange on which the Common Shares are listed. Neither the Board nor the Committee shall offer a cash buy-out of “underwater” Stock Options, and such buyouts of “underwater” Stock Options shall be prohibited.

(vi)Form of Payment.  Vested Stock Options may be exercised (at the election of the Participant) in whole or in part, and the Exercise Price shall be paid to the Company at the time of exercise, subject to any applicable rules or regulations adopted by the Committee:

(A)to the extent permitted by applicable law, pursuant to cashless exercise procedures that are approved by the Committee;

(B)through the tender of unrestricted Common Shares owned by the Participant (or by delivering a certification or attestation of ownership of such Common Shares) valued at their Fair Market Value on the date of exercise;

(C)in cash or its equivalent; or

(D)by any combination of (A), (B), and (C) above.

(vii)No Dividends or Shareholder Rights.  No dividends or dividend equivalents may be paid on Stock Options.  Except as otherwise provided herein, a Participant shall have no rights as a holder of Common Shares covered by a Stock Option unless and until such Common Shares have been registered to the Participant as the owner.

(viii)Other Restrictions.   Stock Options may be granted subject to such terms and conditions as the Committee determines, including, without limitation: forfeiture conditions, transfer restrictions, restrictions based upon the achievement of specific Performance Goals (Company-wide, divisional and/or individual) which may be based on one or more Performance

Measures, time-based restrictions on vesting and/or restrictions under applicable federal or state securities laws.

(ix)~~Minimum Vesting Requirement. Subject to the terms and conditions in this Plan, the Committee shall not grant Stock Options that are exercisable earlier than one (1) year from the Date of Grant (the “Minimum Vesting Requirement”); provided, however, the Committee shall have discretion to award not more than five percent (5%) of the Common Shares that may be granted pursuant to this Plan with vesting terms that do not satisfy this Minimum Vesting Requirement.~~

(b)Stock Appreciation Rights.

(i)Grants.  Subject to the terms and provisions of the Plan, SARs may be granted to Participants, in such number and upon such terms and conditions as the Committee determines, and may be granted alone or as Tandem SARs.  With respect to Tandem SARs, the exercise of either such Stock Options or SARs will result in the simultaneous cancellation of the same number of Tandem SARs or Stock Options, as the case may be.

(ii)Exercise Price.  The Exercise Price shall be equal to or, at the Committee’s discretion, greater than Fair Market Value on the date the SAR is granted, unless the SAR was granted through the assumption of, or in substitution for, outstanding awards previously granted to individuals who became employees of the Company as a result of a merger, consolidation, acquisition or other corporate transaction involving the Company, in which case the assumption or substitution shall be accomplished in a manner that permits the SAR to be exempt from Code Section 409A.

(iii)Term.  The term of a SAR shall be determined by the Committee in its sole discretion, but in no event shall the term exceed ten (10) years from the Date of Grant; provided that, each SAR granted in tandem with a Stock Option shall terminate upon the termination or exercise of the related Stock Option.

(iv)No Repricing.  Subject to the adjustment provisions of Section 8, without the approval of the Company’s shareholders, (A) the Exercise Price for any outstanding SAR may not be decreased after the Date of Grant, (B) no outstanding SAR may be surrendered to the Company as consideration for the grant of a new SAR with a lower Exercise Price, and (C) no other modifications to any outstanding SAR may be made that would be treated as a “repricing” under the then applicable rules, regulations or listing requirements adopted by the national securities exchange on which the Common Shares are listed. Neither the Board nor the Committee shall offer a cash buy-out of “underwater” Stock Options, and such buyouts of “underwater” Stock Options shall be prohibited.

(v)Form of Payment.  Vested SARs may be exercised in whole or in part, and the Committee may authorize payment of a SAR in the form of cash, Common Shares valued at its Fair Market Value on the date of the exercise or a combination thereof, or by any other method as the Committee may determine.

(vi)Tandem SARs.  Tandem SARs may be exercised for all or part of the Common Shares subject to the related Stock Option upon the surrender of the right to exercise the equivalent portion of the related Stock Option.  A Tandem SAR may be exercised only with respect to the Common Shares for which its related Stock Option is then exercisable.  Notwithstanding any other provision of the Plan to the contrary, with respect to a Tandem SAR granted in connection with an ISO: (A) the Tandem SAR will expire no later than the expiration of the underlying ISO; (B) the value of the payout with respect to the Tandem SAR may be for no more than 100% of the excess of the Fair Market Value of the Common Shares subject to the underlying ISO at the time the  Tandem SAR is exercised over the Exercise Price of the underlying ISO; and (C) the Tandem SAR may be exercised only when the Fair Market Value of the Common Shares subject to the ISO exceeds the Exercise Price of the ISO.

(vii)No Dividends or Shareholder Rights.  No dividends or dividend equivalents may be paid on SARs.  Except as otherwise provided herein, a Participant shall have no rights as a holder of Common Shares covered by a SAR unless and until such Common Shares have been registered to the Participant as the owner.

(viii)Other Restrictions.  SARs may be granted subject to such terms and conditions as the Committee determines, including, without limitation: forfeiture conditions, transfer restrictions, restrictions based upon the achievement of specific Performance Goals (Company-wide, divisional and/or individual) which may be based on one or more Performance Measures, time-based restrictions on vesting and/or restrictions under applicable federal or state securities laws.

(ix)~~Minimum Vesting Requirement. Subject to the terms and conditions in this Plan, the Committee shall not grant SARs that do not satisfy the Minimum Vesting Requirement; provided, however, the Committee shall have discretion to award not more than five percent (5%) of the Common Shares that may be granted pursuant to this Plan with vesting terms that do not satisfy this Minimum Vesting Requirement.~~

(c)Restricted Shares and Restricted Share Units.

(i)Grants.  Subject to the terms and provisions of the Plan, Restricted Shares and Restricted Share Units may be granted to Participants in such number and upon such terms and conditions as the Committee determines.  Restricted Shares will be registered in the name of the Participant and deposited with the Company or its agent in certificated or book-entry form.

(ii)Restrictions.  Restricted Shares or Restricted Share Units may be granted at no cost or at a purchase price determined by the Committee, which may be less than the Fair Market Value, but subject to such terms and conditions as the Committee determines, including, without limitation: forfeiture conditions, transfer restrictions, restrictions based upon the achievement of specific Performance Goals (Company-wide, divisional and/or individual) which may be based on one or more Performance Measures, time-based restrictions on vesting and/or restrictions under applicable federal or state securities laws.  Subject to the other terms and conditions in Sections 6, 9 and 10, for Awards to employees, no Restricted Shares or Restricted Share Units conditioned upon the achievement of performance shall be based on a Restriction Period of less than one year, and, except as may be determined by the Committee, any Restriction Period based solely on continued employment or service (time-based) shall be for a minimum of three years, subject to (A) pro rata or graded vesting prior to the expiration of such time-based

Restriction Period, and (B) acceleration due to the Participant’s death or Disability or upon a Change in Control, in each case as specified in the applicable Award Agreement~~; provided that the Restriction Period applicable to the first vesting date of an Award subject to pro rata or graded vesting (as referenced in (A) above) may be for less than one year, provided the first vesting date is no earlier than the fiscal year-end date of the fiscal year during which the Award was granted~~.  To the extent the Restricted Shares or Restricted Share Units are intended to qualify for the Performance-Based Exception, except as may be determined by the Committee, the applicable restrictions shall be based on the achievement of Performance Goals over a Performance Period, as described in Section 6(d).

(iii)Transfer Restrictions.  During the Restriction Period, Restricted Shares and Restricted Share Units may not be sold, assigned, transferred or otherwise disposed of, or mortgaged, pledged or otherwise encumbered.  In order to enforce the limitations imposed upon the Restricted Shares, the Committee may (A) cause a legend or legends to be placed on any certificates evidencing such Restricted Shares, and/or (B) cause “stop transfer” instructions to be issued, as it deems necessary or appropriate.

(iv)Dividends and Voting Rights.  Unless otherwise determined by the Committee, during the Restriction Period, Participants who hold Restricted Shares shall have the right to receive dividends in cash or other property or other distribution or rights in respect of the Restricted Shares and shall have the right to vote the Restricted Shares as the record owners; provided that, any dividends or other property payable to a Participant during the Restriction Period shall be distributed to the Participant only if and when the restrictions imposed on the applicable Restricted Shares lapse.  Unless otherwise determined by the Committee, during the Restriction Period, Participants who hold Restricted Share Units shall be credited with dividend equivalents in respect of such Restricted Share Units; provided that, such dividend equivalents shall be distributed (without interest) to the Participant only if and when the restrictions imposed on the applicable Restricted Share Units lapse.  Participants shall have no other rights as a shareholder with respect to Restricted Share Units unless otherwise determined by the Committee.  Notwithstanding the forgoing, no Restricted Shares or Restricted Share Units intended to qualify for the Performance-Based Exception shall provide the Participant with dividend or shareholder rights; provided, however, that if dividend rights are provided, any dividends or other property otherwise payable to the Participant during the Restriction Period with respect to such Restricted Shares or Restricted Share Units shall accumulate and be payable only if and when the specific Performance Goals are attained.

(v)Payment of Restricted Share Units.  Restricted Share Units that become payable in accordance with their terms and conditions shall be settled in cash, Common Shares, Restricted Shares, or a combination thereof, as determined by the Committee.

(vi)Ownership.  Restricted Shares shall be registered in the name of the Participant on the books and records of the Company or its designee (or by one or more physical certificates if physical certificates are issued) subject to the applicable restrictions imposed by the Plan.  At the end of the Restriction Period that applies to Restricted Shares, the number of shares to which the Participant is entitled shall be delivered to the Participant free and clear of the restrictions, either in certificated or book-entry form.  No Common Shares shall be registered in the name of the Participant with respect to Restricted Share Units, and Participants shall have no ownership interest in the Common Shares to which the Restricted Share Units relate, unless and until payment is made in Common Shares.

(vii)Forfeiture.  If a Participant who holds Restricted Shares or Restricted Share Units fails to satisfy the restrictions, terms or conditions applicable to the Award, except as otherwise determined by the Committee, the Participant shall forfeit the Restricted Shares or Restricted Share Units.  The Committee may at any time waive such restrictions or accelerate the date or dates on which the restrictions will lapse upon a Change in Control or a Participant’s death or Disability; however, to the extent the Restricted Shares or Restricted Share Units are intended to qualify for the Performance-Based Exception, the provisions of Section 6(d)(iv) will apply.

(viii)~~Minimum Vesting Requirement. Subject to the terms and conditions in this Plan, the Committee shall not grant Restricted Shares or Restricted Share Units that become vested, unrestricted or payable, as the case may be, earlier than as permitted by the Minimum Vesting Requirement; provided, however, the Committee shall have discretion to award not more than five percent (5%) of the Common Shares that may be granted pursuant to this Plan with vesting terms that do not satisfy this Minimum Vesting Requirement.~~

(d)Performance-Based Exception.

(i)Grants.  Subject to the provisions of the Plan, Full-Value Awards granted in a manner that is intended to qualify for the Performance-Based Exception shall be conditioned upon the achievement of Performance Goals as the Committee shall determine, in its sole discretion.

(ii)Performance Goals.  Performance Goals shall be based on one or more Performance Measures, over a Performance Period, as to be determined by the Committee.  Performance Goals shall be objective (as that term is described in Treasury Regulations under Code Section 162(m)) and shall be established in writing by the Committee not later than 90 days after the beginning of the Performance Period (but in no event after 25% of the Performance Period has elapsed), and while the outcome as to the Performance Goal is substantially uncertain.

(iii)Performance Measures.  The Performance Measure(s) may be described in terms of objectives that are related to the individual Participant or objectives that are Company-wide or related to a subsidiary, division, department, region, function or business unit of the Company, and shall consist of one or more or any combination of the following criteria: cash flow, profit, revenue, stock price, market share, sales, net income, operating income, return ratios, earnings per share, earnings (which may include an add back for taxes, interest, and/or depreciation and amortization), operating earnings, profit margins, earnings per Common Share, favorable comparison to established budgets, return on shareholders’ equity, return on assets, attainment of strategic and operational initiatives, comparisons with various stock market indices, reduction in costs or a combination of such factors, personal performance measures, working capital, total assets, net assets, return on sales, return on invested capital, gross margin, costs, shareholders’ equity, shareholder return and/or productivity or productivity improvement. The Performance Goals based on these Performance Measures may be expressed in absolute terms or relative to the performance of other entities.

(iv)Treatment of Awards.  With respect to any Full-Value Award that is intended to qualify for the Performance-Based Exception: (A) the Committee shall interpret the Plan and this Section 6(d) in light of Code Section 162(m), (B) the Committee shall not amend the Full-Value Award in any way that would adversely affect the treatment of the Full-Value Award under Code Section 162(m), and (C) such Full-Value Award and any dividends or other property otherwise payable with respect to such Full-Value Award shall not vest or be paid until the Committee shall first have certified that the Performance Goals have been achieved.

(v)~~Minimum Vesting Requirement. Subject to the terms and conditions in this Plan, the Committee shall not grant Awards under this Section 6(d) or otherwise intended to qualify for the Performance-Based Exception that do not satisfy the Minimum Vesting Requirement; provided, however, the Committee shall have discretion to award not more than five percent (5%) of the Common Shares that may be granted pursuant to this Plan with vesting terms that do not satisfy this Minimum Vesting Requirement.~~

(e)Unrestricted Share Awards.

(i)Subject to the terms and provisions of the Plan, the Committee may grant awards of unrestricted Common Shares to Participants in such number and upon such terms and conditions as the Committee determines in recognition of outstanding achievements or contributions by such Participants or otherwise.  Unrestricted Common Shares issued on a bonus basis may be issued for no cash consideration.

(ii)~~Minimum Vesting Requirement. Subject to the terms and conditions in this Plan, the Committee shall not grant Awards under this Section 6(e) that do not satisfy the Minimum Vesting Requirement; provided, however, the Committee shall have discretion to award not more than five percent (5%) of the Common Shares that may be granted pursuant to this Plan with vesting terms that do not satisfy this Minimum Vesting Requirement.~~

(f)Restricted Share Grants to Non-Employee Directors.

(i)Automatic Grants. Each Non-Employee Director shall automatically be granted (i) Restricted Shares worth $175,000 of Common Shares, as valued on the Date of Grant, upon , or in connection with, commencement of service as a director of the Company, and (ii) Restricted Shares worth $125,000 of Common Shares, as valued on the Date of Grant, at each annual meeting of the Company’s stockholders ~~(provided such individual has served as a Non-Employee Director for at least six (6) months prior to such annual meeting)~~. All such Restricted Shares shall be subject to the terms and conditions of this Plan, including Section 6(c)(viii).

(ii)Vesting of Restricted Shares Granted to Non-Employee Directors. Subject to Section 6(c)(viii), each initial grant of Restricted Shares granted to a newly elected or appointed Non-Employee Director shall vest in three (3) successive equal annual installments over the Non-Employee Directors’ period of continued service as a director, with the first such installment to vest upon the Non-Employee Director’s completion of one (1) year of service as a Non-Employee Director measured from the Date of Grant. Subject to Section 6(c)(viii), each annual grant of Restricted Shares granted to continuing Non-Employee Directors shall vest upon the Non-

Employee Director’s completion of one (1) year of service as a Non-Employee Director measured from the Date of Grant.

7.Deferred Payment

Subject to the terms of the Plan, the Committee may determine that all or a portion of any Award to a Participant, whether it is to be paid in cash, Common Shares or a combination thereof, shall be deferred or may, in its sole discretion, approve deferral elections made by Participants.  Deferrals shall be for such periods and upon such terms as the Committee may determine in its sole discretion, which terms shall comply with Code Section 409A

8.Dilution and Other Adjustments

In the event of any merger, reorganization, consolidation, liquidation, recapitalization, reclassification, redesignation, stock dividend, other extraordinary distribution (whether in the form of cash, shares or otherwise), stock split, reverse stock split, spin off, combination, repurchase or exchange of shares or issuance of warrants or rights to purchase shares or other securities, or other change in corporate structure affecting the Common Shares, the Committee shall make such adjustments in the aggregate number and type of Common Shares which may be delivered and the individual award maximums as set forth in Section 5, the number and type of Common Shares subject to outstanding Awards and the Exercise Price or other price of Common Shares subject to outstanding Awards (provided the number of Common Shares subject to any Award shall always be a whole number), as may be and to the extent determined to be appropriate and equitable by the Committee, in its sole discretion, to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan.  Such adjustment shall be conclusive and binding for all purposes of the Plan.  The Committee shall determine whether and the extent to which any recapitalization, extraordinary distribution, reclassification, repurchase or exchange of shares or other event requires any such adjustment.  Any such adjustment of an ISO or SAR shall be made in compliance with Code Sections 422 and 424, and no such adjustment shall be made that would cause any Award which is or becomes subject to Code Section 409A to fail to comply with the requirements of Code Section 409A or is exempt from Code Section 409A to become subject to Code Section 409A.

9.Change in Control

Notwithstanding any other provision of the Plan to the contrary, immediately upon the occurrence of a Change in Control, the following provisions of this Section 9 shall apply except to the extent that (i) the applicable Award is assumed or an equivalent option or right substituted by the successor corporation or a parent or subsidiary of the successor corporation; or (ii) an Award Agreement provides for a different treatment (in which case the Award Agreement shall govern):

(a)all outstanding Stock Options and SARs vest and become fully exercisable; and

(b)all Full-Value Awards become fully vested and, with respect to Full-Value Awards granted in a manner intended to qualify for the Performance-Based Exception, all Performance Goals or other vesting criteria will be deemed achieved at target levels and all other terms and conditions met.

10.Termination

(a)Termination by Death, Disability, or Retirement.  If a Participant’s employment by the Company terminates by reason of death, Disability or Retirement, or in the case of an advisory relationship if such business relationship terminates by reason of death or Disability, any Award held by such Participant, unless otherwise determined by the Committee at grant or otherwise interpreted pursuant to Section 12(l) hereof, shall be fully vested and may thereafter be exercised by the Participant or by the Participant’s beneficiary or legal representative, for a period of one (1) year following termination of employment, in the case of death or Disability, and 90 days in the case of Retirement, or such longer period as the Committee may specify at or after grant in all cases other than ISOs, or until the expiration of the stated term of such Award, whichever period is shorter; provided that, for Full-Value Awards intended to qualify for the Performance-Based Exception, no vesting may occur or no distribution may be made in the case of Retirement prior to the attainment of the Performance Goals.

(b)Termination for Cause.  If a Participant’s employment or service terminates for Cause, (i) all Stock Options and SARs (or portions thereof) which have not been exercised, whether vested or not, and (ii) all unvested Full-Value Awards, shall immediately be forfeited upon termination, including such Awards that are subject to performance conditions (or unearned portions thereof).

(c)Other Terminations.  If a Participant’s employment or service terminates, voluntarily or involuntarily, for any reason other than death, Disability, Retirement or Cause, (i) any vested portion of Stock Options or SARs held by the Participant at the time of termination may be exercised for a period of three months (or such other period as the Committee may specify at or after the time of grant) from the termination date, or until the expiration of the original term of the Stock Option or SAR, whichever period is shorter, (ii) no unvested portion of any Stock Option or SAR shall become vested, including such Awards that are subject to performance conditions (or unearned portions thereof), and (iii) all unvested Full-Value Awards, including such Awards that are subject to performance conditions (or unearned portions thereof), shall immediately be forfeited upon termination.

(d)Limitation for ISOs.  No ISO may be exercised more than three months following termination of employment for any reason (including Retirement) other than death or Disability, nor more than one year following termination of employment for the reason of death or Disability (as defined in Code Section 422), or such Award will no longer qualify as an ISO and shall thereafter be, and receive the tax treatment applicable to, a NQSO.  For this purpose, a termination of employment is cessation of employment, under the rules applicable to ISOs, such that no employment relationship exists between the Participant and the Company.

(e)Transfers and Leaves of Absence.  The transfer of a Participant within the Company shall not be deemed a termination of employment except as required by Code Sections 422 and 409A, and other applicable laws.  The following leaves of absences are not deemed to be a termination of employment:

(i)if approved in writing by the Company, for military service, sickness or any other purpose approved by the Company, and the period of absence does not exceed 90 days;

(ii)if in excess of 90 days, if approved in writing by the Company, but only if the Participant’s right to reemployment is guaranteed by statute or contract and provided that the Participant returns to work within 30 days after the end of such absence; and

(iii)subject to the restrictions of Code Section 409A and to the extent that such discretion is permitted by law, if the Committee determines in its discretion that the absence is not a termination of employment.

11.Recoupment or Recovery Policy

Any Award shall be subject to forfeiture or repayment pursuant to the terms of any applicable compensation recoupment or recovery policy adopted by the Company, Committee or Board, as thereafter amended, including any policy adopted to comply with the rules of any national securities exchange on which the Common Shares are traded or the Securities and Exchange Commission.

12.Miscellaneous Provisions

(a)Rights as a Shareholder.  Except as otherwise provided herein, a Participant shall have no rights as a shareholder with respect to Awards hereunder, unless and until the Common Shares have been registered to the Participant as the owner.

(b)No Loans.   No loans from the Company to Participants shall be permitted in connection with the Plan.

(c)Assignment or Transfer.  Except as otherwise provided under the Plan, no Award or any rights or interests therein shall be transferable other than by will or the laws of descent and distribution.  The Committee may, in its discretion, provide that an Award (other than an ISO) is transferable without the payment of any consideration to a Participant’s family member, subject to such terms and conditions as the Committee may impose.  For this purpose, “family member” has the meaning given to such term in the General Instructions to the Form S-8 registration statement under the Securities Act.  All Awards shall be exercisable, during the Participant’s lifetime, only by the Participant or a person who is a permitted transferee pursuant to this Section 12(c).  Once awarded, the Common Shares (other than Restricted Shares) received by Participants may be freely transferred, assigned, pledged or otherwise subjected to lien, subject to the restrictions imposed by the Securities Act, Section 16 of the Exchange Act and the Company’s Insider Trading Policy, each as amended. Notwithstanding the foregoing, the Committee may, with respect to particular Awards, establish or modify the terms of the Award to allow the Award to be transferred at the request of a Participant to trusts established by a Participant or as to which a Participant is a grantor or to the spouse or lineal descendants of a Participant or otherwise for personal and tax planning purposes of a Participant. If the Committee allows such transfer, such Awards shall not be exercisable for a period of six months following the action of the Committee.

(d)Withholding Taxes.  The Company shall (upon the election by the Participant) deduct from all Awards paid in cash to a Participant any taxes required by law to be withheld with respect to such Awards.  Applicable withholding taxes arising with respect to Awards paid in Common Shares to a Participant shall (upon the election by the Participant) be satisfied by the Company retaining Common Shares having a Fair Market Value on the date the tax is to be determined that is: (i) equal to the amount of such statutory minimum applicable withholding tax (rounded, if necessary, to the next lowest whole number of Common Shares); or (ii) if the Participant requests in writing and the Company so agrees, such other amount in excess of the statutory minimum applicable withholding tax that will not cause adverse accounting consequences to the Company and is otherwise permitted under applicable withholding rules promulgated by the Internal Revenue Service or other applicable governmental entity; provided, however, that, subject to any restrictions or limitations that the Company deems appropriate and except as may be provided otherwise in an Award Agreement, a Participant shall retain the right to elect to satisfy such statutory minimum applicable withholding tax through cash or cash proceeds.

(e)No Rights to Awards.  Neither the Plan nor any action taken hereunder shall be construed as giving any person any right to be retained in the employ or service of the Company, and the Plan shall not interfere with or limit in any way the right of the Company to terminate any person’s employment or service at any time.  Except as set forth herein, no employee or other person shall have any claim or right to be granted an Award under the Plan.  By accepting an Award, the Participant acknowledges and agrees that (i) the Award will be exclusively governed by the Plan, including the right of the Company to amend or cancel the Plan at any time without the Company incurring liability to the Participant (except, to the extent the terms of the Award so provide, for Awards already granted under the Plan), (ii) the Participant is not entitled to future award grants under the Plan or any other plan, and (iii) the value of any Awards received shall be excluded from the calculation of termination or other severance payments or benefits.

(f)Beneficiary Designation.  To the extent allowed by the Committee, each Participant under the Plan may name any beneficiary or beneficiaries to whom any benefit under the Plan is to be paid in case of his or her death before he or she receives all of such benefit.  Unless the Committee determines otherwise, each such designation shall revoke all prior designations by the same Participant, shall be in a form prescribed by the Committee and shall be effective only when received in writing by the Company during the Participant’s lifetime.  In the absence of any such designation, benefits remaining unpaid at the Participant’s death shall be paid to the Participant’s estate.

(g)Fractional Shares.   Fractional Common Shares shall not be issued or transferred under an Award, but the Committee may direct that cash be paid in lieu of fractional shares or may round off fractional shares, in its discretion.

(h)Unfunded Plan.  The Plan shall be unfunded and any benefits under the Plan shall represent an unsecured promise to pay by the Company.  With respect to any payments not yet made to a Participant pursuant to an Award, nothing contained in the Plan or any Award Agreement shall give the Participant any rights that are greater than those of a general unsecured creditor of the Company.

(i)Severability.  If any provision of the Plan is deemed illegal or invalid, the illegality or invalidity shall not affect the remaining provisions of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

(j)Limitation of Liability.  Members of the Board and the Committee and officers and employees of the Company who are their designees acting under the Plan shall be fully protected in relying in good faith upon the advice of counsel and shall incur no liability except for gross or willful misconduct in the performance of their duties hereunder.

(k)Successors.  All obligations of the Company with respect to Awards granted under the Plan shall be binding on any successor to the Company, whether as a result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

(l)Code Section 409A Compliance.  Each Award granted under the Plan is intended to be either exempt from or in compliance with the requirements of Code Section 409A and any regulations or guidance that may be adopted thereunder, including any transition relief available under applicable guidance.  The Plan may be amended or interpreted by the Committee as it determines appropriate in accordance with Code Section 409A in order for the Plan and Awards to comply with Code Section 409A.  If a Participant is a “specified employee” as defined in Code Section 409A at the time of the Participant’s separation from service with the Company, then solely to the extent necessary to avoid the imposition of any additional tax under Code Section 409A, the commencement of any payments or benefits under an Award shall be deferred until the date that is six months following the Participant’s separation from service (or such other period as required to comply with Code Section 409A).  Notwithstanding the foregoing, the Company does not guarantee that Awards under the Plan will comply with Code Section 409A and the Committee is under no obligation to make any changes to Awards to cause such compliance.

13.Effective Date, Amendments, Governing Law and Plan Termination

(a)Effective Date.  The Effective Date of the Plan is the date on which the Company’s shareholders approve the Plan at a duly held shareholder meeting.

(b)Amendments.

(i)Amendment of the Plan.  The Committee or the Board may at any time terminate or amend the Plan in whole or in part, but no such action shall materially and adversely affect any rights or obligations with respect to any Awards granted prior to the date of such termination or amendment without the consent of the affected Participant, except to the extent that the Committee reasonably determines that such termination or amendment is necessary or appropriate to comply with applicable law or the rules and regulations of any stock exchange on which the Common Shares are traded or to preserve any intended favorable, or avoid any unintended unfavorable, tax effects for the Company, Plan or Participants.  Notwithstanding the foregoing, unless the Company’s shareholders shall have first approved the amendment, no amendment of the Plan shall be effective if the amendment would: (A) increase the maximum number of Common Shares that may be delivered under the Plan or to any one individual (except to the extent made pursuant to Section 8 hereof), (B) extend the maximum period during which Awards may be granted under the Plan, (C) add to the types of awards that can be made under the Plan, (D) modify the requirements as to eligibility for participation in the Plan, (E) permit a repricing or decrease the Exercise Price to less than the Fair Market Value on the Date of Grant of any Stock Option or SAR, except for adjustments made pursuant to Section 8, (F) materially increase benefits to Participants, or (G) otherwise require shareholder approval pursuant to the Plan or applicable law or the rules of the principal securities exchange on which Common Shares are traded.

(ii)Amendment of Awards.  The Committee may amend, prospectively or retroactively, the terms of an Award, provided that no such amendment is inconsistent with the terms of the Plan or would materially and adversely affect the rights of any Participant without his or her written consent.

(c)Governing Law.  To the extent not preempted by Federal law, the Plan and all Award Agreements are construed in accordance with and governed by the laws of the State of Delaware.  The Plan is not intended to be governed by the Employment Retirement Income Security Act of 1974, and shall be so construed and administered.

(d)Plan Termination.  No Awards shall be made under the Plan after the tenth anniversary of the Effective Date.

~~Adopted by the Board of Directors:  February 23, 2017~~

Submitted to Shareholders: May ~~24~~22, ~~2017~~ 2018

ANNEX C

ATRICURE, INC.
2018 EMPLOYEE STOCK PURCHASE PLAN

1.Purpose.  The purposes of the Plan are as follows:

(a)To assist employees of the Company and its Participating Subsidiaries (as defined below) with the opportunity to acquire stock ownership interest in the Company.  The Plan is intended to qualify as an “employee stock purchase plan” within the meaning of Section 423(b) of the Internal Revenue Code of 1986, as amended, and the Plan will be administered and interpreted in accordance with that intent;

(b)To help employees provide for their future security and to encourage them to remain in the employment of the Company; and

(c)To help align the interests of our employees with those of the Company’s shareholders.

2.Definitions.

“Board or Board of Directors” means the Board of Directors of the Company, as constituted from time to time.

“Change in Control” means the occurrence of any of the following events:

(i)Any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company’s then outstanding voting securities; or

(ii)The consummation of the sale or disposition by the Company of all or substantially all of the Company’s assets; or

(iii)The consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its Parent) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation.

“Code” means the U.S. Internal Revenue Code of 1986, as it may be amended from time to time.  Any reference to a section of the Code shall be deemed to include a reference to any regulations promulgated thereunder.

“Committee” means the committee appointed by the Board to administer the Plan.

“Common Stock” means the common stock of the Company, par value $0.001 per share.  “Common Stock” shall also include (i) the common stock  of the surviving corporation in any consolidation, merger or reincorporation effected exclusively to change the domicile of the Company and (ii) such other securities of the Company that may be substituted for Common Stock pursuant to Section 18 hereof.

“Company” means AtriCure, Inc., a Delaware corporation, or any successor corporation (including, without limitation, the surviving corporation in any consolidation, merger or reincorporation effected exclusively to change the domicile of the Company).

“Compensation” means all base straight time gross earnings and commissions, exclusive of payments for overtime, shift premium, incentive compensation, incentive payments, bonuses, fringe benefits, unused vacation, paid time-off and other compensation paid to an Eligible Employee by the Company or a Participating Subsidiary as compensation for services to the Company or Participating Subsidiary, before deduction for any salary deferral contributions made by the Eligible Employee to any tax-qualified or nonqualified deferred compensation plan.

“Designated Broker” means the financial services firm or other agent designated by the Company to maintain ESPP Share Accounts on behalf of Participants who have purchased shares of Common Stock under the Plan.

“Effective Date” means the date as of which this Plan is adopted by the Board, subject to the Plan obtaining shareholder approval in accordance with Section 0 hereof.

“Employee” means any person who renders services to the Company or a Participating Subsidiary as an employee pursuant to an employment relationship with such employer.  For purposes of the Plan, the employment relationship shall be treated as continuing intact while the individual is on military leave, sick leave or other leave of absence approved by the Company or a Participating Subsidiary that meets the requirements of Treasury Regulation Section 1.421-1(h)(2).  Where the period of leave exceeds three (3) months, or such other period of time specified in Treasury Regulation Section 1.421-1(h)(2), and the individual’s right to re-employment is not guaranteed by statute or contract, the employment relationship shall be deemed to have terminated on the first day immediately following such three-month period, or such other period specified in Treasury Regulation Section 1.421-1(h)(2).

“Eligible Employee” means an Employee of the Company:

(i)who does not, immediately after the option is granted, own stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company, a Parent or a Subsidiary (as determined under Section 423(b)(3) of the Code);

(ii)whose customary employment is for more than twenty (20) hours per week; and

(iii)whose customary employment is for more than five (5) months in any calendar year.

For purposes of clause (i), the rules of Section 424(d) of the Code with regard to the attribution of stock ownership shall apply in determining the stock ownership of an individual, and stock which an employee may purchase under outstanding options shall be treated as stock owned by the employee.

Notwithstanding the foregoing, the Committee may exclude from participation in the Plan any Employee who is a “highly compensated employee” of the Company or a Participating Subsidiary (within the meaning of Section 414(q) of the Code) or a sub-set of such highly compensated employees.

“Enrollment Form” means an agreement pursuant to which an Eligible Employee may elect to enroll in the Plan, to authorize a new level of payroll deductions, or to stop payroll deductions and withdraw from an Offering Period.

“ESPP Share Account” means an account into which Common Stock purchased with accumulated payroll deductions at the end of an Offering Period are held on behalf of a Participant.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Fair Market Value” means as of any date, the value of Common Stock determined as follows:

(i)If the Common Stock is listed on any established stock exchange or a national market system, its Fair Market Value shall be the closing sales price for a share of Common Stock as reported in The Wall Street Journal (or such other source as the Committee may deem reliable for such purposes) for such date, or if no sale occurred on such date, the closing sales price on the first trading date immediately prior to such date during which a sale occurred;

(ii)If the Common Stock is not traded on any established stock exchange or a national market system but is quoted on a quotation system, its Fair Market Value shall be the mean between the closing representative bid and asked prices for the Common Stock on such date, or if no sale occurred on such date, the first date immediately prior to such date on which sales prices or bid and asked prices, as applicable, are reported by such quotation system; or

(iii)In the absence of an established market for the Common Stock, the Fair Market Value thereof shall be determined in good faith by the Committee.

“Offering Date” means the first Trading Day of each Offering Period as designated by the Committee.

“Offering or Offering Period” means each period of approximately six (6) months commencing on any January 1 and July 1 and terminating on the last Trading Day on or before the next occurring June 30 or December 31, as applicable, except for the first Offering Period under the Plan, which shall commence on the Effective Date and end on December 31, 2018.  The duration and timing of Offering Periods may be changed pursuant to Section 4 of this Plan, but in no event may an Offering Period have a duration in excess of twenty-seven (27) months.

“Parent” means any corporation, other than the Company, in an unbroken chain of corporations ending with the Company if, at the time of the determination, each of the corporations other than the Company owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

“Participant” means an Eligible Employee who is actively participating in the Plan.

“Participating Subsidiaries” means the Subsidiaries that have been designated as eligible to participate in the Plan, and such other Subsidiaries that may be designated by the Committee from time to time in its sole discretion.  The Committee may designate, or terminate the designation of, a subsidiary as a Participating Subsidiary without the approval of the shareholders of the Company.

“Plan” means this AtriCure, Inc. 2018 Employee Stock Purchase Plan, as set forth herein, and as amended from time to time.

“Purchase Date” means the last Trading Day of each Offering Period.

“Purchase Price” means 85% of the Fair Market Value of a share of Common Stock on the Offering Date or on the Purchase Date, whichever is lower; provided, however that (i) if the Committee so designates, the Committee may set from time to time for future Offering Periods a higher percentage of Fair Market Value of a share of Common Stock or a higher dollar amount as the Purchase Price or instead provide that the Purchase Price will be calculated based only on a percentage of the Fair Market Value of a share of Common Stock on the Purchase Date that is equal to or more than 85%; (ii) the Purchase Price may be adjusted by the Committee pursuant to Section 18 hereof; and (iii) the Purchase Price shall in no event be less than the par value of a share of Common Stock.

“Securities Act” means the Securities Act of 1933, as amended.

“Subsidiary” means any corporation, domestic or foreign, of which not less than 50% of the combined voting power is held by the Company or a Subsidiary, whether or not such corporation exists now or is hereafter organized or acquired by the Company or a Subsidiary.  In all cases, the determination of whether an entity is a Subsidiary shall be made in accordance with Section 424(f) of the Code.

“Trading Day” means any day on which the national stock exchange upon which the Common Stock is listed is open for trading or, if the Common Stock is not listed on an established stock exchange or national market system, a business day, as determined by the Committee in good faith.

3.Administration.

3.1The Plan shall be administered by the Committee which shall have the authority to construe and interpret the Plan, prescribe, amend and rescind rules relating to the Plan’s administration and take any other actions necessary or desirable for the administration of the Plan.  The Committee may correct any defect or supply any omission or reconcile any inconsistency or ambiguity in the Plan.  The decisions of the Committee shall be final and binding on all persons.  All expenses of administering the Plan shall be paid by the Company.

3.2The Committee at its option may utilize the services of an agent to assist in the administration of the Plan including establishing and maintaining an individual securities account under the Plan for each Participant.  In its absolute discretion, the Board may at any time and from time to time exercise any and all rights and duties of the Committee under the Plan.

3.3All expenses and liabilities incurred by the Committee in connection with the administration of the Plan shall be borne by the Company.  The Committee may, with the approval of the Board, employ attorneys, consultants, accountants, appraisers, brokers or other persons.  The Committee, the Company and its officers and directors shall be entitled to rely upon the advice, opinions or valuations of any such persons.  All actions taken and all interpretations and determinations made by the Committee in good faith shall be final and binding upon all Participants, the Company and all other interested persons.  No member of the Board shall be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or the options, and all members of the Board shall be fully protected by the Company in respect to any such action, determination, or interpretation.

4.Eligibility.  Unless otherwise determined by the Committee in a manner that is consistent with Section 423 of the Code, any individual who is an Eligible Employee as of the first day of the enrollment period designated by the Committee for a particular Offering Period shall be eligible to participate in such Offering Period, subject to the requirements of Section 423 of the Code. Notwithstanding any provision of the Plan to the contrary, no Eligible Employee shall be granted an option under the Plan if such option would permit his or her rights to purchase stock under all employee stock purchase plans (described in Section 423 of the Code) of the Company and its Subsidiaries to accrue at a rate that exceeds $25,000 of the Fair Market Value of such stock (determined at the time the option is granted) for each calendar year in which such option is outstanding at any time.

5.Offering Periods.  The Plan shall be implemented by a series of consecutive Offering Periods, each of which shall be six (6) months in duration, with new Offering Periods commencing on or about January 1 and July 1 of each year (or such other times as determined by the Committee).  The Committee shall have the authority to change the duration, frequency, start and end dates of Offering Periods.

6.Participation.

6.1Enrollment; Payroll Deductions.  An Eligible Employee may elect to participate in the Plan by properly completing an Enrollment Form, which may be electronic, and submitting it to the Company, in accordance with the enrollment procedures established by the Committee.  Participation in the Plan is entirely voluntary.  By submitting an Enrollment Form, the Eligible Employee authorizes payroll deductions from his or her pay check in an amount equal to at least 1%, but not more than 10% of his or her Compensation on each pay day occurring during an Offering Period (or such other maximum percentage as the Committee may establish from time to time before an Offering Period begins).  Payroll deductions shall commence on the first payroll date following the Offering Date and end on the last payroll date on or before the Purchase Date.  The Company shall maintain records of all payroll deductions but shall have no obligation to pay interest on payroll deductions or to hold such amounts in a trust or in any segregated account.  Unless expressly permitted by the Committee, a Participant may not make any separate contributions or payments to the Plan.

6.2Election Changes.  During an Offering Period, a Participant may decrease or increase his or her rate of payroll deductions applicable to such Offering Period.  The Committee may limit the number of election changes made by a Participant in an Offering Period.  To make such a change, the Participant must submit a new Enrollment Form authorizing the new rate of payroll deductions at least five (5) business days before the Purchase Date.  Notwithstanding the foregoing, to the extent necessary to comply with Section 423(b)(8) of the Code, a Participant’s payroll deductions may be decreased to zero percent (0%) at any time during an Offering Period.

6.3Automatic Re-enrollment.  The deduction rate selected in the Enrollment Form shall remain in effect for subsequent Offering Periods unless the Participant (a) submits a new Enrollment Form authorizing a new level of payroll deductions in accordance with Section 6, (b) withdraws from the Plan in accordance with Section 10, or (c) terminates employment or otherwise becomes ineligible to participate in the Plan.

7.Grant of Option.  On each Offering Date, each Participant in the applicable Offering Period shall be granted an option to purchase, on the Purchase Date, a number of shares of Common Stock determined by dividing the Participant’s accumulated payroll deductions by the applicable Purchase Price; provided, however, that in no event shall any Participant purchase more than 2,500 shares of Common Stock during an Offering Period (subject to adjustment in accordance with Section 18 and the limitations set forth in Section 13 of the Plan).

8.Exercise of Option/Purchase of Shares.  A Participant’s option to purchase shares of Common Stock will be exercised automatically on the Purchase Date of each Offering Period.  The Participant’s accumulated payroll deductions will be used to purchase the maximum number of whole shares that can be purchased with the amounts in the Participant’s notional account.  No fractional shares may be purchased but notional fractional shares of Common Stock will be allocated to the Participant’s ESPP Share Account to be aggregated with other notional fractional shares of Common Stock on future Purchase Dates, subject to earlier withdrawal by the Participant in accordance with Section 10 or termination of employment in accordance with Section 11.

9.Transfer of Shares.  As soon as reasonably practicable after each Purchase Date, the Company will arrange for the delivery to each Participant of the shares of Common Stock purchased upon exercise of his or her option.  The Committee may permit or require that the shares be deposited directly into an ESPP Share Account established in the name of the Participant with a Designated Broker and may require that the shares of Common Stock be retained with such Designated Broker for a specified period of time.  Participants will not have any voting, dividend or other rights of a shareholder with respect to the shares of Common Stock subject to any option granted hereunder until such shares have been delivered pursuant to this Section 9.

10.Withdrawal.

10.1Withdrawal Procedure.  A Participant may withdraw from an Offering by submitting to the Company a revised Enrollment Form indicating his or her election to withdraw at least five (5) days before the Purchase Date.  The accumulated payroll deductions held on behalf of a Participant in his or her notional account (that have not been used to purchase shares of Common Stock) shall be paid to the Participant promptly following receipt of the Participant’s Enrollment Form indicating his or her election to withdraw and the Participant’s option shall be automatically terminated.  If a Participant withdraws from an Offering Period, no payroll deductions will be made during any succeeding Offering Period, unless the Participant re-enrolls in accordance with Section 6 of the Plan.

10.2Effect on Succeeding Offering Periods.  A Participant’s election to withdraw from an Offering Period will not have any effect upon his or her eligibility to participate in succeeding Offering Periods that commence following the completion of the Offering Period from which the Participant withdraws.

11.Termination of Employment; Change in Employment Status.  Upon termination of a Participant’s employment for any reason, including death, disability or retirement, or a change in the Participant’s employment status following which the Participant is no longer an Eligible Employee, which in either case occurs before the Purchase Date, the Participant will be deemed to have withdrawn from the Plan and the payroll deductions in the Participant’s notional account (that have not been used to purchase shares of Common Stock) shall be returned to the Participant, or in the case of the Participant’s death, to the person(s) entitled to such amounts under Section 17, and the Participant’s option shall be automatically terminated

12.Interest.  No interest shall accrue on or be payable with respect to the payroll deductions of a Participant in the Plan.

13.Shares Reserved for Plan.

13.1Number of Shares.  The maximum number of shares of Common Stock reserved as authorized for the grant of options under the Plan is 500,000 shares.  If any right granted under the Plan shall for any reason terminate without having been exercised, the Common Stock not purchased under such right shall again become available for issuance under the Plan.  In addition, any unused shares reserved under the AtriCure, Inc. 2008 Employee Stock Purchase Plan shall become available for issuance under this Plan and if any right granted under the AtriCure, Inc. 2008 Employee Stock Purchase Plan shall for any reason terminate without having been exercised, the Common Stock not purchased under such right shall become available for issuance under this Plan. The shares of Common Stock may be newly issued shares, treasury shares or shares acquired on the open market.

13.2Over-subscribed Offerings.  The number of shares of Common Stock which a Participant may purchase in an Offering under the Plan may be reduced if the Offering is over-subscribed.  No option granted under the Plan shall permit a Participant to purchase shares of Common Stock which, if added together with the total number of shares of Common Stock purchased by all other Participants in such Offering would exceed the total number of shares of Common Stock remaining available under the Plan.  If the Committee determines that, on a particular Purchase Date, the number of shares of Common Stock with respect to which options are to be exercised exceeds the number of shares of Common Stock then available under the Plan, the Company shall make a pro rata allocation of the shares of Common Stock remaining available for purchase in as uniform a manner as practicable and as the Committee determines to be equitable.

14.Transferability.  No payroll deductions credited to a Participant, nor any rights with respect to the exercise of an option or any rights to receive Common Stock hereunder may be assigned, transferred, pledged or otherwise disposed of in any way (other than by will, the laws of descent and distribution, or as provided in Section 17 hereof) by the Participant.  Any attempt to assign, transfer, pledge or otherwise dispose of such rights or amounts shall be without effect.

15.Application of Funds.  All payroll deductions received or held by the Company under the Plan may be used by the Company for any corporate purpose to the extent permitted by applicable law, and the Company shall not be required to segregate such payroll deductions or contributions.

16.Statements.  Participants will be provided with statements at least annually which shall set forth the contributions made by the Participant to the Plan, the Purchase Price of any shares of Common Stock purchased with accumulated funds, the number of shares of Common Stock purchased, and any payroll deduction amounts remaining in the Participant’s notional account.

17.Designation of Beneficiary.

17.1A Participant may file, on forms supplied by the Committee, a written designation of beneficiary who is to receive any shares of Common Stock and cash in respect of any fractional shares of Common Stock, if any, from the Participant’s ESPP Share Account under the Plan in the event of such Participant’s death.  In addition, a Participant may file a written designation of beneficiary who is to receive any cash withheld through payroll deductions and credited to the Participant’s notional account in the event of the Participant’s death prior to the Purchase Date of an Offering Period.

17.2Such designation of a beneficiary may be changed by the Participant at any time by written notice to the Company.  In the event of the death of a Participant and in the absence of a beneficiary validly designated under the Plan who is living at the time of such Participant’s death, the Company shall deliver such shares and/or cash to the executor or administrator of the estate of the Participant, or if no such executor or administrator has been appointed (to the knowledge of the Company), the Company, in its discretion, may deliver such shares and/or cash to the spouse or to any one or more dependents or relatives of the Participant, or if no spouse, dependent or relative is known to the Company, then to such other person as the Company may designate.

18.Adjustments Upon Changes in Capitalization; Dissolution or Liquidation; Change in Control.

18.1Changes in Capitalization.  Subject to any required action by the shareholders of the Company, the number of shares of Common Stock which have been authorized for issuance under the Plan but not yet placed under option, the maximum number of shares each Participant may purchase during each Offering Period (pursuant to Section 7 hereof), as well as the price per share and the number of shares of Common Stock covered by each option under the Plan which has not yet been exercised shall be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Common Stock, or any other increase or decrease in the number of shares of Common Stock effected without receipt of consideration by the Company; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration.” Such adjustment shall be made by the Committee, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Common Stock subject to an option.

18.2Dissolution or Liquidation.  In the event of the proposed dissolution or liquidation of the Company, the Offering Period then in progress shall be shortened by setting a new Exercise Date (the “New Exercise Date”), and shall terminate immediately prior to the consummation of such proposed dissolution or liquidation, unless provided otherwise by the

Committee.  The New Exercise Date shall be before the effective date of the Company’s proposed dissolution or liquidation.  The Committee shall notify each Participant in writing, at least ten (10) business days prior to the New Exercise Date, that the Exercise Date for the Participant’s option has been changed to the New Exercise Date and that the Participant’s option shall be exercised automatically on the New Exercise Date, unless prior to such date the Participant has withdrawn from the Offering Period as provided in Section 10 hereof.

18.3Merger or Change in Control.  In the event of a merger or Change in Control, the Offering Period with respect to each outstanding option will be shortened by setting a New Exercise Date and will end on the New Exercise Date.  The New Exercise Date will occur before the date of the Company’s proposed merger or Change in Control.  The Committee will notify each Participant in writing, at least ten (10) business days prior to the New Exercise Date, that the Exercise Date for the Participant’s option has been changed to the New Exercise Date and that the Participant’s option will be exercised automatically on the New Exercise Date, unless prior to such date the Participant has withdrawn from the Offering Period as provided in Section 10 hereof.

19.General Provisions.

19.1Equal Rights and Privileges.  Notwithstanding any provision of the Plan to the contrary and in accordance with Section 423 of the Code, all Eligible Employees who are granted options under the Plan shall have the same rights and privileges.

19.2No Right to Continued Service.  Neither the Plan nor any compensation paid hereunder will confer on any Participant the right to continue as an Employee or in any other capacity.

19.3Rights as Shareholder.  A Participant will become a shareholder with respect to the shares of Common Stock that are purchased pursuant to options granted under the Plan when the shares are transferred to the Participant’s ESPP Share Account.  A Participant will have no rights as a shareholder with respect to shares of Common Stock for which an election to participate in an Offering Period has been made until such Participant becomes a shareholder as provided above.

19.4Successors and Assigns.  The Plan shall be binding on the Company and its successors and assigns.

19.5Entire Plan.  This Plan constitutes the entire plan with respect to the subject matter hereof and supersedes all prior plans with respect to the subject matter hereof.

19.6Compliance with Law.  The obligations of the Company with respect to payments under the Plan are subject to compliance with all applicable laws and regulations.  Common Stock shall not be issued with respect to an option granted under the Plan unless the exercise of such option and the issuance and delivery of the shares of Common Stock pursuant thereto shall comply with all applicable provisions of law, including, without limitation, the

Securities Act, the Exchange Act, and the requirements of any stock exchange upon which the shares of Common Stock may then be listed.

19.7Notice of Disqualifying Dispositions.  Each Participant shall give the Company prompt written notice of any disposition or other transfer of shares of Common Stock acquired pursuant to the exercise of an option acquired under the Plan, if such disposition or transfer is made within two years after the Offering Date or within one year after the Purchase Date.

19.8Term of Plan.  The Plan shall become effective on the Effective Date and, unless terminated earlier pursuant to Section 19.9, shall have a term of ten (10) years.

19.9Amendment or Termination.  The Committee may, in its sole discretion, amend, suspend or terminate the Plan at any time and for any reason.  If the Plan is terminated, the Committee may elect to terminate all outstanding Offering Periods either immediately or once shares of Common Stock have been purchased on the next Purchase Date (which may, in the discretion of the Committee, be accelerated) or permit Offering Periods to expire in accordance with their terms (and subject to any adjustment in accordance with Section 18).  If any Offering Period is terminated before its scheduled expiration, all amounts that have not been used to purchase shares of Common Stock will be returned to Participants (without interest, except as otherwise required by law) as soon as administratively practicable.

19.10Applicable Law.  The laws of the State of Delaware shall govern all questions concerning the construction, validity and interpretation of the Plan, without regard to such state’s conflict of law rules.

19.11Shareholder Approval.  The Plan shall be subject to approval by the shareholders of the Company within twelve (12) months before or after the date the Plan is adopted by the Board.

19.12Section 423.  The Plan is intended to qualify as an “employee stock purchase plan” under Section 423 of the Code.  Any provision of the Plan that is inconsistent with Section 423 of the Code shall be reformed to comply with Section 423 of the Code.

19.13Withholding.  To the extent required by applicable Federal, state or local law, a Participant must make arrangements satisfactory to the Company for the payment of any withholding or similar tax obligations that arise in connection with the Plan.

19.14Severability.  If any provision of the Plan shall for any reason be held to be invalid or unenforceable, such invalidity or unenforceability shall not affect any other provision hereof, and the Plan shall be construed as if such invalid or unenforceable provision were omitted.

19.15Headings.  The headings of sections herein are included solely for convenience and shall not affect the meaning of any of the provisions of the Plan.

ANNUAL MEETING OF STOCKHOLDERS OF

ATRICURE, INC.

May 22, 2018

IMPORTANT NOTICE REGARDING INTERNET AVAILABILITY OF PROXY MATERIALS

FOR THE ANNUAL MEETING TO BE HELD ON MAY 22, 2018:

You are receiving this communication because you hold shares in the above company, and the materials you should review before you cast your vote are now available. The proxy statement and annual report to security holders are available at: http://ir.atricure.com/phoenix.zhtml?c=189981&p=proxy

Please sign, date and mail your proxy card in the envelope provided as soon as possible.

↓ Please detach along perforated line and mail in the envelope provided.↓

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF ALL DIRECTORS, “FOR” PROPOSAL 2, “FOR” PROPOSAL 3, “FOR” PROPOSAL 4 AND “FOR” PROPOSAL 5. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE. ☒

			FOR	AGAINST	ABSTAIN
1. Authority to elect as Directors the following eight (8) nominees.	2.	Proposal to ratify the appointment of Deloitte & Touche LLP as independent registered public accounting firm of the Company for the year ending December 31, 2018.	☐	☐	☐
	3.	Advisory vote on the compensation of our named executive officers as disclosed in the proxy statement for the 2018 Annual Meeting.	☐	☐	☐
	4.	Proposal to amend the AtriCure, Inc. 2014 Stock Incentive Plan to increase the number of authorized shares by 850,000 and amend the provisions of non-employee director equity grants.	☐	☐	☐
	5.	Proposal to approve the AtriCure, Inc. 2018 Employee Stock Purchase Plan.	☐	☐	☐

☐ ☐ ☐	FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL EXCEPT (See instructions below)	O MICHAEL H. CARREL O MARK A. COLLAR O SCOTT W. DRAKE O REGINA E. GROVES O B. KRISTINE JOHNSON O MARK R. LANNING O SVEN A. WEHRWEIN O ROBERT S. WHITE

THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED AS FOLLOWS: (1) FOR THE ELECTION OF THE NOMINATED DIRECTORS; (2) FOR THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2018; (3)  FOR THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THE PROXY STATEMENT FOR THE 2018 ANNUAL MEETING; (4) FOR THE APPROVAL OF THE AMENDMENT TO THE ATRICURE, INC. 2014 STOCK INCENTIVE PLAN; (5) FOR THE APPROVAL OF THE ATRICURE, INC. 2018 EMPLOYEE STOCK PURCHASE PLAN; AND (6) IN THE DISCRETION OF THE PROXY HOLDERS ON SUCH OTHER MATTERS AS MAY COME BEFORE THE MEETING.

PLEASE SIGN, DATE AND PROMPTLY RETURN THIS PROXY IN THE ENCLOSED RETURN ENVELOPE, WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES.

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here:
I PLAN TO ATTEND THE MEETING ☐

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:

Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

ATRICURE, INC.

2018 ANNUAL MEETING OF STOCKHOLDERS

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder of AtriCure, Inc., a Delaware corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated April 10, 2018, and hereby appoints Michael H. Carrel and M. Andrew Wade, or either of them, as proxy and attorney-in-fact, with full power of substitution, on behalf and in the name of the undersigned to represent the undersigned at the 2018 Annual Meeting of Stockholders of AtriCure, Inc. to be held on May 22, 2018 at 9:00 a.m. (EDT) at AtriCure’s offices located at 7555 Innovation Way, Mason, Ohio 45040, and at any postponement or adjournment thereof, and to vote all shares of common stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the reverse side and in their discretion with respect to such other business as may properly come before such Annual Meeting or at any postponement or adjournment thereof in accordance with and as described in the Notice and Proxy Statement for the Annual Meeting.

THIS PROXY WILL BE VOTED AS RECOMMENDED BY THE BOARD OF DIRECTORS UNLESS A CONTRARY CHOICE IS SPECIFIED.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

(Continued and to be signed on the reverse side)